                                                Filed Pursuant to Rule 424(B)(3)
                                                Registration No. 333-65025

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 15, 1998

                             FREDERICA BANK & TRUST
                              1709 FREDERICA ROAD
                        ST. SIMONS ISLAND, GEORGIA 31522
                                 (912) 638-2265

                               ----------------

                                   PROSPECTUS
                                       OF
                            PREMIER BANCSHARES, INC.
                               2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                             ATLANTA, GEORGIA 30326
                                 (404) 814-3090
                                      FOR
                    1,094,717 SHARES OF PREMIER COMMON STOCK

                               ----------------

  This Prospectus of Premier Bancshares, Inc., a bank holding company organized and existing under the laws of the State of Georgia ("Premier"), relates to the shares of its common stock, par value $1.00 per share ("Premier Common Stock"), which are issuable to the shareholders of Frederica Bank & Trust ("Frederica") upon consummation of the proposed merger (the "Merger") described herein, pursuant to which PMB Acquisition Corp. ("PMB"), an interim corporation and wholly-owned subsidiary of Premier, will merge with and into Frederica pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of July 9, 1998, as amended by First Amendment dated September 28, 1998, by and between Premier, PMB and Frederica (the "Agreement"). A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

  On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) PMB will merge with and into Frederica pursuant to the terms of the Agreement, and (ii) each outstanding share of the $5.00 par value common stock of Frederica ("Frederica Common Stock") (except for shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 2.10 shares of Premier Common Stock. Frederica will be the surviving bank of the Merger (the "Surviving Bank"), and the separate existence of PMB will cease.

  This Prospectus also constitutes a Proxy Statement of Frederica and is being furnished to the shareholders of Frederica in connection with the solicitation of proxies by the Frederica Board of Directors. The proxies solicited by the Frederica Board of Directors will be used at the Special Meeting of shareholders of Frederica (the "Frederica Meeting") to be held on December 15, 1998, including any adjournment thereof, to consider and vote on the Agreement and the Merger and to transact such other business as may properly come before the Frederica Meeting or any adjournments thereof. This Proxy Statement/Prospectus and the accompanying proxy ballots are first being mailed to shareholders of Frederica on or about November 12, 1998.

  SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF PREMIER COMMON STOCK OFFERED HEREBY.

  THE  SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR  OTHER
     OBLIGATIONS  OF A DEPOSITORY INSTITUTION  AND ARE NOT INSURED BY  THE
        FEDERAL   DEPOSIT   INSURANCE    CORPORATION   OR   ANY   OTHER
           GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED   UPON   THE   ACCURACY   OR   ADEQUACY   OF  THIS   PROXY
        STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY  IS A
          CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is November 10, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
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
AVAILABLE INFORMATION......................................................   1
INCORPORATION BY REFERENCE.................................................   2
SUMMARY....................................................................   3
  The Parties..............................................................   3
  Special Meeting of Frederica Shareholders................................   4
  The Merger; Exchange Ratio...............................................   4
  Dissenters' Rights.......................................................   4
  Reasons for the Merger...................................................   5
  Fairness Opinion.........................................................   5
  Effective Date...........................................................   5
  Exchange of Stock Certificates...........................................   5
  Regulatory Approvals and Other Conditions................................   6
  Waiver, Amendment, and Termination of the Agreement......................   6
  Directors and Executive Officers Following the Merger....................   6
  Interests of Certain Persons in the Merger...............................   6
  Material Federal Income Tax Consequences of the Merger...................   7
  Accounting Treatment.....................................................   7
  Certain Differences in Rights of Shareholders............................   7
  Comparative Market Prices of Common Stock................................   7
  Comparative Per Share Data...............................................   8
  Risk Factors.............................................................   9
RISK FACTORS...............................................................  10
  Reliance on Residential Mortgage Originations to Produce Fee Income......  10
  Status of Premier as a Bank Holding Company..............................  10
  Growth...................................................................  10
  Competition..............................................................  11
  Developments in Technology...............................................  11
  Dependence on Senior Management..........................................  11
  Impact of Year 2000......................................................  11
  Interest Rate Risk.......................................................  11
  General Economic Risks...................................................  12
FORWARD-LOOKING STATEMENTS.................................................  12
THE FREDERICA MEETING......................................................  13
  General..................................................................  13
  Record Date; Vote Required...............................................  13
THE MERGER.................................................................  14
  General..................................................................  14
  Treatment of Frederica Options...........................................  14
  Background of and Reasons for the Merger.................................  14
  Fairness Opinion.........................................................  16
  Effective Date of the Merger.............................................  20
  Distribution of Stock Certificates After the Merger......................  20
  Conditions to Consummation of the Merger.................................  21
  Regulatory Approvals.....................................................  21
  Rights of Dissenting Shareholders........................................  22
  Waiver, Amendment, and Termination of the Agreement......................  24
  Conduct of Business Pending the Merger...................................  25
  Directors and Executive Officers Following the Merger....................  26
  Employment Agreements....................................................  26

                                       i
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
  Interests of Certain Persons in the Merger..............................  27
  Material Federal Income Tax Consequences of the Merger..................  27
  Accounting Treatment....................................................  29
  Expenses and Fees.......................................................  29
  Resales of Premier Common Stock.........................................  29
  Description of Premier Common Stock.....................................  30
  Certain Differences in Rights of Shareholders...........................  30
COMPARATIVE MARKET PRICES AND DIVIDENDS...................................  35
  Premier Market Prices...................................................  35
  Frederica Market Prices.................................................  35
  Recent Prices...........................................................  35
  Dividends...............................................................  36
  Shareholders of Record..................................................  36
BUSINESS OF PREMIER.......................................................  37
  General.................................................................  37
  Recent Developments.....................................................  37
SELECTED HISTORICAL FINANCIAL DATA OF PREMIER.............................  38
BUSINESS OF FREDERICA.....................................................  39
  Markets.................................................................  39
  Deposits................................................................  39
  Loans...................................................................  39
  Lending Policy..........................................................  39
  Employees...............................................................  39
  Competition.............................................................  39
  Properties..............................................................  40
  Legal Proceedings.......................................................  40
SELECTED HISTORICAL FINANCIAL DATA OF FREDERICA...........................  41
FREDERICA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  54
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK................  60
FREDERICA SECURITY OWNERSHIP..............................................  61
CERTAIN REGULATORY CONSIDERATIONS.........................................  62
  General.................................................................  62
  Payment of Dividends....................................................  63
  Capital Adequacy........................................................  64
  Support of Subsidiary Institutions......................................  65
  Prompt Corrective Action................................................  65
  FDIC Insurance Assessments..............................................  66
  Safety and Soundness Standards..........................................  68
  Community Reinvestment Act..............................................  68
EXPERTS...................................................................  69
OPINIONS..................................................................  69
INDEMNIFICATION OF OFFICERS AND DIRECTORS.................................  69
FREDERICA FINANCIAL STATEMENTS............................................ F-1
APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN PREMIER
 BANCSHARES, INC., PMB ACQUISITION CORP. AND FREDERICA BANK & TRUST, AS
 AMENDED.................................................................. A-1
APPENDIX B: DISSENTERS' RIGHTS PROVISIONS OF THE FINANCIAL INSTITUTIONS
 CODE OF GEORGIA AND THE GEORGIA BUSINESS CORPORATIONS CODE............... B-1
APPENDIX C: OPINION OF BROWN, BURKE CAPITAL PARTNERS, INC................. C-1

                             AVAILABLE INFORMATION

  Premier is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be read and/or copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding Premier. The address of such Web site is http://www.sec.gov.

  This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Premier (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Premier and Frederica and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the address set forth above. Premier Common Stock is traded on the American Stock Exchange, Inc. Reports, proxy statements, and other information concerning Premier may be inspected at the office of the American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006-1881.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PREMIER OR FREDERICA. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PREMIER OR FREDERICA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  All information included in this Proxy Statement/Prospectus with respect to Premier was supplied by Premier, and all information included herein with respect to Frederica was supplied by Frederica.

                          INCORPORATION BY REFERENCE

  The documents listed below are hereby incorporated by reference into this Proxy Statement/Prospectus, and all documents subsequently filed by Premier pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing such documents:

    (i) Premier's Annual Report on Form 10-K for the year ending December 31, 1997;

    (ii) Premier's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (iii) Premier's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

    (iv) Premier's Current Reports on Form 8-K filed February 20, 1998; Form 8-K/A filed March 5, 1998; Form 8-K filed June 9, 1998; Form 8-K filed July 2, 1998; Form 8-K filed July 8, 1998; Form 8-K/A filed September 14, 1998; Form 8-K filed September 30, 1998; Form 8-K filed September 30, 1998; and Form 8-K filed October 16, 1998; and

    (v) The description of Premier's Common Stock, par value $1.00 per share, contained in Premier's Registration Statement on Form S-4 (Registration No. 333-24537) filed with the SEC on April 30, 1998.

  All documents filed by Premier pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Frederica Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS INFORMATION, FINANCIAL INFORMATION AND DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. PREMIER WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS (INCLUDING EXHIBITS), AS WELL AS ANY OTHER DOCUMENTS REQUIRED BY THE SEC TO BE DELIVERED. PLEASE DIRECT SUCH REQUESTS, AS WELL AS ANY REQUESTS FOR ADDITIONAL INFORMATION ABOUT PREMIER TO BARBARA J. BURTT, SECRETARY, PREMIER BANCSHARES, INC., 2180 ATLANTA PLAZA, 950 EAST PACES FERRY ROAD, ATLANTA, GEORGIA 30326, TELEPHONE NUMBER (404) 814-3090. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 30, 1998.

                                    SUMMARY

  The following is a summary of certain information relating to the Frederica Meeting, the Merger, and the shares of Premier Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the term "Premier" refers to that entity and, where the context requires, to its subsidiaries.

THE PARTIES

  Premier. Premier is a bank holding company headquartered in Atlanta, Georgia, with seven subsidiaries, as follows: Premier Bank ("Premier Bank"), Premier Lending Corporation ("Premier Lending"), The Central and Southern Bank of Georgia ("Central and Southern Bank"), The Bank of Gwinnett County ("Gwinnett County Bank"), The Bank of Spalding County ("Spalding County Bank"), First Community Bank of Henry County ("Henry County Bank"), and PMB Acquisition Corp. ("PMB"). PMB is an interim corporate subsidiary of Premier which was formed exclusively to facilitate the Merger described in this Proxy Statement/Prospectus. At September 30, 1998, Premier had total consolidated assets of approximately $1.3 billion, total consolidated deposits of approximately $1.0 billion and total consolidated shareholders' equity of approximately $200 million. Through its subsidiaries, Premier offers a broad range of banking and banking-related services.

  On December 12, 1997, Premier merged with Citizens Gwinnett Bankshares, Inc. ("Citizens Gwinnett") and issued 2,066,834 shares of its common stock in exchange for all the issued and outstanding shares of Citizens Gwinnett common stock and employee and director stock options. On June 9, 1998, Premier acquired Lanier Bank & Trust Company ("Lanier") pursuant to the merger of Lanier with and into Premier Bank and issued approximately 1,700,000 shares of Premier Common Stock in exchange for all of the issued and outstanding shares of Lanier common stock. On July 1, 1998, Premier merged with Button Gwinnett Financial Corporation ("Button Gwinnett"), whose primary subsidiary was Gwinnett County Bank and issued approximately 6,000,000 shares of Premier Common Stock in exchange for all of the issued and outstanding shares of Button Gwinnett common stock. On July 2, 1998, Premier merged with The Bank Holding Company ("BHC") whose primary subsidiaries were Spalding County Bank and Henry County Bank and issued approximately 2,100,000 shares of Premier Common Stock and 40,770 shares of Premier preferred stock in exchange for all of the issued and outstanding shares of BHC common stock and BHC preferred stock, respectively.

  Premier was incorporated in 1988 under the laws of the State of Georgia and is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Georgia Department") under the Federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the Georgia Bank Holding Company Act (the "Georgia BHC Act"). Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

  Additional information with respect to Premier and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Incorporation by Reference," and "Business of Premier."

  Frederica. Frederica is a Georgia chartered commercial bank headquartered on St. Simons Island, Georgia. Its sole location is on St. Simons Island, Georgia, and its customers are residents primarily of St. Simons Island and Sea Island, Georgia. Frederica provides a broad range of banking services, with trust services offered through a correspondent bank. At June 30, 1998, Frederica had total assets of approximately $72 million, total deposits of approximately $64 million and total shareholders' equity of approximately $7.1 million.

  Frederica was incorporated in 1988 under the laws of the State of Georgia. Frederica's principal executive offices are located at 1709 Frederica Road, St. Simons Island, Georgia 31522, and its telephone number at that address is (912) 638-2265.

SPECIAL MEETING OF FREDERICA SHAREHOLDERS

  The Frederica Meeting will be held at 4:30 p.m., local time, on December 15, 1998, at the main office of Frederica, 1709 Frederica Road, St. Simons Island, Georgia 31522, for the purpose of considering and voting on approval of the Agreement and the Merger and transacting such other business as may properly come before the meeting or any adjournments thereof. See "The Frederica Meeting."

  Only holders of record of Frederica Common Stock at the close of business on October 23, 1998 (the "Frederica Record Date"), will be entitled to vote at the Frederica Meeting. Approval of the Agreement and the Merger requires the affirmative vote of at least two-thirds of the shares of Frederica Common Stock outstanding and entitled to vote at the Frederica Meeting. As of the Frederica Record Date, there were 489,069 shares of Frederica Common Stock outstanding and entitled to be voted at the Frederica Meeting.

  The directors and executive officers of Frederica and their affiliates beneficially owned, as of the Frederica Record Date, 170,153 shares (or approximately 34.8% of the outstanding shares) of Frederica Common Stock. Each member of the Board of Directors of Frederica has agreed to vote those shares owned by such member in favor of the Agreement and the Merger.

  As of the Frederica Record Date, the directors and executive officers of Premier and their affiliates owned 47,220 shares (or approximately 9.7% of the outstanding shares) of Frederica Common Stock. As of that date, neither Frederica nor Premier held any shares of Frederica Common Stock in a fiduciary capacity for others. See "The Frederica Meeting."

THE MERGER; EXCHANGE RATIO

  The Agreement provides for the acquisition of Frederica by Premier pursuant to the merger of PMB with and into Frederica. Frederica will be the Surviving Bank of the Merger. On the Effective Date of the Merger, each share of Frederica Common Stock issued and outstanding (excluding any shares held by shareholders who perfect their dissenters' rights of appraisal) will be converted into 2.10 shares of Premier Common Stock (the "Exchange Ratio"). Premier will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by the market value of one share of Premier Common Stock on the American Stock Exchange, Inc. on the last trading day preceding the Effective Date of the Merger. See "The Merger-- General."

DISSENTERS' RIGHTS

  Holders of Frederica Common Stock who dissent from the Merger are entitled to the rights and remedies of dissenting shareholders set forth in the applicable provisions of the Financial Institutions Code of Georgia (the "Financial Institutions Code") and the Georgia Business Corporation Code (the "Georgia Code"), subject to compliance with the procedures set forth therein. A dissenting shareholder is entitled to receive cash in an amount equal to the "fair value" of such holder's shares. A copy of Section 7-1-537 of the Financial Institutions Code and a copy of Article 13 of the Georgia Code is set forth in Appendix B to this Proxy Statement/Prospectus and a summary thereof is included under "The Merger--Rights of Dissenting Shareholders." To perfect dissenters' rights, a shareholder must comply with the Financial Institutions Code and Article 13 of the Georgia Code, which require, among other things, that a shareholder give Frederica notice of such holder's intent to dissent from approval of the Agreement and the Merger prior to the vote of the shareholders at the Frederica Meeting and that such shareholder not vote his or her shares in favor of the Agreement or the Merger. ANY

SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE AGREEMENT AND THE MERGER AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS. See "The Merger--Rights of Dissenting Shareholders."

REASONS FOR THE MERGER

  Frederica's Board of Directors has approved the Agreement and the Merger and has determined that the Merger is fair to, and in the best interests of, Frederica and its shareholders. ACCORDINGLY, FREDERICA'S BOARD OF DIRECTORS RECOMMENDS THAT FREDERICA'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER. EACH MEMBER OF THE BOARD OF DIRECTORS OF FREDERICA HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF FREDERICA COMMON STOCK IN FAVOR OF THE AGREEMENT AND THE MERGER. In approving the Merger, Frederica's Board of Directors considered Premier's financial condition; various alternatives to the Merger, including the merits of other acquisition proposals; the consideration to be received by Frederica shareholders; the anticipated synergies and enhanced resources and lending capabilities that would result from the Merger; the competitive and regulatory environments for financial institutions and commercial lending businesses generally; the income tax aspects of the Merger as a tax-free exchange; the ability of holders of Frederica Common Stock to exchange their Frederica Common Stock for Premier Common Stock in connection with the Merger and thereafter have the ability to trade such securities on the American Stock Exchange, Inc.; and the likelihood that the Merger would be approved by applicable regulatory authorities. See "The Merger--Background of and Reasons for the Merger."

FAIRNESS OPINION

  Brown, Burke Capital Partners, Inc. ("BBCP") has rendered an opinion to Frederica that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Frederica. BBCP's opinion is attached as Appendix C to this Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "The Merger--Fairness Opinion."

EFFECTIVE DATE

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in the Articles of Merger (the "Articles of Merger") filed by Frederica with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Articles of Merger. Unless otherwise agreed upon by Premier and Frederica, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger; or
(ii) the date on which the Agreement and the Merger are approved by the requisite vote of Frederica shareholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "The Merger-- Effective Date of the Merger," "The Merger--Conditions to Consummation of the Merger," and "The Merger--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

  Promptly after the Effective Date, Premier shall cause SunTrust Bank, Atlanta, acting in its capacity as exchange agent for Premier (the "Exchange Agent") to mail to the former shareholders of Frederica a letter of transmittal, together with instructions, for the exchange of such shareholders' certificates representing shares of Frederica Common Stock for certificates representing shares of Premier Common Stock. Former shareholders of Frederica will not be entitled to receive dividends or other distributions on their shares of Premier Common Stock until Premier has received their certificates of Frederica Common Stock. Frederica shareholders should not send in their stock certificates until they receive the form letter of transmittal and instructions from the Exchange Agent. See "The Merger--Distribution of Stock Certificates After the Merger."

REGULATORY APPROVALS AND OTHER CONDITIONS

  The Merger is subject to approval by the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department. Applications for the requisite approvals have been filed with these agencies, all of which have issued their approval, subject to certain conditions contained therein. See "The Merger--Regulatory Approvals."

  Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the Frederica shareholders, receipt of an opinion of counsel for Premier as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "The Merger--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Frederica and Premier, or by action of the Board of Directors of either party under certain circumstances, including if the Merger is not consummated by March 31, 1999, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. In addition, Frederica may unilaterally terminate the Agreement if both of the following conditions are satisfied: (i) if the average closing price of the Premier Common Stock for the ten trading day period preceding the Effective Date is less than $18.00 per share; and (ii) the decrease in value of the Premier Common Stock exceeds by more than 10% the decrease in value of a weighted group of bank and thrift holding companies identified in the Agreement. If for any reason the Merger is not consummated, Premier will continue to operate as a bank holding company under its present management and Frederica will continue to operate as a Georgia chartered commercial bank under its present management. See "The Merger--Waiver, Amendment, and Termination of the Agreement."

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  The Agreement provides that Frederica will be the Surviving Bank of the Merger. The directors and officers of Frederica in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the directors and officers of the Surviving Bank from and after the Effective Date in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. In addition, as of the Effective Date, Premier may elect additional directors to the board of directors of the Surviving Bank and the board of directors may elect additional officers. See "The Merger--Directors and Executive Officers Following the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers and directors of Frederica have interests in the Merger in addition to their respective interests as Frederica shareholders generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Premier employee benefits, and treatment of outstanding options to acquire Frederica Common Stock. See "The Merger--Interests of Certain Persons in the Merger."

  On the Effective Date of the Merger, Premier, the Surviving Bank and G. Rodney Lueth will enter into an Employment Agreement whereby Mr. Lueth will serve as President of the Surviving Bank. See "The Merger--Employment Agreements."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Consummation of the Merger is conditioned on the receipt of an opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the exchange in the Merger of Frederica Common Stock for Premier Common Stock will not give rise to gain or loss to shareholders of Frederica except for the recognition of gain as required by Section 302 of the Code with respect to cash received by Frederica shareholders in lieu of fractional shares of Premier Common Stock as a result of the Merger; (iii) neither Premier, PMB, nor Frederica will recognize income, gain or loss as a consequence of the Merger; (iv) the aggregate tax basis of Premier Common Stock received by Frederica shareholders pursuant to the Merger will be the same as the tax basis of the shares of Frederica Common Stock exchanged therefor, decreased by any portion of such tax basis allocated to fractional shares of Premier Common Stock that are treated as redeemed by Premier; and (v) the Frederica shareholders will have the same holding period in the shares of Premier Common Stock received pursuant to the Merger as the holding period of the shares of Frederica Common Stock exchanged therefor provided that the Frederica Common Stock is held as capital assets by such shareholders on the date of the consummation of the Merger. See "The Merger--Material Federal Income Tax Consequences of the Merger."

  DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Frederica will be carried forward at their previously recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Frederica Common Stock must be exchanged for Premier Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date. See "The Merger--Accounting Treatment."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  On the Effective Date, Frederica shareholders, whose rights are governed by the Financial Institutions Code and by Frederica's Articles of Incorporation and Bylaws, will automatically become shareholders of Premier, and their rights as Premier shareholders will be determined by the Georgia Code and by Premier's Articles of Incorporation and Bylaws. Upon consummation of the Merger, the rights as Premier shareholders will differ from the rights as Frederica shareholders in certain respects. See "The Merger--Certain Differences in Rights of Shareholders" and "The Merger--Description of Premier Common Stock."

COMPARATIVE MARKET PRICES OF COMMON STOCK

  Premier Common Stock is currently traded on the American Stock Exchange, Inc. under the symbol "PMB." Prior to January 10, 1997, Premier Common Stock was traded on the NASDAQ SmallCap Market. The Frederica Common Stock is not traded on an established market. The following table sets forth the last sale price of Premier Common Stock on July 8, 1998, the date of the last sale reported by the American Stock

Exchange, Inc. prior to July 9, 1998 (the date of public announcement of the proposed Merger) and the sale price of Frederica Common Stock on April 20, 1998, the date of the last known sale of Frederica Common Stock prior to July 9, 1998. It also provides the last sale price of Premier Common Stock on November 9, 1998, the date of the last sale reported by the American Stock Exchange, Inc. three days prior to the mailing of this Proxy Statement/Prospectus, and the sale price of the Frederica Common Stock on October 23, 1998, the date of the most recent known sale of Frederica Common Stock prior to the mailing of this Proxy Statement/Prospectus.

      PREMIER COMMON STOCK                            FREDERICA COMMON STOCK
   --------------------------                       --------------------------
   $27.75 at July 8, 1998                           $32.00 at April 20, 1998
   (prior to announcement)                          (prior to announcement)
   $22.68 at November 9, 1998                       $41.00 at October 23, 1998

COMPARATIVE PER SHARE DATA

  The following tables present selected historical, pro forma combined, and equivalent per share data as of and for the six-month period ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995 assuming (i) the acquisition of Frederica by Premier; and (ii) Premier on a pro forma basis as if the Merger had been effective. The information is based on the historical financial statements of Premier, Frederica, BHC, Lanier and Button Gwinnett. The data also retroactively reflect the effect of Premier's (i) 1.8055-for-1 stock split on March 6, 1997; (ii) three-for-two stock split on January 23, 1998; and (iii) Premier and Frederica pro forma combined information gives effect to the Merger on a pooling-of-interests accounting basis and assumes the Exchange Ratio of 2.10 shares of Premier Common Stock for each share of Frederica Common Stock. See "The Merger--Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the mergers been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

  The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Premier and Frederica, including the respective notes thereto. See "Selected Historical Financial Data of Premier" and "Selected Historical Financial Data of Frederica."

                                            SIX MONTHS ENDED     YEAR ENDED
                                                JUNE 30,        DECEMBER 31,
                                            ---------------- ------------------
PREMIER AND FREDERICA                             1998        1997  1996  1995
---------------------                       ---------------- ------ ----- -----
INCOME PER SHARE
  Premier historical(4)....................      $ 0.47      $ 0.74 $0.53 $0.44
  Frederica historical.....................        0.90        1.38  1.21  1.09
  Premier and Frederica pro forma
   combined(1).............................        0.48        0.74  0.54  0.46
  Frederica pro forma Merger
   equivalent(2)...........................        1.00        1.56  1.13  0.96
DIVIDENDS DECLARED PER COMMON SHARE
  Premier historical(4)....................      $ 0.17      $ 0.15 $0.18 $0.06
  Frederica historical.....................         --          --    --    --
  Premier and Frederica pro forma
   combined(1).............................        0.16        0.15  0.17  0.06
  Frederica pro forma Merger
   equivalent(3)...........................        0.34        0.31  0.37  0.13
BOOK VALUE PER COMMON SHARE (PERIOD END)
  Premier historical(4)....................      $ 5.08      $ 4.57
  Frederica historical.....................       14.67       13.79
  Premier and Frederica pro forma
   combined(1).............................        5.19        4.68
  Frederica pro forma Merger
   equivalent(2)...........................       10.90        9.83

--------
(1) Represents the combined results of Premier and Frederica as if the Merger was consummated on January 1, 1995 and was accounted for as a pooling-of-interests transaction.
(2) Represents pro forma combined information multiplied by the Exchange Ratio.
(3) Represents historical dividends declared per share by Premier multiplied by the Exchange Ratio.
(4) Represents Premier historical adjusted for the mergers with BHC, Lanier and Button Gwinnett and for the 1998 and 1997 stock splits.

RISK FACTORS

  Shareholders of Frederica should carefully consider the matters set forth under "Risk Factors" contained on page 10 herein.

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the following factors should be considered carefully by shareholders of Frederica in evaluating the Merger.

RELIANCE ON RESIDENTIAL MORTGAGE ORIGINATIONS TO PRODUCE FEE INCOME

  The market for residential mortgages is highly volatile and an increase in interest rates could have a material adverse effect on both non-interest income and interest income and in the growth of Premier's residential mortgage operations. In addition, a substantial portion of Premier's other income has been derived from gains on the sale of mortgage loans and mortgage production fees consisting of proceeds from the sale of servicing rights, loan origination fees and discount points. Due to the cyclical nature of residential mortgage originations, there can be no assurance that Premier will be able to sustain recent levels of gains on the sale of mortgage loans and mortgage production fees.

STATUS OF PREMIER AS A BANK HOLDING COMPANY

  Premier is a legal entity separate and distinct from its subsidiaries, although the principal source of Premier's cash revenues consists of dividends from its subsidiaries. The right of Premier to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that Premier may itself be a creditor with a recognized claim. Regulations limit the amount of dividends that may be paid by Premier's banking subsidiaries without prior regulatory approval.

  Premier's subsidiaries are also subject to restrictions under federal law which limit the transfer of funds by any of its banking subsidiaries to Premier and Premier Lending, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any of the banking subsidiaries to Premier or any affiliate of such banking subsidiary are limited to 10% of such banking subsidiary's capital and surplus and, with respect to Premier and all such nonbanking subsidiaries, to an aggregate of 20% of such banking subsidiary's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts.

GROWTH

  Premier has grown and may seek to continue to grow by acquiring other financial institutions and branches. However, the market for acquisitions is highly competitive. Moreover, any acquisitions will be subject to regulatory approval and there can be no assurance that Premier will obtain such approvals. Premier may not be as successful in the future as it has been in the past in identifying acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches. Furthermore, Premier's ability to grow through acquisitions will depend on its maintaining sufficient regulatory capital levels and on economic conditions.

  Premier has acquired a bank and two bank holding companies in 1998. It is anticipated that each such transaction will be accounted for as a pooling of interests. If such transactions are not accounted for as a pooling of interests, Premier's financial results for 1998 will be materially adversely affected.

  There is no assurance that Premier will not encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, such rapid growth may adversely affect Premier's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. There can be no assurance that Premier will successfully integrate or achieve the anticipated benefits of its growth or expanded operations, and there is no assurance that rapid growth in its loan portfolio will not result in an increase in Premier's loan loss experience.

COMPETITION

  Premier's subsidiaries face substantial competition for loans and deposits as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and non-financial companies which may offer products functionally equivalent to those offered by Premier's subsidiaries. Many competing providers have greater financial resources than Premier and offer services within and outside the market areas served by Premier's subsidiaries.

DEVELOPMENTS IN TECHNOLOGY

  The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards and so-called "smart" cards. The ability of Premier to compete successfully in its markets may depend on the extent to which it is able to exploit such technological changes. However, there can be no assurance that the development of these or any other new technologies, or Premier's success or failure in anticipating or responding to such developments, will materially affect Premier's business, financial condition and operating results.

DEPENDENCE ON SENIOR MANAGEMENT

  The success of Premier has been largely dependent on the skills, experience and efforts of its senior management. The loss of the services of Mr. Pittard, or other members of senior management of Premier, could have a material adverse effect on Premier's business and prospects. Premier believes that its future success will also depend upon its ability to attract, retain and motivate qualified personnel. There can be no assurance that Premier will be successful in attracting and retaining such personnel.

IMPACT OF YEAR 2000

  With respect to its internal systems, Premier is taking steps to prepare both its information technology systems and its other equipment and machinery for the Year 2000 date change. Premier expects to substantially complete these efforts at the end of calendar year 1998, with testing to continue through 1999. Although Premier does not believe that it will incur any material costs or experience material disruptions in its business associated with preparing its internal systems for the Year 2000, there can be no assurances that Premier will not experience unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems. Premier is currently unable to estimate the most reasonably likely worst-case effects of the Year 2000 and does not currently have a contingency plan in place for any such unanticipated negative effects. Premier intends to analyze the worst-case scenarios and the need for such contingency planning once the measures described above have been completed and testing of Premier's systems for Year 2000 compliance has begun.

  Premier is currently unable to estimate whether it is exposed to significant risk of being adversely affected by Year 2000 noncompliance by third parties. During the third quarter of 1998, Premier intends to begin contacting third parties with which it has material relationships, including its outsourced data processing providers and material customers, to attempt to determine their preparedness with respect to Year 2000 issues and to analyze the risks to Premier in the event any such third parties experience significant business interruptions as result of Year 2000 noncompliance. Premier expects to complete this review and analysis and to determine the need for contingency planning in this regard by March 31, 1999. There can be no assurances that Premier will not experience unanticipated negative consequences and/or material costs if third parties with which it has material relationships use software or hardware that are not Year 2000 compliant.

INTEREST RATE RISK

  The loans made by the banking subsidiaries generally have fixed or variable interest rates based on a spread above the prime rate as published in The Wall Street Journal. Although Premier intends to manage its interest rate risk through asset and liability management, as the interest rate environment fluctuates, Premier may be adversely affected by changes in its cost of funds.

GENERAL ECONOMIC RISKS

  Premier's business is directly related to consumer spending on housing, which is affected by employment rates, prevailing interest rates and other domestic economic conditions. The risks associated with Premier's business become more significant in an economic slowdown or recession. During periods of economic slowdown or recession, Premier may experience a decreased demand for its financial products and services and an increase in rates of delinquencies and the frequency and severity of losses. Any sustained period of economic slowdown or recession could have a material adverse effect on Premier's results of operations or financial condition.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains certain forward-looking statements including or related to, among other things, Premier's business and growth strategies.

  These and other statements which are not historical facts are based largely on current expectations and assumptions of management and are subject to a number of risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in "Risk Factors" above. Assumptions related to forward-looking statements include that Premier will continue to price and market its banking products competitively; that competitive conditions within its market area will not change materially or adversely; that the demand for Premier's banking products will remain strong; that Premier will retain key management personnel; and that there will be no material adverse change in Premier's operations or business.

  Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Premier. Although Premier believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking information will be realized. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause Premier to alter its business strategy and capital expenditure plans which may in turn affect Premier's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Premier or any other person that the strategy, objectives or other plans of Premier will be achieved. The forward-looking statements contained herein speak only as of the date hereof, and Premier undertakes no obligation to publicly update or revise any of these forward-looking statements.

                             THE FREDERICA MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to the holders of Frederica Common Stock in connection with the solicitation by the Frederica Board of Directors of proxies for use at the Frederica Meeting, at which Frederica shareholders will be asked to vote upon a proposal to approve the Agreement and the Merger. The Frederica Meeting will be held at 4:30 p.m., local time, on December 15, 1998, at the main office of Frederica, located at 1709 Frederica Road, St. Simons Island, Georgia 31522.

  Frederica shareholders are requested to promptly sign, date, and return the accompanying proxy ballot to Frederica in the enclosed postage-paid, addressed envelope. Any Frederica shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Frederica a signed proxy bearing a later date, provided that such notice or proxy is actually received by Frederica prior to the taking of the shareholder vote, or by electing to vote in person at the Frederica Meeting. Any notice of revocation should be sent to Frederica Bank & Trust, 1709 Frederica Road, St. Simons Island, Georgia 31522, Attention: Bank President. The shares represented by properly executed proxies received at or prior to the Frederica Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND THE MERGER, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE FREDERICA MEETING. As of the date of this Proxy Statement/Prospectus, Frederica is unaware of any other matter to be presented at the Frederica Meeting.

  Solicitation of proxies will be made by mail and also may be made by telephone or in person by the directors, officers, and employees of Frederica, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Frederica will bear the costs of solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

  Frederica shareholders should not forward any stock certificates with their proxy ballots. See "The Merger--Distribution of Stock Certificates After the Merger."

RECORD DATE; VOTE REQUIRED

  Frederica's Board of Directors has established the close of business on October 23, 1998 as the Record Date for determining the shareholders entitled to notice of and to vote at the Frederica Meeting. Only record holders of Frederica Common Stock as of the Record Date will be entitled to vote at the Frederica Meeting. Approval of the Agreement and the Merger requires the affirmative vote of two-thirds of the shares of the Frederica Common Stock entitled to vote at the Frederica Meeting. Therefore, an abstention or failure to return a properly executed proxy ballot will have the same effect as a vote against the Agreement and the Merger. As of the Record Date, there were approximately 350 holders of 489,069 shares of Frederica Common Stock outstanding and entitled to vote at the Frederica Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of Frederica Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the Frederica Meeting. However, the affirmative vote of the holders of two-thirds of the Frederica Common Stock is required to approve the Agreement and the Merger. For these purposes, shares of Frederica Common Stock that are present, or represented by proxy, at the Frederica Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement and the Merger. Under Georgia law, abstentions will be counted for quorum purposes but will have the effect of a vote against the Agreement and the Merger.

  The directors and executive officers of Frederica and their affiliates beneficially owned, as of the Record Date, 170,153 shares (or approximately 34.8% of the outstanding shares) of Frederica Common Stock.

  As of the Record Date, the directors and executive officers of Premier and their affiliates beneficially owned 47,220 shares (or approximately 9.7% of the outstanding shares) of Frederica Common Stock. As of the Record Date, neither Frederica nor Premier held any shares of Frederica Common Stock in a fiduciary capacity for others.

                                  THE MERGER

  The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

  Upon consummation of the Merger, PMB will merge with and into Frederica, Frederica will survive the Merger and the separate existence of PMB will cease. From and after the Effective Date of the Merger, Frederica will be operated as a wholly-owned banking subsidiary of Premier. At the Effective Date, each share of Frederica Common Stock (excluding any shares held by Frederica shareholders who perfect their dissenters' rights of appraisal) issued and outstanding will be converted into 2.10 shares of Premier Common Stock. Each share of Premier Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of Premier Common Stock will be issued in connection with the Merger. Premier will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by the market value of one share of Premier Common Stock on the American Stock Exchange, Inc. on the last trading day preceding the Effective Date.

TREATMENT OF FREDERICA OPTIONS

  The Agreement provides that all rights with respect to Frederica Common Stock pursuant to stock options granted by Frederica under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Premier Common Stock, and Premier will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Premier Common Stock, with the exercise price and the number of shares of Premier Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. Premier may, at its election, substitute, as of the Effective Date, stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan, as amended (the "Premier 1997 Stock Option Plan") for all or a part of the stock options granted by Frederica, subject to certain conditions contained in the Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

 Background of the Merger.

  In October of 1997, the Chairman/CEO of Premier contacted the President/CEO of Frederica regarding a possible business combination between Premier and Frederica. The general terms of such combination were set out in a preliminary proposal submitted by Premier to Frederica on October 30, 1997, after the parties had entered into a confidentiality agreement. These preliminary discussions and negotiations did not result in an agreement between the parties at that time with respect to a business combination.

  During the first quarter of 1998, a large financial institution in the Southeast contacted Frederica to explore the possibility of a combination between Frederica and said financial institution. Discussions continued, and a verbal offer was made with respect to an exchange ratio and value to be received by Frederica in a proposed business combination.

  During March of 1998, the President/CEO and certain directors of Frederica had discussions with Brown, Burke Capital Partners, Inc. ("BBCP") regarding the valuation of Frederica in a merger transaction.

  On April 1, 1998, Frederica engaged BBCP to serve as its financial advisor in connection with the possible merger of Frederica into another financial institution and to render advice concerning financial aspects of a potential merger with one of several different banking companies. Thereafter, BBCP contacted various financial institutions, including Premier and the other financial institution that had previously made an offer to Frederica, concerning their interest in a merger with Frederica, received confidentiality agreements from such institutions as necessary, and provided them with confidential information regarding Frederica and its operations, as well as procedures for submitting an offer to acquire Frederica.

  At a meeting of the Board of Directors of Premier held on April 23, 1998, a lengthy discussion between Premier's management and its directors and a review of an analysis prepared by BBCP pertaining to a combination of Premier and Frederica resulted in a letter dated April 29, 1998, from Premier's Chairman/CEO to Frederica's President/CEO confirming Premier's interest in acquiring Frederica and outlining the general terms of such acquisition.

  Based on BBCP's solicitation of these various financial institutions, the two highest bidders, one of which was Premier, were selected to conduct due diligence and to submit final offers. This due diligence was conducted in June of 1998, and, after various negotiations and discussions, resulted in final bids, including a verbal offer from Premier which was authorized by the Executive Committee of its Board of Directors.

  On June 25, 1998, representatives of BBCP met with the Board of Directors and management of Frederica to present the final acquisition proposals. At that meeting, representatives of BBCP reviewed BBCP's analysis of the two final offers made to Frederica and issued BBCP's oral opinion that the offer from Premier was fair to the shareholders of Frederica from a financial point of view. Following the presentations and subsequent discussions, the Frederica Board authorized its President/CEO to execute a merger agreement with Premier, subject to negotiation of certain additional points. Following the June 25, 1998 meeting of the Board, Frederica and Premier continued to negotiate certain aspects of a merger agreement. At a meeting of the Board of Directors of Premier held on June 30, 1998, and after a lengthy discussion between Premier's management and its Directors, Premier's Chairman/CEO was authorized to negotiate, with advice of counsel, a definitive merger agreement between Premier and Frederica. The Agreement was executed on July 9, 1998.

  Frederica's Reasons for the Merger. The Frederica Board of Directors has approved the Agreement and has determined that the Merger is in the best interests of Frederica and its shareholders. The terms of the Agreement were the result of arms'-length negotiations between representatives of Frederica and representatives of Premier. Without assigning any relative or specific weights to the factors, the Board of Directors of Frederica considered the following material factors:

    (a) the information presented to the directors by Frederica's management concerning (i) the business, operations, earnings and financial condition, including capital levels and asset quality, of Premier, and compliance with regulatory capital requirements on a historical and prospective basis, and
  (ii) the results of a due diligence review of Premier by Frederica representatives;

    (b) the alternatives to the Merger, including the merits of other potential acquisition proposals;

    (c) the enhancement of shareholder value as a result of the value of the consideration to be received by Frederica's shareholders relative to Frederica's book value and earnings per share of common stock;

    (d) the anticipated synergies and operating efficiencies, increased access to capital, increased utilization of capital for lending, and the increased managerial resources and enhanced service capabilities that would result from the Merger;

    (e) the competitive and regulatory environment for financial institutions and commercial lending businesses generally;

    (f) the income tax aspects of the Merger as a tax-free exchange of Frederica Common Stock for Premier Common Stock;

    (g) the likelihood that the Merger will be approved by applicable regulatory authorities; and

    (h) the ability of Frederica's shareholders to exchange their Frederica Common Stock for Premier Common Stock in connection with the Merger and thereafter have the ability to trade such securities on the American Stock Exchange, Inc.

  Each member of the Board of Directors of Frederica has agreed to vote such member's shares of Frederica Common Stock in favor of the Agreement and the Merger.

  FREDERICA'S BOARD OF DIRECTORS RECOMMENDS THAT THE FREDERICA SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER.

  Premier's Reasons for the Merger. The Premier Board of Directors has approved the Agreement and the Merger and has determined that the Merger is in the best interests of Premier and its shareholders. In approving the Agreement and the Merger, the Premier Board of Directors considered a number of factors. Without assigning any relative or specific weights to the factors, the Premier Board of Directors considered the following material factors:

    (a) Frederica's business, operations, earnings, and financial condition, including capital levels and asset quality, on an historical, prospective, and pro forma basis and in comparison to other financial institutions serving Glynn County, Georgia;

    (b) the demographic, economic, and financial characteristics of Glynn County in which Frederica operates, on an historical and prospective basis;

    (c) a variety of factors affecting and relating to the overall strategic focus of Premier, including a desire to expand the banking operations of Premier into Glynn County, Georgia;

    (d) the financial terms and income tax consequences of the proposed Merger; and

    (e) the management philosophy of Frederica and its compatibility with that of Premier.

FAIRNESS OPINION

 General.

  Frederica has retained BBCP to act as its financial advisor in connection with the Merger. BBCP is an investment banking firm which specializes in financial institutions in the southeastern United States. As part of its investment banking activities, BBCP is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions. Representatives of BBCP participated in a meeting of the Frederica Board of Directors held on June 25, 1998. At that meeting, subject to satisfactory completion of Premier's draft Agreement to purchase Frederica, BBCP rendered its oral opinion to the effect that, as of such date, the terms of the Agreement, including the right to convert each share of Frederica Common Stock into a number of shares of Premier Common Stock based upon an exchange ratio of 1.7544 was fair to the shareholders and optionholders of Frederica from a financial point of view. As of June 25, 1998, such transaction would have provided Frederica shareholders a per share value of $50.00 or a total transaction value of $25.3 million. Subsequent to the June 25, 1998 meeting, the market prices of regional bank stocks were adversely affected by broad market declines. From June 25 to September 24, 1998, the average regional bank stock as measured by the S&P Regional Bank index fell 11%. The market price of Premier Common Stock declined by approximately 25% during this same period. As a result, the Agreement was amended on September 28, 1998 to provide a fixed exchange ratio of 2.10 shares of Premier Common Stock for each share of Frederica Common Stock outstanding. BBCP has rendered its oral opinion to the effect that, as of October 23, 1998, the amended Agreement providing for conversion of each share of Frederica Common Stock into the right to receive a number of shares of Premier Common Stock based upon an Exchange Ratio of 2.10 and the additional terms provided by the Agreement (the "Per Share Purchase Price and Terms") were fair to the shareholders and optionholders of Frederica from a financial point of view. As of October 23, 1998, 1998, such transaction would have provided Frederica shareholders a per share value of $43.05 or a total transaction value of $21.7 million. BBCP has also rendered a written opinion to the Frederica Board of Directors that, on the date of this Proxy

Statement/Prospectus, based on the information set forth therein, the Per Share Purchase Price and Terms were fair, from a financial point of view, to the Frederica shareholders.

  The full text of BBCP's written opinion is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. Frederica shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BBCP in connection therewith.

  BBCP's opinion is directed to the Frederica Board only and is directed only to the Per Share Purchase Price and Terms and does not constitute a recommendation to any Frederica shareholder regarding how such shareholder should vote at the Frederica Meeting.

  In arriving at its written opinion, BBCP, among other things; (i) analyzed certain audited and unaudited financial statements and other information of Frederica and Premier; (ii) reviewed and discussed with appropriate management personnel of Frederica and Premier the past and current business activities and financial results and the business and financial outlook of Frederica and Premier; (iii) reviewed the historical price and trading activity of the common stock of Premier; (iv) compared certain financial and stock market data relating to Premier with similar data of other publicly held banking institutions considered to be potential alternative affiliation candidates to Premier for Frederica; (v) performed an analysis comparing the pro forma consequences of the Merger to Frederica shareholders with respect to earnings per share, book value per share and dividends per share represented by the Premier Common Stock they will receive in the Merger to those same measures represented by the Frederica Common Stock they currently hold; (vi) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions; (vii) reviewed the Agreement and certain related documents; (viii) considered the financial implications of certain other strategic alternatives available to Frederica; and (ix) performed such other analyses as BBCP deemed appropriate.

  In conducting its analysis and arriving at its opinion, BBCP assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. BBCP also relied upon the management of Frederica with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. Frederica instructed BBCP that, for the purposes of its opinion, BBCP should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of Frederica. BBCP also assumed, with Frederica's consent, that the aggregate allowances for loan losses for each of Frederica and Premier are adequate to cover such losses. BBCP is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. BBCP did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either Frederica or Premier or any of their subsidiaries. BBCP did not, and was not asked to, express any opinion about what the value of Premier Common Stock actually will be when issued to the holders of Frederica Common Stock pursuant to the Merger or the price at which Premier Common Stock will trade subsequent to the Merger. Moreover, Frederica has informed BBCP, and BBCP has assumed, that the Merger will be recorded utilizing pooling of interests accounting under generally accepted accounting principles.

  No limitations were imposed by Frederica or the Frederica Board on the scope of BBCP's investigation or the procedures to be followed by BBCP in rendering its opinion. As part of its procedures, BBCP solicited regional bank holding companies for their indications of acquisition interest in Frederica. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to BBCP as of, the date of its analysis.

  In arriving at the fairness, from a financial point of view, of the consideration to be received by the shareholders and optionholders of Frederica, BBCP developed an opinion of the value of Frederica Common Stock should the institution remain independent and analyzed such value in light of the premium represented by the Per Share Purchase Price and Terms. In connection with rendering its opinion to the Frederica Board, BBCP also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.

  The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, BBCP did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by BBCP were assigned a greater significance by BBCP than any other. Accordingly, BBCP believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, BBCP made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Frederica's and Premier's control. Any estimates contained in BBCP's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, BBCP's opinion and presentation to the Frederica Board was one of many factors taken into consideration by the Frederica Board in making its determination to approve the Agreement.

  The following is a brief summary of analyses performed by BBCP in connection with its updated oral opinion delivered to the Frederica Board on October 23, 1998.

 Summary of Proposal.

  BBCP reviewed the terms of the proposed transaction as reflected in the Agreement, including the calculation of the Exchange Ratio. BBCP stated that based upon the recent price of Premier Common Stock of $20.5, an Exchange Ratio of 2.10 shares of Premier Common Stock per share of Frederica Common Stock would provide Frederica stockholders a per share value of $43.05 (the "Per Share Purchase Price") or a total transaction value of $21.7 million.

  BBCP also calculated the market price performance of Premier's Common Stock for the three year and one year period ended September 24, 1998 in comparison to the market price performance for an index of regional bank holding companies similar to Premier's (the "Index Group"). BBCP noted that Premier's stock price increased by 272% and 57% for the three and one year period while the bank regional index increased by 105% and 6%.

  Indicated Value of Frederica as an Independent Bank. BBCP undertook an analysis addressing the range of potential values which would be implied if Frederica were to remain an independent bank. BBCP computed this range of values based on a discounted cash flow analysis, relying on projections extrapolated from Frederica's 1998 budget and its historical performance. In this analysis methodology, BBCP assumed shareholders received, in addition to the projected dividend stream, a terminal valuation at December 31, 2002 based upon a 2.1 times multiple of December 31, 2002 stated book value and a 15 times multiple of earnings for such year. These amounts were discounted at rates ranging from 12% to 16% and indicated net present values to Frederica shareholders between $10.7 million and $12.6 million.

  Per Share Merger Consequences Analysis. Based upon an Exchange Ratio of 2.10 shares of Premier Common Stock for each share of Frederica Common Stock and using the earnings estimates for Frederica prepared by Frederica management and earnings estimates for Premier prepared by independent securities analysts, BBCP compared the estimated 1998 and 1999 fully diluted earnings per share of Frederica Common Stock on a stand-alone basis to the equivalent pro forma earnings per share of Premier Common Stock which would be received in the Merger. BBCP concluded that the Merger would result in an earnings increase of 18.2% in 1998 and an increase of 17.0% in 1999 for Frederica shareholders in the combined company.

  BBCP also analyzed the impact of the Merger on the amount of fully diluted book value represented by a share of Frederica Common Stock. BBCP assumed consummation of the Merger as of December 31, 1998 and utilized the above described earnings estimates for Frederica and Premier. BBCP concluded that the Merger would result in an decrease of 24.3% in fully diluted book value on an equivalent per share basis for Frederica shareholders projected as of December 31, 1998.

  Finally, BBCP compared the amount of dividends expected to be paid on a share of Frederica Common Stock before the Merger to the level expected to be paid on a pro forma basis reflecting the Merger. BBCP assumed that 10% of future earnings would be paid out in the form of dividends to common shareholders. BBCP concluded that the Merger would result in an increase of 273.3% in 1998 in dividends per share for Frederica common shareholders.

  Analysis of Selected Other Bank Mergers Involving Southeastern Community Banks. BBCP reviewed eighteen (18) mergers involving southeastern community banks and bank holding companies announced since January 1, 1998 in which the seller had a return on average assets between .75 and 1.25 and where the seller had assets less than $1 billion. BBCP noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. BBCP also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. BBCP then compared this data to that of Frederica and to the value to be received by Frederica shareholders in the Merger.

  This comparison yielded a range of transaction values as multiples of latest twelve-months earnings per share of a low of 18.6 times and a high of 36.3 times and a median value of 25.1 times. The Frederica multiple of trailing earnings was 25.0 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.88 times to a high of 4.78 times and a median value of 2.68 times. The Frederica multiple of September 30, 1998 book value was 2.93 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of 11.2% to a high of 45.4%, with a median value of 23.3%. The equivalent premium on Frederica deposits represented by the Per Share Purchase Price and Terms was 36.1%.

  No company or transaction used in the above analyses as a comparison is identical to Frederica, Premier, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in BBCP and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

  In connection with its opinion dated the date of this Proxy Statement/Prospectus, BBCP confirmed the appropriateness of its reliance on the analyses used to render its October 23, 1998 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  BBCP is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. Frederica has paid BBCP a fee of $15,000 in connection with its engagement. An additional fee of $60,000 plus 5% of the aggregate market value of the consideration received by Frederica stockholders and optionholders in excess of a base valuation of $17.2 million will be payable to BBCP upon consummation of the Merger. BBCP has agreed that, for purposes of computing this additional fee, the aggregate market value of the total consideration received would not exceed $22.8 million. Assumed the market price of a share of Premier Common Stock at the Effective Date of the Merger is $22.56 (the closing price of Premier Common Stock on November 4, 1998) this additional fee would be approximately $350,000. No compensation payable to BBCP is contingent on the conclusions reached in the opinion of BBCP. Frederica has also agreed to reimburse BBCP for reasonable out-of-pocket-expenses and to indemnify BBCP and certain related persons against certain liabilities relating to or arising out of its engagement.

  Premier has, in four of its last five acquisitions, retained BBCP as its financial advisor. BBCP also preforms general financial advisory services to Premier on an ongoing basis.

EFFECTIVE DATE OF THE MERGER

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in the Certificate of Merger filed by Premier with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Certificate of Merger. Unless otherwise agreed upon by Premier and Frederica, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or (ii) the date on which the Agreement and the Merger are approved by the requisite vote of holders of Frederica Common Stock.

  No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Premier and Frederica anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the fourth quarter of 1998. However, delays in the consummation of the Merger could occur.

  The Board of Directors of either Premier or Frederica generally may terminate the Agreement if the Merger is not consummated by March 31, 1999, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

  Promptly after the Effective Date, Premier will cause SunTrust Bank, Atlanta, acting in the capacity of Exchange Agent, to mail to the former shareholders of Frederica a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Frederica Common Stock for certificates representing shares of Premier Common Stock.

  FREDERICA SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. Upon surrender to the Exchange Agent of certificates for Frederica Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Frederica Common Stock a certificate or certificates representing the number of shares of Premier Common Stock to which such holder is entitled as a result of the Merger and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, holders of record of Frederica Common Stock as of the Effective Date will be entitled to vote at any meeting of Premier shareholders the number of shares of Premier Common Stock into which their Frederica Common Stock has been converted, regardless of whether such shareholders have surrendered their certificates of Frederica Common Stock. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE DATE WITH RESPECT TO PREMIER COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED FREDERICA STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest.

  After the Effective Date, there will be no transfers of shares of Frederica Common Stock on Frederica's stock transfer books. If certificates representing shares of Frederica Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Premier Common Stock, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval of the Merger from the Federal Reserve, the FDIC and the Georgia Department without any conditions or restrictions that would, in the reasonable good faith judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of all applicable waiting periods required by law;

    (b) approval by the holders of two-thirds of the shares of Frederica Common Stock entitled to vote on the Agreement and the Merger;

    (c) the receipt of all consents by both parties required for the consummation of the Merger or for the preventing of any default under any contract or permit of such party, as applicable, which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party;

    (d) the receipt by both parties of an opinion from Womble Carlyle Sandridge & Rice, PLLC, counsel for Premier, to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code; (ii) the exchange in the Merger of Frederica Common Stock for Premier Common Stock will not give rise to gain or loss to the shareholders of Frederica with respect to such exchange, except to the extent of any cash received for fractional shares or upon the exercise by a shareholder of his or her dissenters' rights of appraisal; and (iii) neither Premier nor Frederica will recognize gain or loss as a consequence of the Merger;

    (e) approval for listing on the American Stock Exchange, Inc. of the shares of Premier Common Stock to be issued in the Merger;

    (f) receipt of letters from Ernst & Young LLP and Schell & Hogan dated as of the Effective Date, confirming that the Merger will qualify for pooling-of-interests accounting treatment.

    (g) the execution by Premier, the Surviving Bank and G. Rodney Lueth of an employment agreement substantially in the form attached to the Agreement as Exhibit "5." The Agreement is included as Appendix A to this Proxy Statement/Prospectus.

  Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Premier and Frederica of opinions of their respective counsel and certificates executed by their duly authorized officers as to compliance with the Agreement; and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

  The approval of the Federal Reserve, the FDIC, and the Georgia Department must be obtained prior to consummation of the Merger. Applications for the approvals described below have been submitted to the appropriate regulatory agencies. Each of these regulatory authorities has issued its approval of the Merger, subject to certain conditions contained in the approvals. Premier and Frederica each believe these conditions will be satisfied.

  Premier and Frederica are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

  Pursuant to Section 3 of the Bank Holding Company Act, and the regulations promulgated pursuant thereto, the Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographic area. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be to substantially lessen competition or tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition, managerial resources, and future prospects of Premier, its subsidiaries and Frederica. Finally, the Federal Reserve will consider the compliance records of Premier's subsidiaries under the Community Reinvestment Act.

  The Bank Holding Company Act provides for the publication of notice and comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Section 11 of the Bank Holding Company Act imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

  The Merger also requires the prior approval of the FDIC pursuant to relevant provisions of the Bank Merger Act. In granting its approval, the FDIC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the FDIC finds that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Merger may not be consummated until the thirtieth (30th) day, which may be shortened to the fifteenth (15th) day, following the date of FDIC approval, during which time, the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

  The Merger is also subject to the approval of the Georgia Department pursuant to applicable provisions of the Financial Institutions Code. In evaluating the Merger, the following factors will be considered by the Georgia
Department: (i) the effect of the transaction upon competition; (ii) the convenience and needs of the community to be served; (iii) the financial history of Premier and Frederica; (iv) the condition of Premier and Frederica including capital, management and earnings prospects; (v) the existence of insider transactions; (vi) the adequacy of disclosure of the terms of the Merger; and (vi) the equitable treatment of minority shareholders of Frederica.

RIGHTS OF DISSENTING SHAREHOLDERS

  By virtue of the provisions of the Financial Institutions Code applicable to Georgia state banks and trust companies, the rights of shareholders who desire to dissent from the Merger are governed by the provisions of Sections 14-2-1301 et seq. of the Georgia Code. Pursuant to such provisions, if the Merger is consummated, any shareholder of record of Frederica who objects to the Merger and who fully complies with Sections 14-2-1301 et. seq. of the Georgia Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Frederica Common Stock. A shareholder of record may assert dissenters' rights as to fewer than the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Frederica in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Code, the fair value of a dissenting shareholder's Frederica Common Stock equals the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

  Any Frederica shareholder desiring to receive payment of the fair value of his or her Frederica Common Stock in accordance with the requirements of the Georgia Code: (i) must deliver to Frederica prior to the time the shareholder vote on the Agreement is taken, a written notice of his or her intent to demand payment for his or her shares if such Merger is consummated; (ii) must not vote his or her shares in favor of the Agreement; and (iii) must demand payment and deposit the stock certificates representing Frederica Common Stock in accordance with the terms of a notice which will be sent to such shareholder by Premier no later than 10 days after the Merger is consummated. A filing of the written notice of intent to dissent with respect to the Merger should be sent to: Frederica Bank & Trust, 1709 Frederica Road, St. Simons Island, Georgia 31522, Attention: Bank President. A VOTE AGAINST THE AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF FREDERICA COMMON STOCK AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO IN CONDITIONS (I) AND (II) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

  Within 10 days of the later of the Effective Date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the Frederica's dissenters' notice sent to those shareholders who notified Frederica of their intent to dissent, described in (iii) above, Premier must offer to pay to each dissenting shareholder the amount Premier estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Such notice and offer must be accompanied by: (i) Frederica's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (ii) an explanation of how the interest was calculated; (iii) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Code; and (iv) a copy of the dissenters' rights provisions of the Georgia Code.

  If the dissenting shareholder accepts Premier's offer, by written notice to Premier, within 30 days after Premier's offer, or is deemed to have accepted the offer by reason of failing to respond to such offer, Premier must make payment for his or her shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Frederica Common Stock.

  If within 30 days after Premier offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Premier, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in a court of competent jurisdiction in Glynn County, Georgia, requesting that the fair value of such shares be found and determined. Premier must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Premier does not commence the proceeding within such 60-day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

  The foregoing does not purport to be a complete statement of the provisions of the Financial Institutions Code and the Georgia Code relating to statutory dissenters' rights and is qualified in its entirety by reference to the dissenters' rights provisions of the Financial Institutions Code and the Georgia Code, which are reproduced in full in Appendix B to this Proxy Statement/Prospectus and which are incorporated herein by this reference.

WAIVER, AMENDMENT AND TERMINATION OF THE AGREEMENT

  Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefited by the provision or (ii) amended by a written agreement between Premier and Frederica approved by their respective Boards of Directors; provided, however, that after approval by the holders of Frederica Common Stock, no amendment that would require further approval by such shareholders under the Financial Institutions Code may be made without the approval of such shareholders.

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date upon written notice to the other party as follows:

    (i) By the Board of Directors of either party in the event any consent of any regulatory authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal;

    (ii) By the Board of Directors of either party, if the holders of the requisite number of shares of Frederica Common Stock shall not have approved the Agreement in accordance with the provisions of the Financial Institutions Code;

    (iii) By the Board of Directors of either party, in the event of a material breach by the other party of any representation or warranty contained in the Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger;

    (iv) By the Board of Directors of either party, in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the beaching party of such breach;

    (v) By the Board of Directors of either party, in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in the Agreement;

    (vi) By mutual consent of the Board of Directors of Premier and Frederica;

    (vii) By either party if the Merger shall not have been consummated by March 31, 1999, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination; or

    (viii) By the Board of Directors of Frederica, in the event both of the following conditions are satisfied: (A) if the Average Closing Price of the Premier Common Stock is less than $18.00 per share; and (B)(1) the quotient obtained by dividing the Average Closing Price by $21.125 (such number being referred to herein as the "Premier Ratio") shall be less than (2) the quotient obtained by dividing the Index Price at the close of trading on the trading day immediately preceding the Effective Date by the Index Price at the close of trading on September 24, 1998 and subtracting .10 from the quotient in this clause (B)(2) (such number being referred to herein as the "Index Ratio").

    For purposes of this provision, the following terms shall have the meanings indicated:

    "Average Closing Price" shall mean the average of the last sales prices of Premier Common Stock as reported on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the ten consecutive full trading days in which such shares are traded on the American Stock Exchange, ending at the close of trading on the trading day immediately preceding the Effective Date.

    "Index Group" shall mean the 14 bank and thrift holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since September 24, 1998 and before the Effective Date, any public announcement of a proposal for such to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the

  Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 14 bank and thrift holding companies and the weights attributed to them are as follows:

   BANK OR THRIFT HOLDING COMPANIES                                    WEIGHTING
   --------------------------------                                    ---------
   Alabama National Bancorporation....................................     5.7%
   First United Bancshares, Inc.......................................    12.4%
   Capital City Bank Group, Inc.......................................     5.4%
   Hamilton Bancorp Inc...............................................     5.5%
   Republic Banking Corporation.......................................     4.7%
   Republic Bancshares, Inc...........................................     4.6%
   Republic Security Financial Corporation............................     4.6%
   Century South Banks, Inc...........................................     7.4%
   Area Bancshares Corporation........................................     8.4%
   Community Trust Bancorp, Inc.......................................     5.4%
   First Liberty Financial Corporation................................     5.6%
   Triangle Bancorp, Inc..............................................     7.5%
   Carolina First Corporation.........................................     8.5%
   F&M National Corporation...........................................    14.3%
                                                                         -----
                                                                         100.0%

    "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

    If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, stock-split, combination, exchange of shares, or similar transaction between September 24, 1998 and the Effective Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this provision; or

    (ix) By the Board of Directors of Premier, at any time, if it determines in its sole discretion that the Merger cannot be accounted for as a "pooling of interests" transaction.

  If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of Frederica and Premier generally has agreed to (i) operate its business in the usual, regular and ordinary course; (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) take no action which would adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or adversely affect in any material respect the ability of either party to perform its covenants and agreements under the Agreement.

  Frederica has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Premier. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices); (iii) with the exception of the exercise of stock options outstanding on the date of the Agreement, changing its authorized or issued capital stock or paying any dividend or other distribution in respect of its capital stock, except that Frederica shall be permitted to pay a cash dividend to its shareholders if the Merger is not consummated on or before December 31, 1998, in an amount not to exceed the amount of any dividend payable by Premier to its shareholders for the fourth quarter of 1998, provided, however, that such dividend, or the amount of such dividend, will not cause the Merger to be accounted for as a "purchase," as determined in the sole discretion of Premier's independent public accountants;
(iv) disposing of any asset having a book value in excess of $50,000 other than in the ordinary course of business; (v) adopting any new employee benefit plan or program, or materially changing any existing plan or program except for any change required by law or advisable to maintain the tax-qualified status of any such plan; (vi) commencing any litigation (except in accordance with past practice) or settling any litigation involving liability for damages in excess of $50,000 or which imposes material restrictions upon its operations; (vii) entering into, modifying or terminating any material contract except in the ordinary course of business; (viii) entering into or amending any employment contract between Frederica and any person that Frederica does not have the unconditional right to terminate without liability; (ix) making any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements; or (x) granting any increase in compensation or benefits to any employees of Frederica whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by the Board of Directors of Frederica.

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  The directors of Frederica in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Date in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of Frederica in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Date in accordance with the Bylaws of the Surviving Bank. In addition, as of the Effective Date, Premier may elect additional directors to the Board of Directors of the Surviving Bank and the Board of Directors may elect additional officers.

EMPLOYMENT AGREEMENT

  On the Effective Date, Premier and the Surviving Bank will enter into an employment agreement with Mr. G. Rodney Lueth which will provide that Mr. Lueth shall serve as President of the Surviving Bank. Under the terms of the employment agreement, Mr. Lueth's annual base salary will be $132,000. In addition, Premier will grant Mr. Lueth an incentive option to purchase 5,000 shares of Premier Common Stock pursuant to Premier's 1997 Stock Option Plan at an exercise price equal to the option price for an incentive option under the plan and subject to the provisions of the plan relating to the grant of incentive options. One-half of said options shall vest on the first anniversary of the Effective Date and the remaining portion of said options shall vest on the second anniversary of the Effective Date. In addition, Premier shall grant to Mr. Lueth, in recognition of the services to be provided by Mr. Lueth to the Surviving Bank and as an incentive for Mr. Lueth to remain in the employ of the Surviving Bank, within sixty (60) days following the Effective Date, a non-qualified option to purchase 30,000 shares of Premier Common Stock at an exercise price to be determined by subtracting twelve dollars ($12.00) from the average closing price for the Premier Common Stock, as reported by the American Stock Exchange, Inc., during the ten (10) consecutive trading days immediately prior to the Effective Date. These options shall vest on the earlier to occur of: (i) twelve (12) months from the Effective Date, provided Mr. Lueth continues in the employ of the Surviving Bank; or (ii) termination of the employment agreement by the Surviving Bank other than as a result of a termination for cause. The non-qualified options may be exercised by Mr. Lueth at any time and from time to time during the ten
(10) year period following the vesting of such options, in whole or in part, upon the payment of the exercise price for the number of shares of Premier Common Stock being acquired pursuant to such exercise. Mr. Lueth shall also be entitled to such additional incentive compensation as may be awarded from time to time by the Boards of Directors of the Surviving Bank and/or Premier. As incentive compensation it is contemplated that Mr. Lueth will be awarded a target bonus of no less than ten percent (10%) and no greater than thirty percent (30%) of his then current base salary based upon the attainment, in the discretion of the Boards of Directors of the Surviving Bank and/or Premier, of Mr. Lueth's individual performance goals and certain specified corporate objectives. In addition, Mr. Lueth will be generally eligible for participation in all incentive, savings and retirement plans maintained by the Surviving Bank and/or Premier;

he is to receive use of an automobile, including reimbursement for expenses and insurance; he is to be generally reimbursed for expenses incurred in the performance of his obligations and duties for the Surviving Bank, and he is to be reimbursed for country club and business association dues. In the event of a termination for "cause" (as defined in the Agreement), Mr. Lueth will receive no right to compensation or other benefits. In the event of termination of employment other than as a result of a termination for "cause" as defined in the Agreement, the Surviving Bank shall pay to Mr. Lueth a severance payment equal to ninety (90) days' base salary plus the pro rata portion of any incentive compensation to which he would have been entitled had he remained an employee throughout the period for which incentive compensation is calculated. Finally, the employment agreement will prohibit Mr. Lueth from disclosing any confidential information during his employment and for a period of one year after termination.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Agreement provides that Premier shall indemnify, defend, and hold harmless each person who was entitled to indemnification from Frederica for a period of three years after the Effective Date, against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any litigation arising out of actions or omissions occurring at or prior to the Effective Date to the full extent permitted by Georgia law and Frederica's Articles of Incorporation and Bylaws.

  The Agreement also provides that, after the Effective Date, Premier will provide generally to officers and employees of Frederica who become officers or employees of Premier or its subsidiaries, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Premier and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, service with Frederica prior to the Effective Date will be treated as service with Premier or its subsidiaries. The Agreement further provides that Premier will honor all employment, severance, consulting, and other compensation contracts previously disclosed to Premier between Frederica and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under Frederica's benefit plans.

  Certain terms of Mr. Lueth's employment agreement with the Surviving Bank are more favorable to Mr. Lueth than the terms of his current employment with Frederica. Such more favorable terms include the granting of options to purchase Premier Common Stock and the provision of certain additional perquisites not currently provided to Mr. Lueth by Frederica. Such perquisites include participation in all incentive, savings and retirement plans maintained by Premier and applicable to senior executive officers of Premier and its subsidiaries.

  As of the Record Date, the directors and executive officers of Frederica beneficially owned 195,291 shares (less than 1% of the outstanding shares) of Premier Common Stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  THE FOLLOWING IS A SUMMARY OF MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

  In connection with the filing of the Registration Statement, Womble Carlyle Sandridge & Rice, PLLC delivered a tax opinion to Premier and Frederica (the "Tax Opinion"). The following discussion summarizes the material income tax consequences of the Merger to the shareholders of Premier and Frederica, and is qualified in its entirety by reference to such Tax Opinion, which is included as an exhibit to the Registration Statement. In connection with the Tax Opinion, Womble Carlyle Sandridge & Rice, PLLC has relied upon such factual assumptions as are customary in similar tax opinions and certain representations made by Premier and Frederica in the Agreement, and by officers of Premier and Frederica to Womble Carlyle Sandridge & Rice, PLLC updated to and through the Closing. The accuracy of the Tax Opinion is dependent upon the correctness of the factual assumptions and representations upon which the Tax Opinion is premised.

  A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, has rendered an opinion concerning certain federal income tax consequences of the proposed Merger under federal income tax law. The Tax Opinion will not be binding upon the IRS or the courts. It is such firm's opinion that if the Merger is consummated as proposed:

    (a) The Merger will be a tax-free reorganization within the meaning of
  Section 368(a) of the Code.

    (b) The shareholders of Frederica will recognize no gain or loss upon the exchange of their Frederica Common Stock solely for shares of Premier Common Stock except for the recognition of gain as required by Section 302 of the Code with respect to the receipt by the shareholders (or option holders) of Frederica Common Stock of cash in lieu of fractional shares.

    (c) Cash received by a dissenting shareholder of Frederica will be treated as having been received by such shareholder as a distribution in redemption of his or her Frederica Common Stock, subject to the provisions and limitations of section 302 of the Code. If, as a result of such distribution, a shareholder owns no Premier Common Stock either directly or through the application of section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for his or her Frederica Common Stock, as provided in section 302(a) of the Code. Under section 1001 of the Code, gain or (subject to the limitations of section 267 of the Code) loss will be realized and recognized by such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the Frederica Common Stock surrendered. Holders of Frederica Common Stock electing to exercise dissenters' rights should consult their own tax advisors as to the tax treatment in their particular circumstances.

    (d) No income, gain or loss will be recognized by Premier or Frederica as a consequence of the Merger.

    (e) The aggregate tax basis of Premier Common Stock received by holders of Frederica Common Stock pursuant to the Merger will be the same tax basis of the shares of Frederica Common Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of Premier Common Stock that are treated as redeemed by Premier.

    (f) The holding period of the shares of Premier Common Stock received by the Frederica shareholders will include the holding period of the shares of Frederica Common Stock exchanged therefor, provided that the Frederica Common Stock is held as capital assets on the date of the consummation of the Merger.

  Among other things, the opinion of Womble Carlyle Sandridge & Rice, PLLC is based on Frederica shareholders' maintaining sufficient equity ownership interest in Premier after the Merger. The Internal Revenue Service takes the position for purposes of issuing an advance ruling on reorganizations, that the shareholders of an acquired corporation (i.e., Frederica) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., Premier) equal, in terms of value, to at least 50% of their interest in the acquired corporation. Moreover, shares of Frederica Common Stock and Premier Common Stock held by Frederica shareholders and otherwise sold, redeemed or disposed of prior to or shortly after the Effective Date are taken into account. For purposes of maintaining a continuing equity ownership interest, the IRS, under recently proposed regulations, will only focus on future dispositions to Premier or Related Persons to Premier. Management of Frederica has represented that there is no plan or intention by the shareholders of Frederica to sell, exchange, or otherwise dispose of a number of shares of Premier Common Stock received in the Merger that would reduce the Frederica shareholders' ownership of Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of the formerly outstanding stock of Frederica as of the same date to Premier or to a Related Person of Premier. Management of Premier has represented that it has no plan or intention to cause Premier to redeem or otherwise reacquire the shares of Premier Common Stock issued in the Merger. In addition to the foregoing requirements, certain additional factual matters must be true with respect to the Merger. Premier believes that the factual matters will be satisfied.

  THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER OR THE TAX TREATMENT OF OPTIONS THAT ARE OR HAVE BEEN RECEIVED AS COMPENSATION. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Frederica will be carried forward at their previously recorded amounts. In order for the Merger to qualify for pooling of interests accounting treatment, substantially all (90% or more) of the outstanding Frederica Common Stock must be exchanged for Premier Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date. Premier has the right to terminate the Agreement if the Board of Directors of Premier determines, in its sole discretion, that the Merger cannot be accounted for as a "pooling of interests" transaction. See "--Waiver, Amendment and Termination of the Agreement."

  For information concerning certain conditions to be imposed on the exchange of Frederica Common Stock for Premier Common Stock in the Merger by affiliates of Frederica and certain restrictions to be imposed on the transferability of the Premier Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of Premier Common Stock."

EXPENSES AND FEES

  The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

  The Agreement also provides that if it is terminated because one of the parties breaches its representations and warranties or one of its covenants, and the breach cannot be or has not been cured within 30 days after written notice of the breach is given to the breaching party, then the breaching party agrees to pay the non-breaching party (i) an amount equal to the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the Merger and (ii) (x) $50,000 if the breach was not willful or (y) $500,000 if the breach was willful or if the Agreement was terminated in contemplation of a competing proposal to acquire Frederica.

RESALES OF PREMIER COMMON STOCK

  The shares of Premier Common Stock to be issued to Frederica shareholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Frederica (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% or more shareholders) at the time of the Frederica Meeting. Affiliates may not sell shares of Premier Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements and until such time as financial results covering at least 30 days of combined operations of Premier and Frederica after the consummation of the Merger have been published.

  Each person who Frederica reasonably believes to be an affiliate of Frederica has delivered to Premier a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Premier Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and applicable restrictions regarding pooling-of-interests accounting treatment.

DESCRIPTION OF PREMIER COMMON STOCK

  Premier is currently authorized to issue 60,000,000 shares of Premier Common Stock, of which 24,877,105 shares were issued and outstanding as of November 5, 1998. Holders of Premier Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of Premier out of funds legally available therefor. The ability of Premier to pay dividends is affected by the ability of its subsidiaries to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 1998, under such requirements and guidelines, Premier's combined subsidiaries had $4,153,000, respectively, of undivided profits legally available for the payment of dividends without regulatory approval. See "Certain Regulatory Considerations--Payment of Dividends."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  General. As a result of the Merger, holders of Frederica Common Stock will be exchanging their shares of a Georgia chartered commercial bank governed by the Financial Institutions Code and Frederica's Articles of Incorporation and Bylaws, for shares of Premier, a Georgia corporation governed by the Georgia Code and Premier's Articles of Incorporation and Bylaws. Because of certain differences between the provisions of the Financial Institutions Code and the Georgia Code and of Frederica's Articles of Incorporation and Bylaws and Premier's Articles of Incorporation and Bylaws, the current rights of Frederica shareholders will change after the Merger. The following is a summary of the material differences in the rights of shareholders of Premier and Frederica. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Financial Institutions Code, the Georgia Code and the Articles of Incorporation and Bylaws of Premier and Frederica.

  Authorized Capital Stock. Premier is currently authorized to issue 60,000,000 shares of common stock, $1.00 par value, of which 24,877,105 shares were outstanding as of November 5, 1998. No other class of common stock is currently authorized. The Board of Directors of Premier may issue additional shares of Premier Common Stock up to the maximum amount permitted by the Articles of Incorporation, without further action by the Premier shareholders, unless such action is otherwise required by applicable law. Premier's Articles of Incorporation provide that no shareholders of Premier shall have any preemptive rights to subscribe for or to purchase any shares or other securities issued by Premier.

  Premier's Articles of Incorporation provide for the issuance of up to 2,000,000 shares of preferred stock by the Board of Directors of Premier without further shareholder action in one or more series, with such rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series, as may be determined by the Board of Directors. Premier has designated a series of non-voting preferred stock, $60.00 par value per share (the "Premier Preferred Stock"). The Premier Preferred Stock pays a dividend of 8% of its par value each year from current earnings or undivided profits, which dividend shall be cumulative but subordinate to the rights of trade creditors. If at any time Premier is in default in the payment of the 8% dividends and until such time as the default is cured, the holders of Premier Preferred Stock will be entitled to one vote for each share of Premier Preferred Stock along with the holders of Premier Common Stock on all matters coming before the shareholders at all regular and called Premier shareholder meetings. Beginning on January 1, 2000, Premier has the right to redeem up to 20% of the originally issued Premier Preferred Stock each year at a redemption price of $60.00 per share plus all accrued and unpaid dividends. The holder of any Premier Preferred Stock that remains issued and outstanding after May 20, 2004 may require Premier to redeem such Premier Preferred Stock at a redemption price of $60.00 per share plus all accrued and unpaid dividends. There are currently 40,770 shares of Premier Preferred Stock issued and outstanding.

  Frederica is authorized to issue 5,000,000 shares of Frederica Common Stock, $5.00 par value, of which 489,069 shares of Frederica Common Stock were issued and outstanding as of October 23, 1998. No other class of capital stock is currently authorized. Pursuant to the Financial Institutions Code, Frederica's Board of Directors may issue additional shares of Frederica Common Stock up to the maximum authorized in Frederica's Articles of Incorporation, without shareholder approval. Frederica's Articles of Incorporation do not provide the shareholders of Frederica with preemptive rights to purchase or subscribe to any unissued authorized shares of Frederica Common Stock.

  Amendment of Articles of Incorporation and Bylaws. An amendment to Premier's Articles of Incorporation must comply with the applicable provisions of the Georgia Code. The Georgia Code provides that an amendment to a corporation's articles of incorporation requires: (i) recommendation of the corporation's board of directors to the shareholders (unless the board of directors elects, because of a conflict of interest or other special circumstances, to make no recommendation) and (ii) approval of the proposed amendment by a majority of the votes entitled to be cast on the amendment, unless a greater vote is required by other provisions of the Georgia Code or the articles of incorporation. Certain "housekeeping" amendments to a corporation's articles of incorporation may be adopted by the board of directors without shareholder action. Such amendments include to extend the duration of the corporation, to change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding, and to change the corporate name.

  Premier's Bylaws provide that they may be altered or amended and new bylaws may be adopted by the shareholders at any annual or special meeting of the shareholders or by the Board of Directors at any regular or special meeting of the Board of Directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the Bylaws shall be given in the notice of meeting.

  An amendment to Frederica's Articles of Incorporation must comply with the applicable provisions of the Financial Institutions Code. The Financial Institutions Code provides that a bank's articles of incorporation may be amended through the adoption of a resolution by the board of directors directing that it be submitted to a vote at a meeting of shareholders. Adoption of an amendment shall require the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon; provided, however, that if a proposed amendment would: (i) change the location of the bank to a new location in the same county; (ii) change the location of the bank from one county to another; or (iii) in the case of a bank, to become a trust company, with or without retaining an existing capacity to engage in the banking business, then adoption of such amendment shall require the affirmative vote of at least two-thirds of all the shares entitled to vote thereon or of each class entitled to vote thereon where voting by class is required.

  Frederica's Bylaws provide that the Board of Directors of Frederica shall have the power to alter, amend or repeal the Bylaws or adopt new Bylaws but any Bylaws adopted by the Board of Directors may be altered, amended or repealed, and new Bylaws adopted, by the shareholders. The shareholders of Frederica may prescribe that any Bylaw or Bylaws adopted by them shall not be altered, amended or repealed, by the Board of Directors.

  Removal of Directors. Premier's Bylaws provide that any director may be removed at a meeting with respect to which notice of such purpose is given:
(i) without cause, only upon the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Premier Common Stock; and
(ii) for cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Premier Common Stock. The term "cause" shall mean (i) the adjudication of such director as incompetent by a court having jurisdiction in the matter, (ii) the conviction of such director of a felony, (iii) the failure of such director to accept office either in writing or by attendance at no less than one of the first two meetings of the Premier Board of Directors following his or her election or (iv) the failure of such director to attend regular meetings of the Premier Board of Directors for six consecutive meetings without having been excused by the Premier Board of Directors.

  Under Frederica's Bylaws, the entire Board of Directors or any individual director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. In addition, the Board of Directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the Board of Directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the Board of Directors for six consecutive meetings without having been excused by the Board of Directors.

  Limitation on Director Liability. Premier's Articles of Incorporation provide that no director of Premier shall be personally liable to Premier or its shareholders for monetary damages for a breach of the duty of care or other duty as a director, provided that this elimination of liability shall not eliminate or limit the liability of a director (i) for an appropriation in violation of his duties, of any business opportunity of Premier; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in section 14-2-832 of the Georgia Code or (iv) for any transaction from which the director derived an improper personal benefit. Section 14-2-832 of the Georgia Code provides that a director who votes for or assents to a distribution made in violation of section 14-2-640 of the Georgia Code or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating section 14-2-640 of the Georgia Code or the articles of incorporation if it is established that he did not perform his duties in a manner he believed in good faith to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Section 14-2-640 of the Georgia Code provides that no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

  Frederica's Articles of Incorporation do not provide for the limitation of the personal liability of a director to the shareholders of Frederica for monetary damages for breach of duty as a director of Frederica.

  Indemnification. Premier's Bylaws provide that Premier may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee or agent of Premier for reasonable expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection with the proceeding if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Premier and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent of Premier has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue or matter therein, because he or she is or was a director, officer, employee or agent of Premier, Premier shall indemnify the director, employee or agent against reasonable expenses incurred by him or her in connection therewith.

  Frederica's Bylaws provide that any person, or his heirs, executors, or administrators, may be indemnified or reimbursed by Frederica for any reasonable expense actually incurred in connection with any threatened, pending or completed action, suit or proceeding (including settlements thereof and appeals therefrom), whether civil, criminal, administrative or investigative, to which he shall be made a party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of Frederica, or that he is or was serving, at the request of Frederica, as a director, trustee, officer, employee, or agent of another firm, corporation, trust or other organization or enterprise. Such indemnification and reimbursement shall be available only upon a resolution of the Board of Directors then holding office finding that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Frederica and, in addition, with respect to the best interests of Frederica and with respect to any criminal action, suit or proceeding, that such person did not have reasonable cause to believe that his conduct was unlawful. In addition, no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to Frederica, or to such other firm, corporation, trust, organization or enterprise.

  Vote Required for Shareholder Approval. Premier's Bylaws provide that, if a quorum is present, the affirmative vote of a majority of the shares of Premier Common Stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law, Premier's Articles of Incorporation, or Premier's Bylaws.

  Frederica's Bylaws provide that at all meetings of the shareholders, the presence in person or by proxy of the holders of more than one-half of the shares outstanding and entitled to vote shall constitute a quorum. If a quorum is present, a majority of the shares represented at the meeting and entitled to vote on the subject matter shall determine any matter coming before the meeting unless a different vote is required by the Financial Institutions Code, Frederica's Articles of Incorporation or Frederica's Bylaws. The shareholders at a meeting at which a quorum is once present may continue to transact business at the meeting or at any adjournment thereof, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized for lack of a quorum, those shareholders present may adjourn the meeting to such time and place as they may determine. In the case of a meeting for the election of directors which is twice adjourned for lack of a quorum, those present at the second of such adjourned meetings, of which notice has been given in writing to shareholders, shall constitute a quorum for the election of directors without regard to the other quorum requirements of the Financial Institutions Code, Frederica's Articles of Incorporation or Frederica's Bylaws.

  Mergers, Consolidations, and Sales of Assets. Neither Premier's Articles of Incorporation or Bylaws provide for specific approval requirements for mergers, consolidations, and sales of assets. As a result, the provisions of the Georgia Code will govern the approval of such transactions. The Georgia Code generally provides that approval of such transactions will require a recommendation by the board of directors to the shareholders and approval by the shareholders by a majority of all the votes entitled to be cast by all shares entitled to vote on the transaction.

  Neither Frederica's Articles of Incorporation nor its Bylaws provide for specific approval requirements for mergers, consolidations, and sales of assets. As a result, the provisions of the Financial Institutions Code will govern the approval of such transactions. The Financial Institutions Code generally provides that a plan of merger or consolidation between state chartered banks, or between a bank and a corporation where the bank is the survivor of the merger transaction, must be approved by a majority of the directors of each party to the plan and the shareholders of each party to the plan entitled to cast two-thirds of the votes which all shareholders are entitled to cast thereon.

  Actions by Shareholders Without a Meeting. Premier's Bylaws provide that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having the voting power to cast not less than the minimum number (or numbers, in the case of voting by class) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

  Frederica's Bylaws provide that any action required by the Financial Institutions Code to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by each of the shareholders entitled to vote with respect to the subject matter thereof.

  Special Meeting of Shareholders. Premier's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or President of Premier or upon the written request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 or more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

  Frederica's Bylaws provide that special meetings of shareholders may be called by or at the request of the President, the Chairman of the Board or by the Board of Directors. Special meetings of the shareholders may also be called upon the written request of the holders of twenty-five percent (25%) or more of all the shares of capital stock of Frederica entitled to vote in an election of directors. Notice of shareholders' meetings must be delivered not less than ten (10) nor more than fifty (50) days before the date thereof and must include a statement of the general nature of the business to be transacted.

  Number of Directors. Premier's Bylaws state that the Board of Directors shall consist of not less than four nor more than 19 directors. The number of directors may be fixed or changed from time to time within this range by the shareholders or the Board of Directors. The Premier Board of Directors is presently fixed at 19 members.

  Frederica's Bylaws state that the Board of Directors shall consist of not less than five nor more than 25 directors. The number of directors shall be determined from time to time by resolution of the Board of Directors or by resolution of the shareholders at any annual or special meeting of the shareholders. The Board of Directors may increase or decrease the number of directors by not more than four in any one year, so long as such increase or decrease does not place the number of directors at less than five nor more than 25. Frederica's Board of Directors presently consists of nine members.

  Dividends. Premier's Articles of Incorporation provide that subject to the provisions of section 14-2-640 of the Georgia Code, the Board of Directors shall have the power to distribute a portion of the assets of Premier, in cash or in property, to holders of shares of Premier out of the capital surplus of Premier. As explained above, section 14-2-640 of the Georgia Code establishes certain situations where a corporation may not make distributions to its shareholders.

  The Bylaws of Frederica provide that dividends upon the outstanding shares of Frederica may be declared by the Board of Directors of Frederica at any regular or special meeting and paid in cash or property only out of the retained earnings of Frederica, only when Frederica meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code, and only in compliance with the regulations of the Georgia Department regarding payment of dividends.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

PREMIER MARKET PRICES

  The Premier Common Stock has been listed on the American Stock Exchange, Inc. under the symbol "PMB" since January 10, 1997. Prior to that date and since January 25, 1995, the Premier Common Stock was listed on the NASDAQ Small Cap Market under the symbol "FABC." The following table sets forth, for the indicated periods, the high and low closing sales prices for the Premier Common Stock as reported by the American Stock Exchange, Inc. and on the NASDAQ Small Cap Market for prior periods since January 25, 1995 and the high and low sales prices for the Premier Common Stock for each of the quarters in which trading occurred in 1995.

                                                                   SALES PRICE
                                                                  -------------
CALENDAR PERIOD                                                    HIGH   LOW
---------------                                                   ------ ------
1995
First Quarter.................................................... $ 5.09 $ 4.58
Second Quarter...................................................   5.53   4.66
Third Quarter....................................................   5.81   5.17
Fourth Quarter...................................................   6.19   5.81
1996
First Quarter.................................................... $ 6.55 $ 5.91
Second Quarter...................................................   7.20   6.19
Third Quarter....................................................   7.75   6.92
Fourth Quarter...................................................   7.84   6.92
1997
First Quarter.................................................... $ 9.47 $ 7.84
Second Quarter...................................................  11.67   9.25
Third Quarter....................................................  14.00  10.08
Fourth Quarter...................................................  17.92  13.08
1998
First Quarter.................................................... $29.38 $17.08
Second Quarter...................................................  29.50  22.62
Third Quarter ...................................................  28.75  20.00
Fourth Quarter (through November 9, 1998)........................  22.81  16.37

FREDERICA MARKET PRICES

  Frederica Common Stock is not listed for quotation on the American Stock Exchange, Inc. or on any other stock exchange. The price of the Frederica Common Stock in the last known transaction, which occurred on October 23, 1998, was $41.00 per share. The price of Frederica Common Stock in the last known transaction prior to July 9, 1998 (the date the Merger was publicly announced) was $32.00 per share and occurred on April 20, 1998. Based on transactions of which Frederica's management is aware, sales of Frederica Common Stock during 1995 were in a price range of $23.00 to $25.00 per share. Sales of Frederica Common Stock during 1996 were in a price range of $26.00 to $27.00 per share. Sales of Frederica Common Stock during 1997 were in a price range of $28.00 to $30.00 per share. No assurance can be given that the stated price range represents the actual market value of Frederica Common Stock.

RECENT PRICES

  On November 9, 1998, three days prior to the mailing of this Proxy Statement/Prospectus, the last reported sales price of Premier Common Stock as reported on the American Stock Exchange, Inc. was $22.68 per share. At the close of trading on July 8, 1998, the date of the last sale reported by the American Stock Exchange, Inc. prior to July 9, 1998 (the date the proposed Merger was publicly announced), the last reported sales price of Premier Common Stock was $27.75 per share. The last known sales price of Frederica Common

Stock prior to announcement of the Merger was $32.00 per share and occurred on April 20, 1998. On October 23, 1998, the last day on which the Frederica Common Stock was traded prior to the mailing of this Proxy
Statement/Prospectus, shares of Frederica Common Stock were traded at a price of $41.00 per share.

DIVIDENDS

  The holders of Premier Common Stock are entitled to receive cash dividends when and if declared by the Board of Directors out of funds legally available therefor. Premier paid a total of $.22 per share of cash dividends to its shareholders in 1997. The decision to declare these dividends was based on Premier's performance in 1996 and 1997. Premier has paid $.16 per share in dividends to date in 1998, based on Premier's performance during the fourth quarter of 1997, and in 1998. The future declaration and payment of dividends will depend upon the earnings of its subsidiaries, business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

  The payment of dividends to the holders of Frederica Common Stock is subject to authorization by the Board of Directors of Frederica. No cash dividends have been declared, except for fractional shares paid in connection with stock dividends. Frederica paid a 5% stock dividend in April 1995 based on Frederica's performance during 1994, paid a 5% stock dividend in April 1996, based on Frederica's performance during 1995, and paid a 5% stock dividend in April 1997, based on Frederica's performance during 1996.

  Premier is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiaries, which subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. Frederica is also subject to certain legal restrictions on the amount of dividends it is permitted to pay to its shareholders. See "Certain Regulatory Considerations--Payment of Dividends."

SHAREHOLDERS OF RECORD

  As of the Record Date, there were approximately 2,236 holders of record of Premier Common Stock, and approximately 350 holders of record of Frederica Common Stock.

                              BUSINESS OF PREMIER

GENERAL

  Premier is a bank holding company organized and existing under the laws of the State of Georgia and headquartered in Atlanta, Georgia. Premier has seven subsidiaries: Premier Bank, Premier Lending, Central and Southern Bank, Gwinnett County Bank, Spalding County Bank, Henry County Bank, and PMB. PMB is an interim corporate subsidiary of Premier which was formed exclusively to facilitate the Merger described in this Proxy Statement/Prospectus. Premier, through its subsidiaries, offers a broad range of banking and bank-related services. Premier was incorporated in 1988 under the laws of the State of Georgia.

  On December 12, 1997, Premier merged with Citizens and issued 2,066,834 shares of its common stock in exchange for all the issued and outstanding shares of Citizens. On June 9, 1998, Premier acquired Lanier pursuant to the merger of Lanier with and into Premier Bank and issued approximately 1,700,000 shares of Premier Common Stock in exchange for all of the issued and outstanding shares of Lanier Common Stock. On July 1, 1998, Premier merged with Button Gwinnett, whose primary operating subsidiary was Gwinnett County Bank, and issued approximately 6,000,000 shares of Premier Common Stock in exchange for all of the issued and outstanding shares of Button Gwinnett common stock. On July 2, 1998, Premier merged with BHC, whose primary operating subsidiaries were Spalding County Bank and Henry County Bank, and issued approximately 2,100,000 shares of Premier Common Stock and 40,770 shares of Premier preferred stock in exchange for all of the issued and outstanding shares of BHC common stock and BHC preferred stock, respectively.

  Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

RECENT DEVELOPMENTS

  Premier is in the process of reorganizing certain of its bank subsidiaries. Premier Bank, Gwinnett County Bank and Premier entered into an Agreement and Plan of Merger dated July 16, 1998, pursuant to which Gwinnett County Bank will be merged with and into Premier Bank, and the former branches of Gwinnett County Bank will be operated as branches of Premier Bank. This merger transaction is subject to regulatory approval, and, if such approval is obtained, is expected to close during the fourth quarter of 1998.

                 SELECTED HISTORICAL FINANCIAL DATA OF PREMIER

  The following table presents consolidated selected financial data for the Company for each of the five years in the period ended December 31, 1997 and for the six months ended June 30, 1998 and 1997. The consolidated selected financial data for the Company has been restated for all periods presented to reflect the business combinations of First Alliance Bancorp, Inc. and Premier Bancshares, Inc. on August 31, 1996, of Central and Southern Holding Company and the Company on June 23, 1997, of Citizens Gwinnett Bankshares, Inc. and the Company on December 12, 1997, of Lanier Bank & Trust Company and the Company on June 9, 1998, of Button Gwinnett Financial Corporation and the Company on July 1, 1998, and of The Bank Holding Company and the Company on July 2, 1998, all of which were accounted for as poolings of interests. In addition, the consolidated selected financial data includes the results of operations of Traditional Mortgage Corporation, Allatoona Federal Savings Bank and Interim Alliance Corporation, which were accounted for as purchase business combinations, from the respective dates of acquisition. Net income per share has been restated for all periods presented to reflect stock splits payable to shareholders of record on January 23, 1998 and March 6, 1997 as well as to conform to the requirements of Financial Accounting Standards Board ("FASB") Statement No. 128 "Earnings Per Share." The selected financial data for the six months ended June 30, 1998 and 1997, are derived from financial statements which reflect, in the opinion of Premier's management, all normal recurring adjustments necessary to present fairly such information for such periods. The following data should be read in conjunction with Premier's consolidated financial statements and the related notes and supplemental consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus. The results of operations for the six months ended June 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

                                                                                 SIX MONTHS ENDED
                                       YEARS ENDED DECEMBER 31                       JUNE 30,
                          -----------------------------------------------------  ------------------
                            1997       1996       1995       1994       1993       1998      1997
                          ---------  ---------  ---------  ---------  ---------  ---------  -------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.........  $  95,857  $  80,450  $  68,544  $  52,149  $  52,855  $  52,709  $23,439
Interest expense........     42,782     36,811     30,823     21,653     23,224     24,556   10,218
Net interest income.....     53,075     43,639     37,721     30,496     29,631     28,153   13,221
Provision for credit
 losses.................      1,699        425        108        686      4,123        180      118
Other income............     23,996     16,802     12,697      6,890      6,955     18,455    5,734
Other expense...........     47,927     41,317     34,403     27,068     27,608     29,250   11,760
Net income..............     18,077     13,081     10,828      6,255      3,391     11,698    4,619
Per share data:
 Net income.............  $    0.74  $    0.53  $    0.44  $    0.28  $    0.15  $     .47  $  0.19
 Net income diluted.....       0.72       0.52       0.44       0.27       0.15        .47     0.19
 Cash dividends
  declared..............       0.15       0.18       0.06       0.03       0.04        .17     0.04
 Book value.............       4.57       3.88       3.59       3.05       2.82       5.08
Average total equity....  $ 102,955  $  92,149  $  83,534  $  73,443  $  67,334    118,403
Average total assets....  1,120,959    953,937    810,740    688,749    680,260  1,257,092
Total assets............  1,214,333  1,052,498    880,611    718,117    680,736  1,299,850
Securities available for
 sale...................  $ 146,885  $ 184,491  $ 173,890  $ 145,598  $ 149,399  $ 142,883
Securities held to
 maturity...............     46,003     32,467     26,376     27,867     23,999     37,405
Loans held for sale.....     62,738     26,550     27,304     27,602      4,446     49,003
Loans, net..............    793,163    619,997    502,936    417,495    378,907    872,866
Total deposits..........  1,016,180    904,285    739,029    605,037    602,073  1,063,577
Total borrowings........     70,990     39,049     39,558     29,217      4,990     98,193
Total shareholders'
 equity.................    113,922     96,389     89,233     74,998     69,332    125,330
Ratios:
 Net income to average
  assets................       1.61%      1.37%      1.34%       .91%       .50%      1.86%
 Net income to average
  equity................      17.56%     14.19%     12.96%      8.52%      5.04%     19.76%
 Dividend payout ratio..      20.27%     33.96%     13.64%     10.71%     26.67%     56.00%
 Average equity to
  average assets........       9.18%      9.65%     10.30%     10.66%      9.90%      9.42%

                             BUSINESS OF FREDERICA

  Frederica was incorporated as a commercial bank under the laws of Georgia on February 24, 1988.

  At June 30, 1998, Frederica had total assets of approximately $72 million, total deposits of approximately $64 million and total shareholders' equity of approximately $7.1 million. Frederica's principal executive offices are located at 1709 Frederica Road, St. Simons Island, Georgia 31522, and its telephone number at that address is (912) 638-2265.

MARKETS

  Frederica conducts general banking activities in Glynn County, Georgia.

DEPOSITS

  Frederica offers a full range of depository accounts and services to both consumers and businesses. At June 30, 1998, Frederica's deposits, totaling an aggregate of approximately $63 million, consisted of approximately $3.0 million in non-interest-bearing demand deposits; approximately $21.3 million in interest-bearing demand deposits; approximately $.94 million in savings deposits (6% of total deposits); approximately $16.9 million in time deposits in amounts less than $100,000 (31% of total deposits); and approximately $21.3 million in time deposits of $100,000 or more.

LOANS

Frederica makes both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for its customers. Secured loans include first and second real estate mortgage loans. Frederica also makes direct installment loans to consumers on both a secured and unsecured basis.

LENDING POLICY

  It is the policy of Frederica to attempt to effectively meet the credit needs of applicants within Frederica's primary service area of St. Simons Island and Sea Island, Georgia. It is also recognized that, in certain situations, extensions of credit may be afforded to qualified applicants located outside the primary service area.

  Frederica is an Equal Housing Lender, and it is the policy of Frederica to adhere to and comply with all consumer regulations including Regulation B (Equal Credit Opportunity Act), Regulation Z (Truth in Lending Act), and the Fair Credit Reporting Act when considering applications for consumer loans.

EMPLOYEES

  As of June 30, 1998, Frederica had 9 full-time employees and 3 part-time employees. Frederica is not a party to any collective bargaining agreement, and management believes that employee relations are good.

COMPETITION

  The banking business is highly competitive. Frederica competes with other banks, many of which are substantially larger and have greater financial resources. Further, the deregulation of banks, savings and loan associations and other financial institutions and the increased competition from investment bankers and brokers and other financial service organizations may have a significant impact on the competitive environment in which Frederica operates.

PROPERTIES

  The executive office and sole branch of Frederica are located at 1709 Frederica Road, St. Simons Island, Georgia 31522.

LEGAL PROCEEDINGS

  There are no material pending proceedings to which Frederica is a party or of which any of its properties are subject; nor are there material proceedings known to Frederica to be contemplated by any governmental authority; nor are there material proceedings known to Frederica, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Frederica, or any associate of any of the foregoing, is a party or has an interest adverse to Frederica.

                SELECTED HISTORICAL FINANCIAL DATA OF FREDERICA

  The following tables present certain selected historical financial information for Frederica. The per share data for Frederica have been adjusted to reflect a 5% stock dividend effected by Frederica in April 1995, a 5% stock dividend effected by Frederica in April 1996, and a 5% stock dividend effected by Frederica in April 1997. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Frederica incorporated by reference or included herein. Interim unaudited data for the six-month periods ended June 30, 1998 and June 30, 1997, of Frederica reflect, in the opinion of the management of Frederica, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                                                  AT OR FOR THE
                                                                                SIX MONTHS ENDED
                               AT OR FOR THE YEAR ENDED DECEMBER 31,                JUNE 30,
                         -----------------------------------------------------  ------------------
                           1997       1996       1995       1994       1993       1998      1997
                         ---------  ---------  ---------  ---------  ---------  --------  --------
                         (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
 Total interest income.. $   5,218  $   4,827  $   4,258  $   3,207  $   2,722  $  2,811  $  2,509
 Total interest
  expense...............     3,255      3,069      2,591      1,685      1,426     1,646     1,584
 Net interest income....     1,963      1,758      1,667      1,522      1,296     1,165       925
 Provision for loan
  losses................        67         48         65         72         65        30        28
 Net interest income
  after loan loss
  provision.............     1,896      1,710      1,602      1,450      1,231     1,135       897
 Noninterest income.....       201        201        214        155        178       108        92
 Noninterest expense....     1,077      1,019      1,005        940        859       573       551
 Income tax expense.....       360        316        290        226        190       237       156
 Net income............. $     660  $     576  $     521  $     439  $     360  $    433  $    282
PER SHARE DATA:
 Net income............. $    1.38  $    1.21  $    1.09  $     .92  $     .75  $    .90  $    .59
 Cash dividends.........       --         --         --         --         --        --        --
 Book value--adjusted
  for stock dividends...     13.79      12.08      11.21       9.22       8.99     14.67     12.97
OTHER INFORMATION:
 Average number of
  shares outstanding for
  earnings per share
  calculation...........   480,087    477,369    477,369    477,369    477,369   482,712   477,514
AVERAGE BALANCES:
 Total assets........... $  65,762  $  60,644  $  52,233  $  43,304  $  37,303  $ 69,010  $ 63,998
 Earning assets.........    63,340     58,728     50,525     41,732     35,765    66,602    61,676
 Loans..................    40,444     36,420     31,918     25,732     19,168    45,236    38,778
 Deposits...............    57,907     53,000     45,311     37,369     32,981    60,530    56,346
 Stockholders' equity...     6,098      5,431      4,851      4,399      4,083     6,826     5,832
STATEMENT OF CONDITION
 DATA:
 Total assets........... $  66,166  $  62,792  $  56,468  $  45,407  $  41,008  $ 72,118  $ 66,047
 Securities.............    14,986     15,301     15,004     12,498     13,893    16,632    15,468
 Federal funds sold and
  securities purchased
  under agreements to
  resell................     4,565      7,760      5,195      1,060      3,145     7,645     7,600
 Loans, net of unearned
  income................    43,611     37,570     34,465     29,992     22,317    46,144    40,516
 Total deposits.........    58,019     54,908     48,881     39,119     36,449    63,393    58,303
 Short-term debt........     1,135      1,675      1,725      1,590        --      1,135     1,135
 Stockholders' equity...     6,620      5,767      5,353      4,402      4,292     7,080     6,193
PERFORMANCE RATIOS:
 Return on average
  assets(1).............      1.00%       .95%      1.00%      1.01%       .97%     1.25%      .88%
 Return on average
  stockholders'
  equity(1).............     10.82      10.61      10.74       9.98       8.82     12.69      9.67
 Net interest margin....      3.10       2.99       3.30       3.65       3.62      3.50      3.00
 Efficiency(2)..........     49.90      52.86      55.00      56.69      61.49     45.22     54.18
 Dividend payout........       --         --         --         --         --        --        --

                                                                            AT OR FOR THE
                                                                             SIX MONTHS
                                                                                ENDED
                            AT OR FOR THE YEAR ENDED DECEMBER 31,             JUNE 30,
                         -----------------------------------------------   ----------------
                          1997     1996      1995      1994      1993        1998     1997
                         ------  --------  --------  --------  ---------   --------  ------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
ASSET QUALITY RATIOS:
 Net charge-offs to
  average loans, net of
  unearned income.......    .06%      .09%      .03%      .05%      (.02)%      .05%    .02%
 Problem assets to net
  loans and other real
  estate(3).............    .16       --        .03       --         --         .03     .36
 Nonperforming assets to
  net loans and other
  real estate(4)........    .19       .07       .06       .06        .01        .06     .44
 Allowance for loan
  losses to loans, net
  of unearned income....    .97      1.01      1.06      1.03       1.12        .93    1.14
 Allowance for loan
  losses to
  nonperforming assets.. 501.17  1,536.00  1,752.38  1,642.11  12,650.00   1,607.40  261.45
LIQUIDITY AND CAPITAL
 RATIOS:
 Average stockholders'
  equity to average
  assets................   9.27%     8.96%     9.29%    10.16%     10.95%      9.89%   9.11%
 Average loans to
  average deposits......  69.84     68.72     70.44     68.86      58.12      74.73   68.82
 Tier 1 risk-based
  capital(5)............  17.43     17.00     17.90     18.40      21.94      17.54   17.60
 Total risk-based
  capital(5)............  18.55     18.13     19.15     19.61      23.24      18.62   18.75
 Tier 1 leverage(5).....  10.02      9.58     10.12     10.89      11.61      10.20    9.70

--------
(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming loans include problem assets, as defined above, and loans 90 days or more past due.
(5) The risk-based capital ratios are based upon 1992 risk-based capital guidelines. Under the 1992 rules, the required minimum Tier 1 and Total risk-based capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 Capital to Total Assets is 3% to 5%.

  DAILY AVERAGE BALANCES, INTEREST/EXPENSE AND AVERAGE YIELDS EARNED AND RATES
                                      PAID

                                        SIX MONTHS ENDED JUNE 30,
                          -----------------------------------------------------
                                     1998                       1997
                          -------------------------- --------------------------
                          AVERAGE  INCOME/  YIELDS/  AVERAGE  INCOME/  YIELDS/
                          BALANCES EXPENSES RATES(4) BALANCES EXPENSES RATES(4)
                          -------- -------- -------- -------- -------- --------
                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
ASSETS
Loans(1)(3).............  $45,236   $2,170    9.59%  $38,778   $1,790    9.23%
Investment Securities:
 Taxable................   14,743      465    6.31%   16,120      540    6.70%
 Tax-exempt(2)..........      --       --      -- %      --       --      -- %
Federal funds sold and
 securities purchased
 under agreements to re-
 sell...................    6,623      176    5.31%    6,778      179    5.28%
Deposits in banks.......      --       --      --        --       --      -- %
                          -------  -------           -------   ------
 Total earnings assets..   66,602    2,811    8.44%   61,676    2,509    8.14%
                          -------  -------           -------   ------
Other assets............    2,408                      2,322
                          -------                    -------
 Total assets...........  $69,010                    $63,998
                          =======                    =======
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Interest-bearing
 deposits:
 NOW accounts...........  $ 4,239  $    56    2.64   $ 4,178   $   55    2.68%
 Money market accounts..   14,410      370    5.14%    4,976       87    3.50%
 Savings................    1,006       14    2.78%    1,000       13    2.60%
 Time...................   38,231    1,167    6.10%   44,218    1,384    6.26%
Federal funds
 purchased..............      --       --      -- %      --       --      -- %
Repurchase Agreements...    1,135       39    6.87%    1,296       45    6.94%
                          -------  -------           -------   ------
 Total interest-bearing
  liabilities...........   59,021    1,646    5.57%   55,668    1,584    5.69%
                          -------  -------           -------   ------
Noninterest-bearing
 liabilities............    2,644                      1,974
Other liabilities.......      519                        524
Stockholders' Equity....    6,826                      5,832
                          -------                    -------
 Total Liabilities and
  Stockholders' Equity..  $69,010                    $63,998
                          =======                    =======
Net interest income/Net
 interest rate spread...           $ 1,165    2.87%            $  925    2.45%
                                   =======    ====             ======    ====
Net interest margin.....                      3.50%                      3.00%
                                              ====                       ====

--------
(1) Interest income includes loan fees of $153 and $76 for the six-month periods ended June 30, 1998 and June 30, 1997, respectively.
(2) Yield includes the effects of taxable equivalent adjustments using a 34% Federal tax rate.
(3) Average loan balance includes non-accrual loans and overdrafts of $72 and $109 for the six-month periods ended June 30, 1998 and June 30, 1997.
(4) Annualized.

 DAILY AVERAGE BALANCES, INTEREST/EXPENSE AND AVERAGE YIELDS EARNED AND RATES
                                     PAID

                                     1997                       1996
                          -------------------------- --------------------------
                          AVERAGE  INCOME/  YIELDS/  AVERAGE  INCOME/  YIELDS/
                          BALANCES EXPENSES RATES(4) BALANCES EXPENSES RATES(4)
                          -------- -------- -------- -------- -------- --------
                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Assets
Loans(1)(3).............  $40,444   $3,780    9.35%  $36,420   $3,412    9.37%
Investment Securities:
 Taxable................   16,210    1,080    6.66%   16,813    1,128    6.71%
 Tax-exempt(2)..........      --       --      -- %      --       --      -- %
Federal funds sold......    6,686      358    5.35%    5,495      287    5.22%
Deposits in banks.......      --       --      -- %      --       --      -- %
                          -------   ------           -------   ------
 Total earnings assets..   63,340    5,218    8.24%   58,728    4,827    8.22%
                          -------   ------           -------   ------
Other assets............    2,422                      1,916
                          -------                    -------
 Total assets...........  $65,762                    $60,644
                          =======                    =======
Liabilities and
 Stockholders' Equity
Interest bearing
 deposits:
 NOW accounts...........  $ 4,190   $  111    2.65%  $ 3,739   $  101    2.70%
 Money market accounts..    8,528      396    4.64%    3,928      106    2.70%
 Savings................      997       27    2.71%      903       25    2.77%
 Time...................   42,035    2,636    6.27%   42,546    2,714    6.38%
Federal funds
 purchased..............      --       --      -- %      --       --      -- %
Repurchase Agreements...    1,215       85    7.00%    1,723      123    7.14%
                          -------   ------           -------   ------
 Total interest-bearing
  liabilities...........   56,965    3,255    5.71%   52,839    3,069    5.81%
Noninterest-bearing
 liabilities............    2,157                      1,884
Other liabilities.......      542                        490
Stockholders' Equity....    6,098                      5,431
                          -------                    -------
 Total Liabilities and
  Stockholders' Equity..  $65,762                    $60,644
                          =======                    =======
Net interest income/Net
 interest rate spread...            $1,963    2.53%            $1,758    2.41%
                                    ======    ====             ======    ====
Net interest margin.....                      3.10%                      2.99%
                                              ====                       ====

--------
(1) Interest income includes loan fees of $161 and $136 in 1997 and 1996 respectively.
(2) Yield includes the effects of taxable equivalent adjustments using a 34% Federal tax rate.
(3) Average loan balance includes non-accrual loans and overdrafts of $112 and $37 for 1997 and 1996 respectively.

                ANALYSIS OF CHANGES IN NET INTEREST INCOME (1)

                           JUNE 1998 COMPARED TO                   YEAR ENDED                      YEAR ENDED
                                 JUNE 1997                   1997 COMPARED TO 1996            1996 COMPARED TO 1995
                         INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO
                         -------------------------------  ------------------------------   ------------------------------
                          VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
                         ---------   --------  ---------  ---------  ---------  --------   ---------  ---------  --------
                                                           (IN THOUSANDS)
INTEREST INCOME:
Loans................... $     298   $     82  $     380   $    377  $      (9) $    368    $    425  $     (22) $    403
Investment Securities:
 Taxable................       (46)       (29)       (75)       (40)        (8)      (48)        137        (37)      100
 Tax-exempt.............       --         --         --         --         --        --          --         --        --
Federal funds sold and
 securities purchased
 under agreements to
 resell.................        (4)         1         (3)        62          9        71         101        (35)       66
Deposits in banks.......       --         --         --         --         --        --          --         --        --
                         ---------   --------  ---------   --------  ---------  --------    --------  ---------  --------
  Total interest
   income...............       248         54        302        399         (8)      391         663        (94)      569
                         ---------   --------  ---------   --------  ---------  --------    --------  ---------  --------
INTEREST EXPENSE:
Deposits:
 NOW accounts...........         1        --           1         12         (2)       10          13          1        14
 Money market accounts..       165        118        283        124        166       290          (3)       --         (3)
 Savings................       --           1          1          3         (1)        2           4          1         5
 Time...................      (187)       (30)      (217)       (33)       (45)      (78)        437         20       457
Federal funds
 purchased..............       --         --         --         --         --        --          --         --        --
Repurchase agreements...        (6)       --          (6)       (36)        (2)      (38)          4          1         5
                         ---------   --------  ---------   --------  ---------  --------    --------  ---------  --------
  Total interest
   expense..............       (27)        89         62         70        116       186         455         23       478
                         ---------   --------  ---------   --------  ---------  --------    --------  ---------  --------
Net Change.............. $     275   $    (35) $     240   $    329  $    (124) $    205    $    208  $    (117) $     91
                         =========   ========  =========   ========  =========  ========    ========  =========  ========

--------
(1) Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. As a result of the numerous and simultaneous volume and rate changes during any year, it is not possible to allocate the changes precisely between volume and rate. For purposes of this table, changes that are not solely due to volume changes or to rate changes have been attributed proportionally to rates and to volume.
(2) Interest income includes the effects of taxable equivalent adjustments using a 34% Federal tax rate for all time periods.

                      INTEREST RATE SENSITIVITY ANALYSIS
                    (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                            REPRICING WITHIN(1)
                                   ----------------------------------------
                                   LESS THAN  THREE-     SIX-
                                     THREE      SIX     TWELVE    OVER ONE
JUNE 30, 1998            IMMEDIATE   MONTHS    MONTHS    MONTHS     YEAR     TOTAL
-------------            --------- ---------- --------  --------  --------- -------
Earning assets:
 Fixed rate loans(2)....  $    --   $  2,742  $  2,596  $  6,155   $26,433  $37,926
 Variable rate
  loans(2)..............    7,785        231        50        73       472    8,611
 Investments............       14        --        502     1,468    14,647   16,631
 Interest-bearing
  deposits..............      --         --        --        --        --       --
 Federal funds sold and
  securities purchased
  under agreements to
  resell................    7,645        --        --        --        --     7,645
                          -------   --------  --------  --------   -------  -------
  Total earning assets..   15,444      2,973     3,148     7,696    41,552   70,813
                          -------   --------  --------  --------   -------  -------
Interest-bearing
 liabilities:(3)
 Interest-bearing
  deposits..............   21,319        --        --        --        --    21,319
 Savings................      944        --        --        --        --       944
 Time $100,000 and
  over..................               3,512     7,006     7,807     2,996   21,321
 Other time.............       18      3,073     3,464     5,674     4,628   16,857
 Federal funds
  purchased.............      --         --        --        --        --       --
 Repurchase agreements..      --         --        500       135       500    1,135
                          -------   --------  --------  --------   -------  -------
  Total interest-bearing
   liabilities..........   22,281      6,585    10,970    13,616     8,124   61,576
                          -------   --------  --------  --------   -------  -------
Interest-sensitivity
 gap....................   (6,837)    (3,612)   (7,822)   (5,920)   33,428    9,237
                          -------   --------  --------  --------   -------  -------
Cumulative interest-
 sensitivity gap........  $(6,837)  $(10,449) $(18,271) $(24,191)  $ 9,237  $ 9,237
                          =======   ========  ========  ========   =======  =======
Ratio of interest-
 sensitive assets to
 interest-sensitive
 liabilities............    69.31%     45.15%    28.70%    56.52%   511.47%  115.00%
Ratio of cumulative
 interest-sensitivity
 gap to total earning
 assets.................    69.31%     63.80%    54.13%    54.74%   115.00%  115.00%

--------
(1) The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
(2) Excludes overdrafts and nonaccrual loans.
(3) Savings, NOW and money market accounts can be repriced at any time; therefore, all such balances are included in Immediate. Consumer time and other time deposit balances are classified according to their remaining maturities.

                      INTEREST RATE SENSITIVITY ANALYSIS
                    (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                          REPRICING WITHIN(1)
                         ---------------------------------------------------------
                                   LESS THAN  THREE-     SIX-
                                     THREE     SIX      TWELVE   OVER ONE
DECEMBER 31, 1997        IMMEDIATE  MONTHS    MONTHS    MONTHS     YEAR     TOTAL
-----------------        --------- --------- --------  --------  --------  -------
Earning assets:
  Fixed rate loans(2)...  $   --    $ 3,696  $  4,019  $  5,085  $22,930   $35,730
  Variable rate
   loans(2).............    7,603       119        43        75      378     8,218
  Investments...........       25       502         5       502   13,953    14,987
  Interest-bearing
   deposits.............      --        --        --        --       --        --
  Federal funds sold....    4,565       --        --        --       --      4,565
                          -------   -------  --------  --------  -------   -------
    Total earning
     assets.............   12,193     4,317     4,067     5,662   37,261    63,500
                          -------   -------  --------  --------  -------   -------
Interest-bearing
 liabilities:(3)
  Interest-bearing
   deposits.............   16,688       --        --        --       --     16,688
  Savings...............    1,029       --        --        --       --      1,029
  Time $100,000 and
   over.................      100     3,247     4,265     6,048    6,552    20,212
  Other time............       78     3,028     2,499     5,261    6,798    17,664
  Federal funds
   purchased............      --        --        --        --       --        --
  Repurchase
   agreements...........      --        --        --        500      635     1,135
                          -------   -------  --------  --------  -------   -------
    Total interest-
     bearing
     liabilities........   17,895     6,275     6,764    11,809   13,985    56,728
                          -------   -------  --------  --------  -------   -------
Interest-sensitivity
 gap....................   (5,702)   (1,958)   (2,697)   (6,147)  23,276     6,772
                          -------   -------  --------  --------  -------   -------
Cumulative interest-
 sensitivity gap........  $(5,702)  $(7,660) $(10,357) $(16,504) $ 6,772   $ 6,772
                          =======   =======  ========  ========  =======   =======
Ratio of interest-
 sensitive assets to
 interest-sensitive
 liabilities............    68.13%    68.80%    60.13%    47.95%  266.44%   111.94%
Ratio of cumulative
 interest-sensitivity
 gap to total earning
 assets.................    68.13%    68.31%    66.52%    61.39%  111.94%   111.94%

--------
(1) The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
(2) Excludes overdrafts and nonaccrual loans.
(3) Savings, NOW and money market accounts can be repriced at any time; therefore, all such balances are included in Immediate. Consumer time and other time deposit balances are classified according to their remaining maturities.

             INVESTMENT SECURITIES AMORTIZED COST AND MARKET VALUE
                                 (IN THOUSANDS)

  Securities classified as held to maturity:

                                                   JUNE 30, 1998
                                     ------------------------------------------
                                                  GROSS       GROSS
                                     AMORTIZED  UNREALIZED  UNREALIZED  MARKET
                                        COST       GAINS      LOSSES     VALUE
                                     ---------- ----------- ----------- -------
State and political subdivisions....    $--        $--         $--       $--
                                        ----       ----        ----      ----
  Total.............................    $--        $--         $--       $--
                                        ====       ====        ====      ====

                                                 DECEMBER 31, 1997
                                     ------------------------------------------
                                                  GROSS       GROSS
                                     AMORTIZED  UNREALIZED  UNREALIZED  MARKET
                                        COST       GAINS      LOSSES     VALUE
                                     ---------- ----------- ----------- -------
State and political subdivisions....    $--        $--         $--       $--
                                        ----       ----        ----      ----
  Total.............................    $--        $--         $--       $--
                                        ====       ====        ====      ====

  Securities classified as available for sale:

                                                      JUNE 30, 1998
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
U.S. Government agencies................  $12,503     $42        $ 7     $12,538
Mortgage-backed securities..............    4,059      56         21       4,094
                                          -------     ---        ---     -------
  Total.................................  $16,562     $98        $28     $16,632
                                          =======     ===        ===     =======

                                                   DECEMBER 31, 1997
                                        ---------------------------------------
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED MARKET
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- -------
U.S. Government Agencies...............  $10,437     $28        $11     $10,454
Mortgage-backed securities.............    4,519      51         38       4,532
                                         -------     ---        ---     -------
  Total................................  $14,956     $79        $49     $14,986
                                         =======     ===        ===     =======

                    INVESTMENT SECURITIES MATURITY SCHEDULE
                                (IN THOUSANDS)

  Securities classified as held to maturity:

                                                  MATURITY
                                ----------------------------------------------
                                   WITHIN      AFTER ONE BUT         AFTER
                                  ONE YEAR   WITHIN FIVE YEARS     FIVE YEARS
                                ------------ -------------------  ------------
         JUNE 30, 1998          AMOUNT YIELD  AMOUNT     YIELD    AMOUNT YIELD
         -------------          ------ ----- ---------  --------  ------ -----
States and political
 subdivisions (1)..............  $--    --    $     --        --   $--     --%
                                 ----         ---------            ----
  Total securities.............  $--    --    $     --        --   $--     --%
                                 ====         =========            ====

                                                 MATURITY
                               -----------------------------------------------
                                  WITHIN      AFTER ONE BUT          AFTER
                                 ONE YEAR   WITHIN FIVE YEARS      FIVE YEARS
                               ------------ -------------------   ------------
      DECEMBER 31, 1997        AMOUNT YIELD  AMOUNT     YIELD     AMOUNT YIELD
      -----------------        ------ ----- ---------  --------   ------ -----
States and political
 subdivisions (1)............. $ --     --   $     --         --%  $--     --%
                               -----         ---------             ----
  Total securities............ $ --     --   $     --         --   $--     --%
                               =====         =========             ====

  Securities classified as available for sale:

                                                MATURITY
                               -----------------------------------------------
                                  WITHIN       AFTER ONE BUT         AFTER
                                 ONE YEAR    WITHIN FIVE YEARS     FIVE YEARS
                               ------------  -------------------  ------------
        JUNE 30, 1998          AMOUNT YIELD   AMOUNT     YIELD    AMOUNT YIELD
        -------------          ------ -----  ---------- --------  ------ -----
U.S. Government agencies...... $1,966 5.34%  $    8,573    6.28%  $1,999 6.38%
Mortgage-backed securities....     19 7.96%       4,075    6.84%     --    --%
                               ------        ----------           ------
  Total securities............ $1,985        $   12,648           $1,999
                               ======        ==========           ======

                                                MATURITY
                              ------------------------------------------------
                                 WITHIN        AFTER ONE BUT         AFTER
                                ONE YEAR     WITHIN FIVE YEARS     FIVE YEARS
                              -------------  -------------------  ------------
      DECEMBER 31, 1997       AMOUNT  YIELD   AMOUNT     YIELD    AMOUNT YIELD
      -----------------       ------- -----  ---------- --------  ------ -----
U.S. Government agencies..... $ 1,000 6.16%  $    7,448    6.14%  $2,006 7.00%
Mortgage-backed securities...       9 8.42%       4,523    6.79%     --    --%
                              -------        ----------           ------
  Total securities........... $ 1,009        $   11,971           $2,006
                              =======        ==========           ======

--------
(1) Weighted average yields on tax-exempt obligations have been computed on a fully tax-equivalent basis using a tax rate of 34 percent.

                                 LOAN PORTFOLIO
                     (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                                      DECEMBER 31,
                                           -----------------------------------
                           JUNE 30, 1998         1997              1996
                         ----------------- ----------------- -----------------
                                  % LOAN            % LOAN            % LOAN
                                 TO TOTAL          TO TOTAL          TO TOTAL
                         AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS
                         ------- --------- ------- --------- ------- ---------
Commercial, financial... $ 2,676    5.75%  $ 2,500    5.68%  $ 1,512    3.98%
Real estate--mortgage...  31,749   68.16%   30,675   69.66%   28,922   76.20%
Real estate--
 construction and land
 development............   4,882   10.48%    3,771    8.56%    1,780    4.69%
Installment and other
 consumer...............   7,271   15.61%    7,091   16.10%    5,740   15.13%
                         -------  ------   -------  ------   -------  ------
  Total................. $46,578  100.00%  $44,037  100.00%  $37,954  100.00%
                         =======  ======   =======  ======   =======  ======

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY
                                 (IN THOUSANDS)

                                                         MATURITY
                                           ------------------------------------
                                                     AFTER ONE   AFTER
                                           ONE YEAR  BUT WITHIN  FIVE
              JUNE 30, 1998                 OR LESS  FIVE YEARS  YEARS   TOTAL
              -------------                --------- ----------- ------ -------
Commercial, financial....................   $ 1,324    $ 1,341   $   11 $ 2,676
Real estate--mortgage....................     9,093     21,200    1,456  31,749
Real estate--construction and land devel-
 opment..................................     4,654        228      --    4,882
Installment and other consumer...........     4,602      2,669      --    7,271
                                            -------    -------   ------ -------
  Total..................................   $19,673    $25,438   $1,467 $46,578
                                            =======    =======   ====== =======

                                                         MATURITY
                                           ------------------------------------
                                                     AFTER ONE   AFTER
                                           ONE YEAR  BUT WITHIN  FIVE
            DECEMBER 31, 1997               OR LESS  FIVE YEARS  YEARS   TOTAL
            -----------------              --------- ----------- ------ -------
Commercial, financial....................   $ 1,513    $   968    $ 19  $ 2,500
Real estate--mortgage....................    11,124     18,680     871   30,675
Real estate--construction and land devel-
 opment..................................     3,375        396     --     3,771
Installment and other consumer...........     4,718      2,373     --     7,091
                                            -------    -------    ----  -------
  Total..................................   $20,730    $22,417    $890  $44,037
                                            =======    =======    ====  =======

          LOAN INTEREST RATE SENSITIVITY DUE TO REPRICING AND MATURITY
                                 (IN THOUSANDS)

                                                      DECEMBER 31,
                                           -----------------------------------
                           JUNE 30, 1998         1997              1996
                         ----------------- ----------------- -----------------
                         FIXED   VARIABLE  FIXED   VARIABLE  FIXED   VARIABLE
                          RATE     RATE     RATE     RATE     RATE     RATE
                         ------- --------- ------- --------- ------- ---------
One year and under...... $11,534  $8,139   $12,890  $7,840   $ 6,614  $9,414
Due after one year but
 within five years......  24,967     472    22,041     378    20,278     447
Due after five years....   1,466     --        889     --      1,203     --
                         -------  ------   -------  ------   -------  ------
  Total................. $37,967  $8,611   $35,820  $8,218   $28,095  $9,861
                         =======  ======   =======  ======   =======  ======

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                     (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                                               YEARS ENDED
                                                SIX MONTHS    DECEMBER 31,
                                                   ENDED     ----------------
                                               JUNE 30, 1998  1997     1996
                                               ------------- -------  -------
ALLOWANCE FOR LOAN LOSSES:
Balances at beginning of period...............    $   426    $   384  $   368
Charge-offs:
  Commercial and financial....................        --          21        1
  Real estate--mortgage.......................         15        --        12
  Real estate and construction................        --         --       --
  Installment and other consumer..............          7         11       20
                                                  -------    -------  -------
    Total.....................................         22         32       33
                                                  -------    -------  -------
Recoveries:
  Commercial, financial.......................        --         --       --
  Real estate--mortgage.......................        --         --       --
  Real estate and construction................        --         --       --
  Installment and other consumer..............        --           7        1
                                                  -------    -------  -------
    Total.....................................        --           7        1
                                                  -------    -------  -------
Net charge-offs...............................         22         25       32
Provision (benefit) charged (credited) to
 income.......................................         30         67       48
                                                  -------    -------  -------
    Balance at end of period..................    $   434    $   426  $   384
                                                  =======    =======  =======
Loans outstanding at period end...............    $46,578    $44,037  $37,954
Ratio of allowance for loan loss to loans
 outstanding at the end of the period.........        .93%       .97%    1.01%
Average loans outstanding during the period...    $45,658    $40,845  $36,799
Ratio of net charge-offs to average loans
 outstanding during the period................       .05 %       .06%     .09%

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSS
                     (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                                        DECEMBER 31,
                                              ---------------------------------
                              JUNE 30, 1998         1997             1996
                             ---------------- ---------------- ----------------
                                     % LOAN           % LOAN           % LOAN
                                    TO TOTAL         TO TOTAL         TO TOTAL
                             AMOUNT   LOANS   AMOUNT   LOANS   AMOUNT   LOANS
                             ------ --------- ------ --------- ------ ---------
Commercial, financial.......  $--       -- %   $--       -- %   $--       -- %
Real estate--mortgage.......   --       -- %    --       -- %    --       -- %
Real estate--construction...   --       -- %    --       -- %    --       -- %
Consumer....................   --       -- %    --       -- %    --       -- %
Unallocated(1)..............   434   100.00%    426   100.00%    384   100.00%
                              ----   ------    ----   ------    ----   ------
  Total.....................  $434   100.00%   $426   100.00%   $384   100.00%
                              ====   ======    ====   ======    ====   ======

--------
(1) Unallocated amount represents amount exceeding general and specific reserves by loan category.

                              NONPERFORMING ASSETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                         JUNE 30, -------------
                                                           1998    1997   1996
                                                         -------- ------ ------
Loans in nonaccrual status..............................   $ 14   $   71 $  --
Other real estate owned.................................    --       --     --
                                                           ----   ------ ------
  Total nonperforming assets............................   $ 14   $   71 $  --
                                                           ====   ====== ======
Accruing loans past due 90 days or more.................   $ 13   $   14 $   25
Restructured loans......................................    --       --     --
                                                           ----   ------ ------
                                                           $ 13   $   14 $   25
                                                           ====   ====== ======
Interest on nonaccrual loans:
  Interest that would have been recorded under original
   terms................................................   $  1   $    7 $  --
  Interest actually recorded............................    --       --     --
                                                           ----   ------ ------
  Foregone interest.....................................   $  1   $    7 $  --
                                                           ====   ====== ======

  As a matter of policy, Frederica places loans on a nonaccrual status whenever collection becomes doubtful or when payment of interest or principal is 90 days past due.

  All problem assets are disclosed above.

                                DEPOSIT AVERAGES
                     (IN THOUSANDS, EXCEPT OR PERCENTAGES)

                                                       YEARS ENDED DECEMBER 31,
                                               ------------------------------------------
                           SIX MONTHS ENDED
                            JUNE 30, 1998              1997                  1996
                         --------------------  --------------------  --------------------
                         AMOUNT  EXPENSE RATE  AMOUNT  EXPENSE RATE  AMOUNT  EXPENSE RATE
                         ------- ------- ----  ------- ------- ----  ------- ------- ----
Noninterest-bearing..... $ 2,644 $  --    --   $ 2,157 $  --    --   $ 1,884 $  --    --
NOW.....................   4,239     56  2.64%   4,190    111  2.65%   3,739    101  2.70%
Money market............  14,410    370  5.14%   8,528    396  4.14%   3,928    106  2.70%
Savings.................   1,006     14  2.78%     997     27  2.71%     903     25  2.77%
Time....................  38,231  1,167  6.10%  42,035  2,636  6.27%  42,546  2,714  6.38%
                         ------- ------        ------- ------        ------- ------
  Total................. $60,530 $1,607        $57,907 $3,170        $53,000 $2,946
                         ======= ======        ======= ======        ======= ======

                        COMPOSITION OF AVERAGE DEPOSITS
                     (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                                        YEARS ENDED DECEMBER 31,
                                               -------------------------------------------
                           SIX MONTHS ENDED
                             JUNE 30, 1998             1997                  1996
                         --------------------- --------------------- ---------------------
                                 % OF DEPOSIT          % OF DEPOSIT          % OF DEPOSIT
                                   TO TOTAL              TO TOTAL              TO TOTAL
                         AMOUNT    DEPOSITS    AMOUNT    DEPOSITS    AMOUNT    DEPOSITS
                         ------- ------------- ------- ------------- ------- -------------
Noninterest-bearing..... $ 2,644      4.37%    $ 2,157      3.72%    $ 1,884      3.56%
NOW.....................   4,239      7.00%      4,190      7.24%      3,739      7.05%
Money market............  14,410     23.81%      8,528     14.73%      3,928      7.41%
Savings.................   1,006      1.66%        997      1.72%        903      1.70%
Time....................  38,231     63.16%     42,035     72.59%     42,546     80.28%
                         -------    ------     -------    ------     -------    ------
  Total................. $60,530    100.00%    $57,907    100.00%    $53,000    100.00%
                         =======    ======     =======    ======     =======    ======

                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE
                                (IN THOUSANDS)

                                                        JUNE 30,  DECEMBER 31,
                                                        -------- ---------------
                                                          1998    1997    1996
                                                        -------- ------- -------
Months to maturity:
 Under 3 months........................................ $ 3,511  $ 3,347 $ 4,873
 3 to 6 months.........................................   7,007    4,265   6,778
 6 to 12 months........................................   7,807    6,048   3,223
 Over 12 months........................................   2,996    6,552   7,102
                                                        -------  ------- -------
  Total................................................ $21,321  $20,212 $21,976
                                                        =======  ======= =======

                              FUNDS PURCHASED(1)
                       (IN THOUSANDS, EXCEPT FOR RATES)

                                    PERIOD ENDED    DAILY AVERAGE
                                  ----------------- ---------------     MAXIMUM
                                          WEIGHTED                    OUTSTANDING
                                          AVERAGE                       AT ANY
                                  BALANCE   RATE    BALANCE  RATE      MONTH-END
                                  ------- --------- -------- ------   -----------
June 30, 1998....................  $--       -- %    $   --     -- %     $--
December 31, 1997................  $--       -- %    $   --     -- %     $--
December 31, 1996................  $--       -- %    $   --     -- %     $--

--------
(1) Consists of federal funds purchased that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowing are set at the time of borrowing.

                             RATIOS AND OTHER DATA

                                                    JUNE 30,     DECEMBER 31,
                                                   ------------  --------------
                                                   1998   1997    1997    1996
                                                   -----  -----  ------  ------
Return on average assets..........................  1.25%   .88%   1.00%    .95%
Return on average equity.......................... 12.69%  9.67%  10.82%  10.61%
Net interest margin...............................  3.50%  3.00%   3.10%   2.99%
Common stock dividend payout ratio................   -- %   -- %    -- %    -- %
Average earning assets to average assets.......... 96.51% 96.37%  96.32%  96.84%
Average equity to average assets ratio............  9.89%  9.11%   9.27%   8.96%
Efficiency ratio.................................. 45.22% 54.18%  49.90%  52.86%

                                CAPITAL RATIOS

                                                    JUNE 30,     DECEMBER 31,
                                                   ------------  --------------
                                                   1998   1997    1997    1996
                                                   -----  -----  ------  ------
Leverage Ratios:
  Leverage ratio.................................. 10.20%  9.70%  10.02%   9.58%
  Tangible leverage ratio......................... 10.20%  9.70%  10.02%   9.58%
Risk-Based Capital Ratios:
  Tier I risk-based capital ratio................. 17.54% 17.60%  17.43%  17.00%
  Total risk-based capital ratio.................. 18.62% 18.75%  18.55%  18.13%

  Equity component of capital ratios does not include unrealized loss on investment securities, net of tax, included in shareholders' equity accounts.

                FREDERICA MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis sets forth the major factors which affected Frederica's results of operations and financial condition for the periods shown. These comments are intended to supplement and highlight financial and other information and should be read in conjunction with Frederica's financial statements, related notes and selected financial data presented elsewhere in this Proxy Statement/Prospectus.

SIX-MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

  The purpose of this discussion is to focus on significant changes in the financial condition and results of operations of Frederica for the six-month periods ended June 30, 1998 and 1997. The discussion and analysis is intended to supplement and highlight information contained in Frederica's financial statements and selected financial data presented elsewhere in this Proxy Statement/Prospectus. The following should be read in conjunction with the financial statements of Frederica contained herein.

 Summary

  Net income for the six months ended June 30, 1998 was $433,000, an increase of $151,000 or 53.5% over net income of $282,000 in the six months ended June 30, 1997. The increase in net income was primarily the net result of a 26.0% increase in net interest income, offset by a 4.05% increase in operating expenses. Net income per share was $.90 in the first six months of 1998 compared to $0.59 in the first six months of 1997. The return on average assets was 1.25% in the first six months of 1998 compared to .88% in the first six months of 1997. The return on average equity was 12.69% for the six months ended June 30, 1998 and 9.67% for the six months ended June 30, 1997.

 Earning Assets

  Average earnings assets were $66.6 million for the first six months of 1998, an increase of $4.9 million or 7.1% from $61.7 million for the first six months of 1997. At June 30, 1998, the mix of earning assets was comprised of total loans at 65.5%, investment securities at 23.6%, federal funds and securities purchased under agreements to resell at 10.9% of total earning assets. At June 30, 1997, total loans were 63.7%, investment securities were 24.3% and federal funds sold were 12.0% of total earning assets.

  The composition of Frederica's total investment securities portfolio reflects Frederica's investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of Frederica's investment strategy are to maintain an appropriate level of liquidity and to provide a source of interest income with minimal credit risk.

 Deposits

  Deposits averaged $60.5 million during the first six months of 1998 compared to $56.3 million during the first six months of 1997. Total deposits at June 30, 1998 of $63.4 million represented an increase of $5.1 million over total deposits of $58.3 million at June 30, 1997.

 Liquidity Management

  Liquidity is the ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Frederica's ability to meet day-to-day cash flow requirements to ensure the availability of an adequate level of funds to meet loan demand and deposit withdrawal needs of Frederica's customers. Frederica actively manages the levels, types and maturities of earning assets in relation to the sources of funds available to ensure adequate funding will be available at all times. Federal funds sold, investment securities, and deposits in banks scheduled to mature within one year totaled $9.6 million at June 30, 1998, and represented the primary source of Frederica's liquidity. The entire amount was available for liquidity needs.

 Interest Rate Sensitivity Management

  Interest rate sensitivity is a function of the repricing characteristics of Frederica's portfolio of assets and liabilities. The repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in Frederica's current portfolio that are subject to repricing at various time horizons of one year or less, one to five years and over five years. The difference is known as interest rate sensitivity gap.

  Frederica is considered liability sensitive since its deposits will reprice faster than its assets. Frederica has not entered into any off-balance sheet interest rate contracts, such as swaps, caps and floors, to alter its interest rate sensitivity.

 Capital Resources

  Shareholders' equity at June 30, 1998 was $7.1 million, an increase of $887,000 from June 30, 1997. Retention of earnings accounted for the increase in shareholders' equity. The investment market valuation reserve also changed from a $30,000 loss at June 30, 1997 to a $43,000 gain at June 30, 1998.

  A strong capital position, which is vital to the continued profitability of Frederica, promotes depositor and investor confidence and provides a solid foundation for the future growth of the organization. Frederica's capital requirements have been met through the initial capitalization of Frederica and through the retention of earnings.

  Risk-based capital guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets. Under the guidelines, capital strength is measured by two tiers, which are used in conjunction with risk-adjusted assets to determine risk-based capital ratios. Frederica's Tier I capital, which consists of equity, amounted to $7,036,000 at June 30, 1998. Tier II capital, equivalent to the allowance for loan losses amount, was $434,000 at June 30, 1998. Tier I capital plus the Tier II capital components is referred to as Total Qualifying Capital and was $7,470,000 at June 30, 1998. The percentage ratios as calculated under the guidelines were 17.54% and 18.62% for Tier I and Total Qualifying Capital, respectively, at June 30, 1998.

  The capitalization of Frederica has always exceeded the minimum ratios required for "well capitalized" banks as defined by federal regulators, currently 5% leverage capital, 6% Tier I capital and 10% Total Qualifying Capital. Frederica continually monitors these ratios to ensure that it exceeds the guideline ratios.

 Income Taxes

  The effective tax rate as a percentage of pretax income was 35.3% and 35.6% in the six month periods ended June 30, 1998 and June 30, 1997, respectively.

 Dividends

  Bank regulations restrict the amount of dividends which Frederica may pay without obtaining prior approval. If Frederica meets certain requirements pertaining to credit quality and capital ratios, dividends may be paid to shareholders if the aggregate amount of dividends declared in the calendar year does not exceed 50% of the net profits after taxes, but before dividends, for the previous calendar year.

 Impact of Inflation and Changing Prices

  A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon the company's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. In addition, management periodically reviews its pricing of services and adjusts its pricing consistent with the cost increases since the last price adjustment.

RESULTS OF OPERATIONS

 Net Interest Income

  Net interest income rose 25.9% from $925,000 in the six months ended June 30, 1997 to $1,165,000 in the six months ended June 30, 1998. This increase in net interest income can be attributed to growth in loans and an increase in interest margins. During the six months ended June 30, 1998, the net interest margin was 3.50% on average earning assets of $66,602,000. In the six months ended June 30, 1997, the net interest margin was 3.00% on average earning assets of $61,676,000.

 Allowance for Loan Losses

  The allowance for loan losses represents management's estimate of the amount required to provide for potential losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers Frederica's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for loan losses.

  While it is Frederica's policy to charge-off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

  In assessing the adequacy of the allowance, management relies predominately on its periodic review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged-off and to assess the risk characteristics of the portfolio in the aggregate. This review encompasses the judgment of management, utilizing internal loan rating standards, guidelines provided by the banking regulatory authorities governing Frederica, their loan portfolio review as part of the bank examination process, and the annual review performed by the certified public accountants auditing Frederica's financial statements.

  At June 30, 1998, the allowance for loan losses was $434,000 or 0.93% of loans outstanding as compared to $407,000 or 1.0% of loans outstanding at June 30, 1997. At June 30, 1998, Frederica had aggregate non-accrual loans of $14,990, an increase of $14,990 from $0.00 at June 30, 1997.

 Non-interest Income

  Non-interest income was $108,000 for the six months ended June 30, 1998 compared to $92,000 for the six months ended June 30, 1997, a 16.9% increase, largely attributable to an increase in deposits.

 Non-interest Expense

  Non-interest expense increased 4.0%, or approximately $39,000, to $573,000 during the six months ended June 30, 1998 as compared to $551,000 for the six months ended June 30, 1997. Salaries and other personnel expense increased 5.4% or $15,000 to $282,000 in the six months ended June 30, 1998 as compared to $267,000 in the six months ended in June 30, 1997, and other operating expense increased 2.8% or $7,839.

 Income Taxes

  At June 30, 1998 and 1997, Frederica's net deferred tax asset was $194,000 and $219,000, respectively. No valuation allowance was recorded for this asset since taxable income exists in the available carryback periods in an amount which would ensure realization of the asset.

  In the six months ended June 30, 1998, Frederica recorded an income tax provision of approximately $236,000, reflecting an effective tax rate of 35.3%. This compared with a provision of approximately $156,000 for the six months ended June 30, 1997 and a 35.6% effective tax rate.

YEARS ENDED DECEMBER 31, 1997 AND 1996

  The purpose of this discussion is to focus on significant changes in the financial condition and results of operations of Frederica for the two years ended December 31, 1997 and 1996. The discussion and analysis is intended to supplement and highlight information contained in the Frederica financial statements and selected financial data presented elsewhere in this Proxy Statement/Prospectus.

 Summary

  Net income for 1997 was $660,000, an increase of $84,000 over a net income of $576,000 in 1996. Net income per share was $1.38 in 1997 compared to a net income per share of $1.21 in 1996. The return on average assets was 1.00% in 1997 and .95% in 1996. The return on average equity was 10.82% for 1997 and 10.61% in 1996.

 Earning Assets

  Average earning assets were $63.3 million in 1997, an increase of $4.6 million from $58.7 million in 1996. Average earning assets in 1997 increased 7.9% over 1996 due to increases in both average federal funds sold, loans, and investment securities which were funded by an increase in deposits. The average earning asset mix continued to change during 1997 with total loans at 63.8%, investment securities at 25.6% and federal funds including deposits in banks at 10.6% of total earning assets. In 1996, total loans were 62.0%, investment securities at 28.6% and federal funds and deposits in banks both at 9.4% of total earning assets.

  In 1994, Frederica adopted FAS 115 which required that securities available for sale be reported at their market value, with unrealized gains and losses, net of taxes, shown as a separate component of shareholders' equity. During 1997 and 1996, Frederica reported securities available for sale at the lower of cost or market with any valuation adjustment reflected in shareholders' equity as required by generally accepted accounting principles and held-to-maturity securities were reported at amortized cost in both.

  The composition of Frederica's total investment securities portfolio reflects Frederica's investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of Frederica's investment strategy are to maintain an appropriate level of liquidity and provide a source of interest income with minimal credit risk.

 Deposits

  Changes in the markets served by Frederica were reflected in the liability mix during 1997. Interest-bearing liabilities consisted primarily of interest-bearing deposits in 1997 and 1996. Year-end deposit balances increased 5.7% or $3.1 million in 1997. During 1997, the average balance of non-interest bearing deposits, savings, NOW and money market accounts increased 51.8% or $5.4 million compared to a decrease in time deposits of 1.2% or $511,000.

 Liquidity Management

  Liquidity is the ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Frederica's ability to meet day-to-day cash flow requirements to ensure the availability of an adequate level of funds to meet loan demand and deposit withdrawal needs of Frederica's customers. Frederica actively manages the levels, types and maturities of earning assets in relation to the sources of funds available to assure adequate funding will be available at all times. Federal funds sold and investments scheduled to mature within one year totaled $5.6 million in 1997 and represented the primary sources of Frederica's liquidity.

 Interest Rate Sensitivity Management

  Interest rate sensitivity is a function of the repricing characteristics of Frederica's portfolio of assets and liabilities. The repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in Frederica's current portfolio that are subject to repricing at various time horizons of one year or less, one to five years and over five years. The difference is known as interest rate sensitivity gaps.

  Frederica has not entered into any off-balance sheet interest rate contracts, such as swaps, caps and floors, to alter its interest rate sensitivity.

 Capital Resources

  Shareholders' equity at December 31, 1997, reflected an increase of 14.8% or $853,000 from December 31, 1996. Net income accounted for the increase in shareholders' equity in 1997 and 1996.

  Average shareholder's equity as a percentage of total average assets is one measure used to determine capital strength. The ratio of average shareholders' equity to average assets for 1997 was 9.27% compared to 8.96% in 1996.

  Risk-based capital guidelines take into consideration risk factors, as defined by Frederica's regulators, associated with various categories of assets. Under the guidelines, capital strength is measured by two tiers, which are used in conjunction with risk-adjusted assets to determine risk-based capital ratios. Frederica's Tier I capital, which consists of equity less goodwill, amounted to $6,601,000 at December 31, 1997. Tier II capital, equivalent to the allowance for loan losses, was $426,000 at December 31, 1997. Tier I capital plus the Tier II capital components is referred to as Total Qualifying Capital and was $7,027,000 at year-end 1997. The percentage ratios as calculated under the risk-based guidelines were 17.4% and 18.6% for Tier I and Total Qualifying Capital, respectively, at December 31, 1997.

  The regulatory capitalization of Frederica has always exceeded the minimum ratios of 5% leverage capital, 6% Tier I capital and 10% Total Qualifying Capital required in 1997 for "well capitalized" banks as defined by Frederica's regulators. Frederica continually monitors these ratios to ensure that it exceeds the guideline ratios.

RESULTS OF OPERATIONS--1997 COMPARED TO 1996

 Net Interest Income

  Net interest income increased $205,000 or 11.7% from $1,758,000 in 1996 to $1,963,000 in 1997. During 1997, the net interest margin was 3.10% on average earning assets of $63,340,000. In 1996, the net interest margin was 2.99% on average earning assets of $58,728,000. The average yield on earning assets increased 2 basis points to 8.24% in 1997 from 8.22% in 1996.

 Allowance for Loan Losses

  The allowance for loan losses represents management's estimate of the amount which is adequate to provide for potential losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers Frederica's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for loan losses.

  While it is Frederica's policy to charge-off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

  In assessing the adequacy of the allowance, management relies predominately on its periodic review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged-off and to assess the risk characteristics of the portfolio in the aggregate. This review encompasses the judgment of management, utilizing internal loan rating standards, guidelines provided by the banking regulatory authorities governing Frederica, their loan portfolio review as part of the bank examination process, and the annual review performed by the certified public accountants auditing Frederica's financial statements.

  Net charge-offs were $25,000 or .06% of average loans outstanding during 1997 as compared to net charge-offs of $32,000 or .09% of average loans outstanding during 1996. At December 31, 1997, the allowance for loan losses was $426,000 or .97% of loans outstanding as compared to $384,000 or 1.01% of loans outstanding at December 31, 1996. The allowance for loan losses as a multiple of net loans charged off was 17.0 times and 12.0 times for the years ended December 31, 1997 and 1996, respectively.

  At December 31, 1997, Frederica had aggregate non-accrual loans of $71,000 an increase from $0.00 at the prior year end. The ratio of non-accrual loans to total loans was .16% at December 31, 1997 and 0.00% at December 31, 1996.

 Non-interest Income

  Non-interest income was $201,000 for the year ended December 31, 1997 and for 1996.

 Non-interest Expense

  Non-interest expense increased 5.7%, or $58,000 to $1,077,000 during 1997 as compared to $1,019,000 for 1996. Salaries and other personnel expense increased 9.0% to $534,000 in 1997 as compared to $490,000 in 1996, and other operating expense increased 2.8% to $543,000 in 1997 from $528,000 in 1996.

 Income Taxes

  At December 31, 1997 and 1996, Frederica's net deferred tax asset was $203,000 and $216,000, respectively. No valuation allowance was recorded for these assets since taxable income exists in the available carryback periods in an amount which would ensure realization of the asset.

  In 1997 and 1996, Frederica recorded income tax provisions of $360,000 and $316,000, respectively, reflecting an effective tax rate of 35.3% and 35.4% respectively.

IMPACT OF YEAR 2000

  Frederica has taken steps to prepare both its information technology systems and its other equipment and machinery for the Year 2000 date change. Frederica anticipates that, as a result of the Merger, its information technology system be eliminated and it will use Premier's information technology systems. Due to the likelihood that the Merger will be consummated, Frederica has not analyzed the worst case scenarios, formulated a contingency plan or contacted third parties to determine their preparedness with respect to Year 2000 issues. In the event that the Merger is not consummated, Frederica plans to commence this review and analysis and to determine the need for contingency planning. Frederica expects that this review and analysis could be performed within six months following the termination of the Agreement.

                   QUANTITATIVE AND QUALITATIVE DISCLOSURES
                               ABOUT MARKET RISK

  Frederica is exposed only to U.S. dollar interest rate changes and accordingly, manages exposure by considering the possible changes in the net interest margin. Frederica does not have any trading instruments nor does it classify any portion of the investment portfolio as held for trading. Frederica does not engage in any hedging activities or enter into any derivative instruments with a higher degree of risk than mortgage backed securities which are commonly pass through securities. Finally, Frederica has no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks.

  Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known as "interest rate risk." The repricing of interest earning assets and interest bearing liabilities can influence the changes in net interest income.

  Frederica uses simulation analysis to monitor changes in net interest income due to changes in market interest rates. The simulation of rising, declining, and flat interest rate scenarios allows management to monitor and adjust interest rate sensitivity to minimize the impact of market interest rate swings. The analysis of the impact on net interest income over a twelve month period is subjected to a gradual 150 basis point increase or decrease in market rates on net interest income and is monitored on a quarterly basis. The most recent simulation model projects net interest income would decline 4.42% if rates rise gradually over the next year. On the other hand, the model projects net interest income to increase 3.81% if rates decline over the next year. Bank policy states that net interest income cannot change over +/- 5% using this analysis and presently Frederica is within these policy guidelines.

                          FREDERICA SECURITY OWNERSHIP

  The following table sets forth certain information regarding the Frederica Common Stock owned, as of the Record Date and on a pro forma basis giving effect to the Merger, (i) by each person who beneficially owned more than 5% of the shares of Frederica common Stock outstanding, (ii) by each Frederica director, (iii) by the executive officers of Frederica, and (iv) by all Frederica directors and executive officers as a group.

                                                                 PERCENT OF
                                                                   PREMIER
                                                    PERCENT OF   COMMON STOCK
                                         NUMBER OF    COMMON    FOLLOWING THE
NAME OF BENEFICIAL OWNER                 SHARES(1)     STOCK        MERGER
------------------------                 ---------- ----------- --------------
John E. Aderhold (2) (3)................   49,320       9.7%           *
Stiles A. Kellett, Jr. (2)..............   36,366       7.1%           *
George B. Dunbar, Sr.(2)................   12,820       2.5%           *
B. Milton Fulton(2).....................    7,204       1.4%           *
James R. Hewell, Jr.....................    9,315       1.8%           *
Howard C. Jones(2)......................   35,676       7.0%           *
G. Rodney Lueth(4)......................   31,045       6.1%           *
Gordon T. Strother(2)...................    7,478       1.5%           *
John C. Welch(2)........................    2,879         *            *
All directors and executive officers as
 a group--(9 persons)...................  192,103      37.6%         1.6%
                                                       ----          ---

--------
 * Represents less than one percent of the shares outstanding.
(1) On a fully-diluted basis, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.
(2) Includes 2,100 shares of Frederica Common Stock subject to options exercisable within 60 days.
(3) Mr. Aderhold serves on the Board of Directors of both Frederica and Premier.
(4) Includes 7,250 shares of Frederica Common Stock subject to options exercisable within 60 days.

                       CERTAIN REGULATORY CONSIDERATIONS

  The following discussion sets forth the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Premier and Frederica.

GENERAL

  Premier is a bank holding company registered with the Federal Reserve and the Georgia Department under the BHC Act and the Georgia BHC Act, respectively. As such, Premier is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve and the Georgia Department promulgated under such acts. Frederica is a Georgia chartered commercial bank. As such, Frederica is subject to the supervision, examination and reporting requirements of the Georgia Department and the FDIC.

  The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

  The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the communities to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the parties' performance under the Community Reinvestment Act of 1977 ("CRA"), both of which are discussed in more detail below.

  The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Premier, and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, as of June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

  In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act which was effective on July 1, 1995. The Georgia Interstate Banking Act provides that (i) interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow national interstate acquisitions.

  Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo branches which may be established will no longer be limited.

  The BHC Act generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

  Frederica and each bank subsidiary of Premier are members of the FDIC, and as such, their deposits are insured by the FDIC to the maximum extent provided by law. Frederica and each bank subsidiary of Premier are also subject to numerous state and federal statutes and regulations that affect their business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

  Frederica, Premier Bank, Central and Southern Bank, Gwinnett County Bank, Henry County Bank and Spalding County Bank are subject to regulation, supervision, and examination by the FDIC and the Georgia Department. The FDIC and the Georgia Department regularly examine the operations of Premier Bank, Central and Southern Bank, Gwinnett County Bank, Henry County Bank, Spalding County Bank and Frederica and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The FDIC and the Georgia Department also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

  Premier is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of cash flow of Premier, including cash flow to pay dividends to its shareholders, are dividends from Premier Bank, Premier Lending, Central and Southern Bank, Gwinnett County Bank, Henry County Bank and Spalding County Bank. There are statutory and regulatory limitations on the payment of dividends by the subsidiary depository institutions to Premier, as well as by Premier to its shareholders. Frederica is also subject to statutory and regulatory limitations on the payment of dividends to its shareholders.

  If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At June 30, 1998, under dividend restrictions imposed under federal and state laws, Premier Bank, Central and Southern Bank, Gwinnett County Bank, Henry County Bank and Spalding County Bank, without obtaining governmental approvals, could declare aggregate dividends to Premier of approximately $4,153,000. At June 30, 1998, Frederica, without obtaining governmental approvals, could declare dividends to its shareholders of approximately $330,154.

  The payment of dividends by Frederica and Premier and its respective subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

  Frederica, Premier and Premier's subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Premier, and the appropriate federal banking regulator in the case of Frederica and each of Premier's subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

  The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

  The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be comprised of common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At June 30, 1998, Premier's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 15.68% and 14.43%, respectively. At June 30, 1998, Frederica's Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk weighted assets) were 18.62% and 17.54%, respectively.

  In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Premier's Leverage Ratio at June 30, 1998 was 11.64%. Frederica's Leverage Ratio at June 30, 1998 was 10.20%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Frederica and each of Premier's subsidiary depository institutions are subject to risk-based and leverage capital requirements adopted by their respective federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Frederica and each of the subsidiary depository institutions of Premier were in compliance with applicable minimum capital requirements as of June 30, 1998. Neither Frederica, Premier, nor any of Premier's subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

  Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

  The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTIONS

  Under Federal Reserve policy, Premier is expected to act as a source of financial strength for, and to commit resources to support, each of its depository institution subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Premier may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its depository institution subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Premier are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the subsidiaries of Premier would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Premier's investment in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

  FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

  Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of
Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets;
(vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the regulator must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;
(x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking regulator, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer, without regulatory approval.

  At June 30, 1998, Frederica and each of the subsidiary depository institutions of Premier had the requisite capital levels to qualify as "well capitalized."

FDIC INSURANCE ASSESSMENTS

  Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities.

The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

  Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

  Recognizing that the disparity between the SAIF and BIF premium rates had adverse consequences for the SAIF insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the Office of Thrift Supervision released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

  A variation of this proposal designated the Deposit Insurance Funds Act of 1996 ("DIFA") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by DIFA, the FDIC implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule which effected, as of October 1, 1996 (i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (iii) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to Financing Corporation ("FICO") assessments. Effective January 1, 1997, assessments to help pay off the $780 million in annual interest payments on the $8 billion FICO bonds issued in the late 1980's as part of the government rescue of the thrift industry are imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January, 2000, BIF- and SAIF-insured institutions will share the FICO interest costs at equal rates currently estimated at 2.43 basis points.

  Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

  The FDIA, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal regulatory agencies also proposed guidelines for asset quality and earnings standards.

COMMUNITY REINVESTMENT ACT

  The Community Reinvestment Act of 1977 ("CRA") requires the federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. In May 1995, the federal bank regulatory agencies published final amended regulations promulgated pursuant to the CRA. The final regulations eliminate the 12 assessment factors under the former regulation and replace them with performance tests. Institutions are no longer required to prepare CRA Statements or extensively document director participation, marketing efforts or the ascertainment of community credit needs. Under the final rule, an institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. All institutions have the option of being evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

  CRA regulations provide for certain disclosure obligations. In accordance with the CRA, each institution must post a CRA notice advising the public of the right to comment to the institution and its regulator on the institution's CRA performance and to review the institution's CRA public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities, and any written comments from the public on its performance in meeting community credit needs. Public disclosure of written CRA evaluations of financial institutions made by regulatory agencies is required by the CRA. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution's community reinvestment record.

                                    EXPERTS

  The consolidated financial statements of Premier Bancshares, Inc. and subsidiaries at December 31, 1997, and for the year then ended, appearing in Premier Bancshares, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 and the supplemental consolidated financial statements of Premier Bancshares and Subsidiaries at December 31, 1997 and for the year then ended, appearing in Premier Bancshares, Inc.'s Current Report on Form 8-K filed on September 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Premier Bancshares, Inc. and subsidiaries at December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in the Premier Bancshares, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, and the supplemental consolidated financial statements of Premier Bancshares and Subsidiaries at December 31, 1996 and December 31, 1995 and for the years then ended, appearing in Premier Bancshares, Inc.'s Current Report on Form 8-K filed on September 30, 1998, have been audited by Mauldin & Jenkins, LLC, independent auditors, as set forth therein and included therein and incorporated herein by reference. Such consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Frederica appearing in this Proxy
Statement/Prospectus have been audited by Schell & Hogan, LLP, independent accountants, to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                                   OPINIONS

  The legality of the shares of the Premier Common Stock to be issued in the Merger and certain income tax consequences of the Merger will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The provisions of the Georgia Code and Premier's Bylaws set forth the extent to which Premier's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under Premier's Bylaws, Premier is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of Premier, to the extent that they have been successful, on the merits or otherwise, in such defense. Premier's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of Premier or who, while directors or officers of Premier, are or were serving at Premier's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of Premier, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of Premier, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Premier must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by Premier.

  Premier may not indemnify a director or officer in connection with a proceeding by or in the right of Premier in which the director or officer was adjudged liable to Premier for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

  The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

  Premier's Articles of Incorporation provide that no director of Premier shall be personally liable to Premier or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of Premier; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit. Premier maintains an insurance policy insuring Premier and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Premier pursuant to the foregoing provisions, Premier has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         INDEX TO FINANCIAL STATEMENTS

FREDERICA BANK & TRUST
Unaudited Financial Statements--June 30, 1998..............................  F-1
  Report of Independent Accountant.........................................  F-1
  Balance Sheets...........................................................  F-2
  Statements of Operations.................................................  F-3
  Statements of Cash Flows.................................................  F-4
  Notes to Financial Statements............................................  F-5
Financial Statements--December 31, 1997 and 1996........................... F-15
  Independent Auditor's Report............................................. F-15
  Balance Sheets........................................................... F-16
  Statements of Operations................................................. F-17
  Statements of Changes in Stockholders' Equity............................ F-18
  Statements of Cash Flows................................................. F-19
  Notes to Financial Statements............................................ F-20

                              SCHELL & HOGAN, LLP

                            -----------------------
                          CERTIFIED PUBLIC ACCOUNTANTS

JERRY W. HARPER, CPA                                                P.O. BOX 859
JAMES A. SZWAST, CPA                                    BRUNSWICK, GA 31521-0859
JOSEPH A. WHITTLE, JR., CPA                                       (912) 267-5300
STEVEN P. GRAHAM, CPA
CLINTON S. PURSER, CPA                                       3600 FREDERICA ROAD
J. DONALD VANLANDINGHAM, JR., CPA                    ST. SIMONS ISLAND, GA 31522
                                                                  (912) 638-9031

Board of Directors and Stockholders
Frederica Bank & Trust
St. Simons Island, Georgia

  The accompanying balance sheets of Frederica Bank and Trust, as of June 30, 1998 and 1997 and the related statements of operations and cash flows for the six months then ended, were not audited by us and, accordingly, we do not express our opinion on them.

                                          SCHELL AND HOGAN, LLP

                                          /s/ Schell and Hogan, LLP
                                          -------------------------------------
                                          Certified Public Accountants

September 24, 1998
St. Simons Island, Georgia

                             FREDERICA BANK & TRUST

                                 BALANCE SHEETS

                             JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                          1998        1997
                                                       ----------- -----------
ASSETS
  Cash and due from banks............................. $   684,530 $ 1,389,252
  Federal funds sold..................................   7,645,000   7,600,000
                                                       ----------- -----------
                                                         8,329,530   8,989,252
  Investment securities
    Securities available for sale.....................  16,631,414  15,467,620
  Loans, less allowances for loan losses of $434,362
   in 1998 and $407,354 in 1997.......................  46,143,891  40,516,221
  Property and equipment, net.........................     232,792     273,016
  Accrued interest and other assets...................     780,604     800,722
                                                       ----------- -----------
TOTAL ASSETS.......................................... $72,118,231 $66,046,831
                                                       =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
    Demand--non interest bearing...................... $ 2,951,092 $ 2,113,766
    Demand--interest bearing..........................  21,319,407  13,236,808
    Savings...........................................     944,038     973,185
    Time..............................................  38,178,019  41,978,926
                                                       ----------- -----------
      Total deposits..................................  63,392,556  58,302,685
  Accrued interest and other liabilities..............     511,067     416,621
  Securities sold under agreements to repurchase......   1,135,000   1,135,000
                                                       ----------- -----------
      Total liabilities...............................  65,038,623  59,854,306
                                                       ----------- -----------
Stockholders' equity
  Common stock--$5 par value
  Authorized--5,000,000 shares;
  Outstanding--482,769 and 482,619 for 1998 and 1997,
   respectively.......................................   2,413,845   2,413,095
  Surplus.............................................   3,670,296   3,668,778
  Unrealized gain (loss) on securities available for
   sale net of deferred taxes of $26,201 and ($18,469)
   for 1998 and 1997, respectively....................      43,231     (30,473)
  Undivided profits...................................     952,236     141,125
                                                       ----------- -----------
    Total stockholders' equity........................   7,079,608   6,192,525
                                                       ----------- -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............ $72,118,231 $66,046,831
                                                       =========== ===========

   The accompanying notes are an integral part of these financial statements.

                             FREDERICA BANK & TRUST

                            STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                             1998       1997
                                                          ---------- ----------
INTEREST INCOME
  Interest and fees on loans............................. $2,170,252 $1,789,731
  Interest on investment securities
    U.S. Treasury........................................     81,214     80,183
    U.S. Government Agency...............................    239,609    273,732
    Mortgage-backed......................................    143,677    186,023
  Interest on federal funds sold.........................    176,455    179,240
                                                          ---------- ----------
      Total interest income..............................  2,811,207  2,508,909
INTEREST EXPENSE
  Interest on deposits...................................  1,646,411  1,584,332
                                                          ---------- ----------
      Net interest income................................  1,164,796    924,577
PROVISION FOR LOAN LOSSES................................     30,000     27,500
                                                          ---------- ----------
      Net interest income after provision for loan
       losses............................................  1,134,796    897,077
                                                          ---------- ----------
OTHER OPERATING INCOME
  Service fees...........................................     73,294     68,090
  Miscellaneous income...................................     28,917     24,187
  Gains on security transactions.........................      5,625        -0-
                                                          ---------- ----------
      Total other operating income.......................    107,836     92,277
                                                          ---------- ----------
OTHER OPERATING EXPENSE
  Salaries and benefits..................................    281,961    267,492
  Occupancy expense......................................     96,403     87,633
  Other operating expense................................    194,586    195,517
                                                          ---------- ----------
      Total other operating expense......................    572,950    550,642
                                                          ---------- ----------
      Income before income taxes.........................    669,682    438,712
INCOME TAXES.............................................    236,446    156,280
                                                          ---------- ----------
NET INCOME............................................... $  433,236 $  282,432
                                                          ========== ==========
Net income per weighted average share of common stock.... $      .90 $      .59
                                                          ========== ==========

   The accompanying notes are an integral part of these financial statements.

                             FREDERICA BANK & TRUST

                            STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                         1998         1997
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income......................................... $   433,236  $   282,432
                                                      -----------  -----------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................      29,152       28,664
    Discount accretion and premium amortization......     (14,018)     (10,365)
    Provision for loan losses........................      30,000       27,500
    Realized gain on securities available for sale...       5,625          --
    (Increase) decrease in interest receivable.......     142,137      (95,634)
    (Increase) in prepaid expenses and other assets..     (28,915)     (33,864)
    Increase (decrease) in interest payable..........     111,584      (50,339)
    Increase (decrease) in income taxes Payable and
     deferred taxes..................................      10,293       (3,052)
    Increase (decrease) in other liabilities.........      11,975       25,393
                                                      -----------  -----------
      Total adjustments..............................     297,833     (111,697)
                                                      -----------  -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES............     731,069      170,735
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities available for
   sale..............................................   4,505,625    1,000,000
  Principal reduction of mortgage-backed securities..     442,522      892,943
  Equipment purchases................................         --        (8,416)
  Purchase of securities available for sale..........  (6,560,572)  (2,028,088)
  Net (increase) in loans............................  (2,562,632)  (2,973,568)
                                                      -----------  -----------
NET CASH (USED) BY INVESTING ACTIVITIES..............  (4,175,057)  (3,117,129)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits....................   5,156,589    4,959,425
  Net (decrease) in savings..........................     (85,092)     (65,177)
  Net increase (decrease) in certificates of
   deposits..........................................     302,147   (1,499,512)
  Dividends paid in lieu of fractional shares........         --        (3,368)
  Repurchase of securities sold under agreement to
   repurchase........................................         --      (540,000)
  Stock options exercised............................       2,268      125,003
                                                      -----------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES............   5,375,912    2,976,371
                                                      -----------  -----------
NET INCREASE IN CASH.................................   1,931,924       29,977
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD........   6,397,606    8,959,275
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS END OF PERIOD.............. $ 8,329,530  $ 8,989,252
                                                      ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                            FREDERICA BANK & TRUST

                         NOTES TO FINANCIAL STATEMENTS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of operations

  Frederica Bank & Trust is a community bank operating in Glynn County, Georgia. Its sole location is on St. Simons Island, and its customers are primarily residents of St. Simons Island and Sea Island, Georgia. The Bank provides a full line of banking services, with trust services offered through a correspondent bank.

 Investments in securities

  The Bank's investments in securities are classified as available for sale.

    Securities available for sale consist of investments not classified as trading securities nor as securities to be held to maturity.

    Unrealized holding gains and losses, net of deferred tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

    Gain and losses on the sale of securities available for sale are determined using the specific identification method.

 Loans and allowance for loan losses

  Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans will be charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Allowances for impaired loans are generally determined based upon collateral values or the present values of estimated cash flows. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Interest income on impaired loans is recognized consistent with the recognition of interest on all other loans.

 Property, equipment, depreciation and amortization

  Furniture, fixtures, equipment, and the automobile are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are being amortized over the lives of the leases.

 Income taxes

  Provision for income taxes is based on amounts reported in the statement of income and includes deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach as prescribed in FASB Statement No. 109, "Accounting for Income Taxes".

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)


 Cash equivalents

  For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments and interest-bearing deposits in banks purchased with a maturity of three months or less to be cash equivalents.

 Earnings per share

  Earnings per share are calculated on the basis of the weighted average number of shares outstanding during the period.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to change relate to the determination of the allowance for losses on loans.

NOTE 2--INVESTMENT SECURITIES

  Securities consist of the following:

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   1998:
   Securities available for sale
     U.S. Treasury..............  $ 2,961,848  $18,478    $  2,511  $ 2,977,815
     U.S. Government agencies...    9,541,276   23,165       4,648    9,559,793
     Mortgage-backed
      securities................    4,058,858   55,808      20,860    4,093,806
                                  -----------  -------    --------  -----------
                                  $16,561,982  $97,451    $ 28,019  $16,631,414
                                  ===========  =======    ========  ===========
   1997:
   Securities available for sale
     U.S. Treasury..............  $ 2,915,959  $ 2,833    $ 17,072  $ 2,901,720
     U.S. Government agencies...    7,499,167    8,774      19,958    7,487,983
     Mortgage-backed
      securities................    5,101,436   51,851      75,370    5,077,917
                                  -----------  -------    --------  -----------
                                  $15,516,562  $63,458    $112,400  $15,467,620
                                  ===========  =======    ========  ===========

  The amortized cost and approximate market value of debt securities at June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  SECURITIES AVAILABLE FOR SALE
                                                  ------------------------------
                                                  AMORTIZED COST   FAIR VALUE
                                                  -------------- ---------------
     Due in 1 year or less....................... $    1,986,042 $    1,984,675
     Due after 1 year through 5 years............     12,575,940     12,647,778
     Due after 5 years through 10 years..........      2,000,000      1,998,961
                                                  -------------- --------------
                                                  $   16,561,982 $   16,631,414
                                                  ============== ==============

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

  Investment securities with a carrying amount of $7,373,307 at June 30, 1998 and $8,576,386 at June 30, 1997 were pledged to secure public deposits and securities sold under agreement to repurchase.

  Gross realized gains on sales of securities available for sale were $5,625 during 1998.

NOTE 3--LOANS

  Major classifications of loans are as follows:

                                                                JUNE 30
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
     Commercial loans.................................. $ 2,675,770 $ 1,990,923
     Real estate construction..........................   4,881,905   2,559,868
     Real estate mortgage..............................  31,749,740  29,558,692
     Installment and other.............................   7,270,838   6,814,092
                                                        ----------- -----------
                                                         46,578,253  40,923,575
     Allowance for loan losses.........................     434,362     407,354
                                                        ----------- -----------
       Net loans....................................... $46,143,891 $40,516,221
                                                        =========== ===========

  Loans by maturity and interest rate type are as follows:

                                                                 JUNE 30
                                                         -----------------------
                                                            1998        1997
                                                         ----------- -----------
     Maturity Schedule
       3 months or less................................. $10,798,350 $11,629,107
       3 to 6 months....................................   2,645,637   1,120,380
       6 months to 1 year...............................   6,228,387   5,125,344
       1 to 5 years.....................................  25,438,788  22,042,754
       Over 5 years.....................................   1,467,091   1,005,990
                                                         ----------- -----------
                                                         $46,578,253 $40,923,575
                                                         =========== ===========
     Rate
       Variable.........................................   8,611,167   8,399,664
       Fixed............................................  37,967,086  32,523,911
                                                         ----------- -----------
                                                         $46,578,253 $40,923,575
                                                         =========== ===========

  Changes in the allowance for loan losses were as follows:

                                                                    JUNE 30
                                                               -----------------
                                                                 1998     1997
                                                               -------- --------
     Balance, beginning of period............................. $426,130 $384,275
       Charge-offs............................................   21,918    4,597
       Provision charged to operations........................   30,000   27,500
       Recoveries.............................................      150      176
                                                               -------- --------
     Balance, end of period................................... $434,362 $407,354
                                                               ======== ========

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

  Frederica Bank & Trust had loans that were specifically classified as impaired. The allowance for loan losses includes a provision for impaired loans. The amount of impaired loans at June 30, 1998 and 1997 was not considered significant.

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                                    JUNE 30
                                                               -----------------
                                                                 1998     1997
                                                               -------- --------
     Furniture, fixtures and equipment........................ $426,504 $426,504
     Automobile...............................................   24,978   19,000
     Leasehold improvements...................................  305,882  305,882
                                                               -------- --------
                                                                757,364  751,386
     Accumulated depreciation and amortization................  524,572  478,370
                                                               -------- --------
                                                               $232,792 $273,016
                                                               ======== ========

  Depreciation and amortization expense amounted to $29,152 in 1998 and $28,664 in 1997.

NOTE 5--INTEREST-BEARING DEMAND DEPOSITS

  Interest-bearing demand deposits consisted of the following:

                                                                JUNE 30
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
     Money Market accounts............................. $17,256,302 $ 9,540,900
     NOW accounts......................................   4,063,105   3,695,908
                                                        ----------- -----------
                                                        $21,319,407 $13,236,808
                                                        =========== ===========

NOTE 6--TIME DEPOSITS

  Total time deposits consisted of the following:

                                                                JUNE 30
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
     Certificates of deposit ^ $100,000................ $16,856,673 $19,652,224
     Certificates of deposit < $100,000................  21,321,346  22,326,702
                                                        ----------- -----------
                                                        $38,178,019 $41,978,926
                                                        =========== ===========

  Maturities for certificates of deposit greater than or equal to $100,000 at June 30, 1998 and 1997 are as follows:

                                                                 JUNE 30
                                                         -----------------------
                                                            1998        1997
                                                         ----------- -----------
     1 year or less..................................... $18,325,243 $15,248,713
     1-5 years..........................................   2,996,103   7,077,989
                                                         ----------- -----------
                                                         $21,321,346 $22,326,702
                                                         =========== ===========

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)


NOTE 7--INCOME TAXES

  Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The provision for income taxes, including principle items making up the deferred tax provision follows:

                                                             1998      1997
                                                           --------  --------
     Income taxes currently payable
       Total.............................................. $242,470  $171,539
     Deferred
       Difference in tax and book provision for losses on
        loans.............................................   (3,106)   (8,709)
       Deferred compensation..............................    3,991     2,553
       Difference between book and tax depreciation.......   (6,909)   (5,353)
       Other..............................................             (3,750)
                                                           --------  --------
     Income Tax Expense................................... $236,446  $156,280
                                                           ========  ========

  Reconciliation of the United States Federal statutory rate to the Bank's effective tax rate is as follows:

                                                                   1998   1997
                                                                   -----  -----
     Statutory rate............................................... 34.00% 34.00%
     State income taxes...........................................  1.31   1.90
     Exercise of stock options....................................   --    (.28)
                                                                   -----  -----
     Effective tax rate........................................... 35.31% 35.62%
                                                                   =====  =====

  The Bank paid $226,153 of income taxes in 1998 and $159,332 in 1997.

  The balance sheet includes, in other assets, the following components of deferred taxes:

                                                                1998     1997
                                                              -------- --------
     Deferred Tax Assets
       Allowance for loan losses............................. $155,826 $140,002
       Deferred compensation.................................   70,139   77,915
       Unrealized loss on securities.........................      --    18,469
                                                              -------- --------
                                                               225,965  236,386
                                                              -------- --------
     Deferred Tax Liabilities
       Allowance for depreciation............................    2,044   17,417
       Unrealized gain on securities.........................   26,201      --
       Other.................................................    3,618      --
                                                              -------- --------
                                                                31,863   17,417
                                                              -------- --------
     Net deferred tax asset.................................. $194,102 $218,969
                                                              ======== ========
     Jurisdiction
       State................................................. $ 29,115 $ 32,845
       Federal...............................................  164,987  186,124
                                                              -------- --------
                                                              $194,102 $218,969
                                                              ======== ========

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)


NOTE 8--OPERATING LEASES

  Frederica Bank & Trust has entered into three seven-year leases, each with three five-year renewal options, for the use of the bank building and land.

  In 1995, Frederica Bank & Trust opted to engage in a five-year renewal for use of the Bank's building and land. The Bank's obligations under leases for the remaining years of the first five-year renewal option are as follows:

            1998................................. $29,708
            1999.................................  59,986
            2000.................................  10,097
                                                  -------
                                                  $99,791
                                                  =======

  Rental expense, which consists of minimum rentals only, was $30,052 in 1998 and $29,778 in 1997.

NOTE 9--DIVIDENDS

  State statutes and regulations impose restrictions on the amount of dividends that may be declared by Frederica Bank & Trust. These regulations require that paid-in capital and appropriated retained earnings, in combination, equal at least 20 percent of capital stock before any dividends may be paid. The aggregate amount of cash dividends declared for a calendar year without approval of regulatory agencies may not exceed fifty percent of the net profits after taxes, but before dividends, for the previous calendar year.

  A stock dividend of 5% was approved by the Board of Directors for shareholders of record on March 21, 1997 and was payable on April 18, 1997. This resulted in the issuance of 22,613 additional shares of stock and $3,368 paid for fractional shares. In a stock dividend of less than 20-25%, retained earnings is capitalized at the fair market value of the stock issued. The fair market value was determined to be $27.00 per share. The issuance of additional common stock resulted in an increase in common stock and surplus of $113,065 and $497,486, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                             1998       1997
                                                          ---------- ----------
   Financial instruments whose contract amounts
    represent credit risk:
     Commitments to extend credit (unfunded portion) and
      standby letters of credit.........................  $2,753,387 $2,325,284
                                                          ========== ==========

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)


  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but generally consists of residential real estate and listed stock. The Bank does not anticipate any material losses as a result of these commitments.

NOTE 11--RELATED PARTY TRANSACTIONS

  At June 30, 1998 and 1997, officers and directors and their related interests had loans amounting to $2,263,000 and $2,003,000, respectively.

NOTE 12--REGULATORY MATTERS

  Frederica Bank and Trust is subject to various regulatory capital requirements administered by its primary federal regulator, FDIC. Failure to meet the minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations) and Tier 1 capital to adjusted total assets (as defined). Management believes as of June 30, 1998, that the Bank meets all of the capital adequacy requirements to which it is subject.

  As of June 30, 1997, the most recent notification from FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain well capitalized the Bank would have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                               FOR CAPITAL
                                                            ADEQUACY PURPOSES
                                                                AND TO BE
                                                             WELL CAPITALIZED
                                                                UNDER THE
                                                            PROMPT CORRECTIVE
                                               ACTUAL       ACTION PROVISIONS
                                          ----------------- -------------------------------------------------
                                            AMOUNT    RATIO                 AMOUNT                      RATIO
                                          ----------- -----               -----------                  ------
                                          (DOLLARS IN                     (DOLLARS IN
                                          THOUSANDS)                       THOUSANDS)
   As of June 30, 1998
     Total Risk-Based Capital (to Risk-
      Weighted Assets)...................   $7,470    18.6%   (greater than or less than)$4,011 (greater than or less than)10.0%

     Tier I Capital (to Risk-Weighted
      Assets)............................   $7,036    17.5%   (greater than or less than)$2,407 (greater than or less than)6.0%
     Tier I Capital (to Adjusted Total
      Assets)............................   $7,036    10.2%   (greater than or less than)$3,448 (greater than or less than)5.0%

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)


NOTE 13--PENSION PLAN

  The Board of Directors voted to contribute an amount equal to 5% of each employee's base salary to a Simplified Employee Pension Plan (SEP) for 1997 and 1996. The Bank can decide on an annual basis the amount of the contribution that will be made to the plan, but it is not required to make any future contributions. Pension expense was $10,000 and $12,000 for the six months ended June 30, 1998 and 1997.

NOTE 14--STOCK OPTIONS

  On April 19, 1996, the Bank adopted two stock-based compensation plans, which are described below. The Bank applies Accounting Principal Board Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its plans. Had compensation cost for the Bank's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Financial Accounting Standards Board (FASB) Statement 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                   1997
                                                 --------
            Net income
              As reported....................... $282,432
              Pro forma.........................  255,546
            Primary earnings per share
              As reported.......................      .59
              Pro forma.........................      .54

  The Bank has two fixed option plans. Under the 1996 Officers and Employees Stock Option Plan, the Company may grant options to its employees for up to 26,250 (as adjusted for subsequent stock dividends) shares of common stock. Under the 1996 Directors Stock Option Plan, the Bank may grant options to its directors for up to 21,000 (as adjusted for subsequent stock dividends) shares of common stock. Under the plans, the exercise price of each option is $15.12 for the Officers and Employees Stock Option Plan and $23.81 for the Directors Stock Option Plan. Each option's maximum term is 10 years. Options were granted on April 19, 1996.

  The exercise price of both options was the fair market value of the Bank's stock at the date the options were granted. At that time the fair market value was determined to be $23.81 per share (as adjusted for subsequent stock dividends) which was what shares of stock had sold for in isolated transactions. In 1997, the Board of Directors approved a formula to establish fair market value for the Officers and Employees Stock Options since the Bank's stock did not trade on an established market and because the number of shares traded locally was not significant. The formula was based on trading multiples of similar banks traded on established markets. The price derived from this method was $15.12 per share, and officers and employees options were reissued at that price.

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

  A summary of the status of the Bank's two fixed stock option plans as of June 30, 1998 and 1997, and changes during the periods then ended are presented below:

                   OFFICERS AND EMPLOYEES STOCK OPTION PLAN

                                                               1998    1997
     FIXED OPTIONS                                            SHARES  SHARES
     -------------                                            ------  -------
     Outstanding at beginning of year........................ 21,875   20,500
     Adjusted for stock dividends............................    --     1,025
     Returned................................................    --   (18,375)
     Granted.................................................    --       --
     Exercised...............................................   (150)  (3,150)
     Regranted...............................................    --    18,375
     Forfeited...............................................    --       --
     Expired.................................................    --       --
                                                              ------  -------
     Outstanding at June 30.................................. 21,725   18,375
                                                              ======  =======
     Options exercisable at June 30.......................... 21,725   18,375
     Weighted-average fair value of options granted during
      the year...............................................    --       --

                          DIRECTORS STOCK OPTION PLAN

                                                               1998    1997
     FIXED OPTIONS                                            SHARES  SHARES
     -------------                                            ------- -------
     Outstanding at beginning of year........................  16,800  18,000
     Granted.................................................     --      --
     Adjusted for stock dividends............................     --      900
     Exercised...............................................     --   (2,100)
     Forfeited...............................................     --      --
     Expired.................................................     --      --
                                                              ------- -------
     Outstanding at June 30..................................  16,800  16,800
                                                              ======= =======
     Options exercisable at June 30..........................  16,800  16,800
     Weighted-average fair value of options granted during
      the year............................................... $   --  $   --

NOTE 15--CONCENTRATIONS OF CREDIT

  Generally, all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. Many of the customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3.

  In addition, the Bank had concentrations at two large financial institutions of federal funds sold of $7,645,000 as of June 30, 1998.

                            FREDERICA BANK & TRUST

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)


NOTE 16--CASH FLOW

 A. Cash and Cash Equivalents

  For purposes of the statements of cash flows, the following are considered cash and cash equivalents.

                                                              1998       1997
                                                           ---------- ----------
     Cash and due from banks.............................. $  684,530 $1,389,252
     Federal funds sold...................................  7,645,000  7,600,000
                                                           ---------- ----------
                                                           $8,329,530 $8,989,252
                                                           ========== ==========

 B. Interest Paid

  Interest paid on deposits approximated $1,534,827 and $1,651,235 in 1998 and 1997, respectively.

NOTE 17--SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Average monthly balances of securities sold under agreements to repurchase amounted to $1,135,000 and $1,296,105 during 1998 and 1997, respectively. The maximum amount outstanding at any month end during 1998 and 1997 was $1,135,000 and $1,675,000, respectively. The securities underlying the repurchase agreements are under the Bank's control.

                              SCHELL & HOGAN, LLP

                            -----------------------
                         CERTIFIED PUBLIC ACCOUNTANTS

JERRY W. HARPER, CPA                                               P.O. BOX 859
JAMES A. SZWAST, CPA                                   BRUNSWICK, GA 31521-0859
JOSEPH A. WHITTLE, JR., CPA                                      (912) 267-5300
STEVEN P. GRAHAM, CPA
CLINTON S. PURSER, CPA                                      3600 FREDERICA ROAD
J. DONALD VANLANDINGHAM, JR., CPA                   ST. SIMONS ISLAND, GA 31522
                                                                 (912) 638-9031

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Frederica Bank & Trust
St. Simons Island, Georgia

  We have audited the accompanying balance sheets of Frederica Bank & Trust as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frederica Bank & Trust as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Schell and Hogan, LLP

                                          /s/ Schell and Hogan, LLP
                                          -------------------------------------
                                          Certified Public Accountants

February 25, 1998
St. Simons Island, Georgia

                             FREDERICA BANK & TRUST

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                          1997        1996
                                                       ----------- -----------
ASSETS
  Cash and due from banks............................. $ 1,832,606 $ 1,199,275
  Federal funds sold..................................   4,565,000   7,760,000
                                                       ----------- -----------
                                                         6,397,606   8,959,275
  Investment securities
    Securities available for sale.....................  14,986,563  15,301,094
  Loans, less allowances for loan losses of $426,130
   in 1997 and $384,275 in 1996.......................  43,611,259  37,570,153
  Property and equipment, net.........................     261,944     293,264
  Accrued interest and other assets...................     908,392     668,172
                                                       ----------- -----------
TOTAL ASSETS.......................................... $66,165,764 $62,791,958
                                                       =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits
      Demand--non interest bearing.................... $ 2,426,233 $ 2,058,210
      Demand--interest bearing........................  16,687,677   8,332,939
      Savings.........................................   1,029,130   1,038,362
      Time............................................  37,875,872  43,478,438
                                                       ----------- -----------
        Total deposits................................  58,018,912  54,907,949
    Accrued interest and other liabilities............     391,781     441,567
    Securities sold under agreements to repurchase....   1,135,000   1,675,000
                                                       ----------- -----------
        Total liabilities.............................  59,545,693  57,024,516
                                                       ----------- -----------
  Stockholders' equity
    Common stock--$5 par value
      Authorized--5,000,000 shares; Outstanding--
       482,619 and 454,756 for 1997 and 1996,
       respectively...................................   2,413,095   2,273,780
    Surplus...........................................   3,668,778   3,072,539
    Unrealized gain (loss) on securities available for
     sale net of deferred taxes of $11,635 and
     ($31,205) for 1997 and 1996, respectively........      19,197     (51,489)
    Undivided profits.................................     519,001     472,612
                                                       ----------- -----------
        Total stockholders' equity....................   6,620,071   5,767,442
                                                       ----------- -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............ $66,165,764 $62,791,958
                                                       =========== ===========

   The accompanying notes are an integral part of these financial statements.

                             FREDERICA BANK & TRUST

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                             1997       1996
                                                          ---------- ----------
INTEREST INCOME
  Interest and fees on loans............................. $3,780,575 $3,412,103
  Interest on investment securities
    U.S. Treasury........................................    158,348    186,186
    U.S. Government Agency...............................    570,838    447,885
    Mortgage-backed......................................    350,503    493,573
  Interest on federal funds sold.........................    358,597    286,970
                                                          ---------- ----------
      Total interest income..............................  5,218,861  4,826,717
INTEREST EXPENSE
  Interest on deposits...................................  3,255,423  3,069,215
                                                          ---------- ----------
      Net interest income................................  1,963,438  1,757,502
PROVISION FOR LOAN LOSSES................................     67,500     48,000
                                                          ---------- ----------
      Net interest income after provision for loan
       losses............................................  1,895,938  1,709,502
                                                          ---------- ----------
OTHER OPERATING INCOME
  Service fees...........................................    148,117    136,371
  Miscellaneous income...................................     46,526     31,955
  Gains on security transactions.........................      6,452     32,610
                                                          ---------- ----------
      Total other operating income.......................    201,095    200,936
                                                          ---------- ----------
OTHER OPERATING EXPENSE
  Salaries and benefits..................................    533,577    490,394
  Occupancy expense......................................    180,042    189,120
  Other operating expense................................    363,035    338,943
                                                          ---------- ----------
      Total other operating expense......................  1,076,654  1,018,457
                                                          ---------- ----------
      Income before income taxes.........................  1,020,379    891,981
INCOME TAXES.............................................    360,071    316,141
                                                          ---------- ----------
NET INCOME............................................... $  660,308 $  575,840
                                                          ========== ==========
Net income per weighted average share of common stock.... $     1.38 $     1.21
                                                          ========== ==========

   The accompanying notes are an integral part of these financial statements.

                             FREDERICA BANK & TRUST

                       STATEMENT OF STOCKHOLDERS' EQUITY

                               DECEMBER 31, 1997

                                                                        UNREALIZED
                                                                      GAIN/(LOSS) ON
                                                                   SECURITIES AVAILABLE
                             COMMON STOCK                            FOR SALE NET OF        TOTAL
                          ------------------            UNDIVIDED  APPLICABLE DEFERRED  STOCKHOLDERS'
                          SHARES  PAR VALUE   SURPLUS    PROFITS       INCOME TAXES        EQUITY
                          ------- ---------- ---------- ---------  -------------------- -------------
BALANCE, DECEMBER 31,
 1995...................  433,281 $2,166,405 $2,643,039 $ 438,374       $ 105,504        $5,353,322
5% stock dividend
 (21,475 shares issued
 at $25 per share)......   21,475    107,375    429,500  (541,602)            --             (4,727)
Net income for 1996.....      --         --         --    575,840             --            575,840
Change in unrealized
 gain/(loss) on
 securities available
 for sale, net of
 applicable deferred
 income taxes of
 ($95,144)..............      --         --         --        --         (156,993)         (156,993)
                          ------- ---------- ---------- ---------       ---------        ----------
BALANCE, DECEMBER 31,
 1996...................  454,756  2,273,780  3,072,539   472,612         (51,489)        5,767,442
5% stock dividend
 (22,613 shares issued
 at $27 per share)......   22,613    113,065    497,486  (613,919)            --             (3,368)
Stock options exercised
 (5,250 shares--exercise
 price $23.81 per
 share).................    5,250     26,250     98,753       --              --            125,003
Change in unrealized
 gain/(loss) on
 securities available
 for sale, net of
 applicable deferred
 income taxes of
 $42,840................      --         --         --        --           70,686            70,686
Net income for 1997.....      --         --         --    660,308             --            660,308
                          ------- ---------- ---------- ---------       ---------        ----------
BALANCE, DECEMBER 31,
 1997...................  482,619 $2,413,095 $3,668,778 $ 519,001       $  19,197        $6,620,071
                          ======= ========== ========== =========       =========        ==========


   The accompanying notes are an integral part of these financial statements.

                             FREDERICA BANK & TRUST

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income......................................... $   660,308  $   575,840
                                                      -----------  -----------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................      59,131       61,700
    Discount accretion and premium amortization......     (23,841)     (15,731)
    Provision for loan losses........................      67,500       48,000
    Realized gain on securities available for sale...      (6,452)     (32,610)
    Gain on sale of property.........................      (4,116)         --
    (Increase) decrease in interest receivable.......    (230,053)      77,472
    (Increase) in prepaid expenses and other assets..     (27,877)     (11,403)
    Increase (decrease) in interest payable..........     (90,821)      15,260
    Increase (decrease) in income taxes payable and
     deferred taxes..................................      12,801      (48,664)
    Increase (decrease) in other liabilities.........       3,104      (32,960)
                                                      -----------  -----------
      Total adjustments..............................    (240,624)      61,064
                                                      -----------  -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES............     419,684      636,904
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities available for sale
   (including $544,885 of mortgage-backed securities
   in 1996)..........................................   7,004,141    4,075,510
  Principal reduction of mortgage-backed securities..   1,450,079    1,413,953
  Proceeds from sale of property.....................       9,700          --
  Equipment purchases................................     (33,395)      (1,190)
  Purchase of securities available for sale..........  (7,995,870)  (5,990,469)
  Net (increase) in loans............................  (6,108,606)  (3,153,481)
                                                      -----------  -----------
NET CASH (USED) BY INVESTING ACTIVITIES..............  (5,673,951)  (3,655,677)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits....................   8,722,761    1,238,139
  Net increase (decrease) in savings.................      (9,232)     264,272
  Net increase (decrease)in certificates of
   deposits..........................................  (5,602,566)   4,524,249
  Dividends paid in lieu of fractional shares........      (3,368)      (4,727)
  Repurchase of securities sold under agreement to
   repurchase........................................    (540,000)     (50,000)
  Stock options exercised............................     125,003          --
                                                      -----------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES............   2,692,598    5,971,933
                                                      -----------  -----------
NET INCREASE (DECREASE) IN CASH......................  (2,561,669)   2,953,160
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR..........   8,959,275    6,006,115
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS END OF YEAR................ $ 6,397,606  $ 8,959,275
                                                      ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                            FREDERICA BANK & TRUST

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of operations

  Frederica Bank & Trust is a community bank operating in Glynn County, Georgia. Its sole location is on St. Simons Island, Georgia. The Bank's customers are primarily residents of St. Simons Island and Sea Island, Georgia. The Bank provides a full line of banking services, with trust services offered through a correspondent bank.

 Investments in securities

  The Bank's investments in securities are classified as available for sale.

    Securities available for sale consist of investments not classified as trading securities nor as securities to be held to maturity.

    Unrealized holding gains and losses, net of deferred tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

    Gain and losses on the sale of securities available for sale are determined using the specific identification method.

 Loans and allowance for loan losses

  Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans will be charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Allowances for impaired loans are generally determined based upon collateral values or the present values of estimated cash flows. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Interest income on impaired loans is recognized consistent with the recognition of interest on all other loans.

 Property, equipment, depreciation and amortization

  Furniture, fixtures, equipment, and the automobile are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are being amortized over the lives of the leases.

 Income taxes

  Provision for income taxes is based on amounts reported in the statement of income and includes deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach as prescribed in FASB Statement No. 109, "Accounting for Income Taxes".

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996


 Cash equivalents

  For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments and interest-bearing deposits in banks purchased with a maturity of three months or less to be cash equivalents.

 Earnings per share

  Earnings per share are calculated on the basis of the weighted average number of shares outstanding during the period.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to change relate to the determination of the allowance for losses on loans.

NOTE 2--INVESTMENT SECURITIES

  Securities consist of the following:

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   1997:
   Securities available for sale
     U.S. Treasury..............  $ 2,936,094  $11,570    $  6,533  $ 2,941,131
     U.S. Government agencies...    7,500,612   16,940       4,219    7,513,333
     Mortgage-backed
      securities................    4,519,024   50,952      37,877    4,532,099
                                  -----------  -------    --------  -----------
                                  $14,955,730  $79,462    $ 48,629  $14,986,563
                                  ===========  =======    ========  ===========
   1996:
   Securities available for sale
     U.S. Treasury..............  $ 2,891,315  $ 4,139    $ 19,824  $ 2,875,630
     U.S. Government agencies...    6,500,670    8,031      36,106    6,472,595
     Mortgage-backed
      securities................    5,991,803   54,146      93,081    5,952,869
                                  -----------  -------    --------  -----------
                                  $15,383,788  $66,316    $149,011  $15,301,094
                                  ===========  =======    ========  ===========

  The amortized cost and approximate market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                SECURITIES AVAILABLE FOR SALE
                                                -------------------------------
                                                 AMORTIZED COST   FAIR VALUE
                                                ---------------- --------------
     Due in 1 year or less.....................  $    1,009,009  $    1,008,853
     Due after 1 year through 5 years..........      11,946,721      11,971,308
                                                 --------------  --------------
     Due after 5 years through 10 years........       2,000,000       2,006,402
                                                 --------------  --------------
                                                 $   14,955,730  $   14,986,563
                                                 ==============  ==============

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

  Investment securities with a carrying amount of $7,611,005 at December 31, 1997 and $6,423,397 at December 31, 1996 were pledged to secure public deposits and securities sold under agreement to repurchase.

  Gross realized gains on sales of securities available for sale were $6,452 during 1997 and gross realized gains on sales of securities available for sale were $32,610 during 1996.

NOTE 3--LOANS

  Major classifications of loans are as follows:

                                                          DECEMBER 31
                                                    ------------------------
                                                       1997         1996
                                                    -----------  -----------
     Commercial loans, including commercial real
      estate....................................... $ 6,702,805  $ 7,319,736
     Real estate construction......................   3,771,439    1,780,156
     Real estate mortgage..........................  32,121,840   27,436,171
     Installment...................................   1,324,908    1,375,458
     Other.........................................     116,397       42,907
                                                    -----------  -----------
                                                     44,037,389   37,954,428
     Allowance for loan losses.....................    (426,130)    (384,275)
                                                    -----------  -----------
       Net loans................................... $43,611,259  $37,570,153
                                                    ===========  ===========

  Loans by maturity and interest rate type are as follows:

                                                               DECEMBER 31
                                                         -----------------------
                                                            1997        1996
                                                         ----------- -----------
     Maturity Schedule
       3 months or less................................. $11,505,974 $11,395,085
       3 to 6 months....................................   4,060,000   2,089,446
       6 months to 1 year...............................   5,162,328   2,594,657
       1 to 5 years.....................................  22,417,755  20,672 276
       Over 5 years.....................................     891,332   1,202,964
                                                         ----------- -----------
                                                         $44,037,389 $37,954,428
                                                         =========== ===========
     Rate
       Variable.........................................   8,217,967   9,903,270
       Fixed............................................  35,819,422  28,051,158
                                                         ----------- -----------
                                                         $44,037,389 $37,954,428
                                                         =========== ===========

  Changes in the allowance for loan losses were as follows:

                                                                DECEMBER 31
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
     Balance, beginning of year............................. $384,275  $368,216
       Charge-offs..........................................  (32,444)  (32,930)
       Provision charged to operations......................   67,500    48,000
       Recoveries...........................................    6,799       989
                                                             --------  --------
     Balance, end of year................................... $426,130  $384,275
                                                             ========  ========

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

  Frederica Bank & Trust had loans that were specifically classified as impaired, amounting to approximately $62,335 and $108,238 at December 31, 1997 and 1996, respectively. The average balance of these loans was approximately $171,753 in 1997 and $104,196 in 1996. The allowance for loan losses related to impaired loans amounted to approximately $15,000 and $66,432 at December 31, 1997 and 1996 respectively.

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                               DECEMBER 31
                                                           --------------------
                                                             1997       1996
                                                           ---------  ---------
     Furniture, fixtures and equipment.................... $ 426,504  $ 418,087
     Automobile...........................................    24,978     19,000
     Leasehold improvements...............................   305,882    305,882
                                                           ---------  ---------
                                                             757,364    742,969
     Accumulated depreciation and amortization............  (495,420)  (449,705)
                                                           ---------  ---------
                                                           $ 261,944  $ 293,264
                                                           =========  =========

  Depreciation and amortization expense amounted to $59,131 in 1997 and $61,700 in 1996.

NOTE 5--INTEREST-BEARING DEMAND DEPOSITS

  Interest-bearing demand deposits consisted of the following:

                                                              DECEMBER 31
                                                         ----------------------
                                                            1997        1996
                                                         ----------- ----------
     Money Market accounts.............................. $12,344,562 $4,133,047
     NOW accounts.......................................   4,343,115  4,199,892
                                                         ----------- ----------
                                                         $16,687,677 $8,332,939
                                                         =========== ==========

NOTE 6--TIME DEPOSITS

  Total time deposits consisted of the following:

                                                              DECEMBER 31
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
     Certificates of deposit ^ $100,000................ $20,211,816 $21,976,340
     Certificates of deposit < $100,000................  17,664,056  21,502,098
                                                        ----------- -----------
                                                        $37,875,872 $43,478,438
                                                        =========== ===========

  Maturities for certificates of deposit greater than or equal to $100,000 at December 31, 1997 and 1996 are as follows:

                                                               DECEMBER 31
                                                         -----------------------
                                                            1997        1996
                                                         ----------- -----------
     1 year or less..................................... $13,659,668 $14,874,338
     1-5 years..........................................   6,552,148   7,102,002
                                                         ----------- -----------
                                                         $20,211,816 $21,976,340
                                                         =========== ===========

                             FREDERICA BANK & TRUST

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 7--INCOME TAXES

  Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

  The provision for income taxes, including principle items making up the deferred tax provision follows:

                                                             1997      1996
                                                           --------  --------
     Income taxes currently payable
       Total.............................................. $389,110  $345,361
     Deferred
       Difference in tax and book provision for losses on
        loans.............................................  (21,427)   (6,548)
       Deferred compensation..............................    6,338    (7,228)
       Difference between book and tax depreciation.......  (13,817)  (16,094)
       Other..............................................     (133)      650
                                                           --------  --------
         Income Tax Expense............................... $360,071  $316,141
                                                           ========  ========

  Reconciliation of the United States Federal statutory rate to the Bank's effective tax rate is as follows:

                                                                   1997   1996
                                                                   -----  -----
     Statutory rate............................................... 34.00% 34.00%
     State income taxes...........................................  1.73   1.44
     Exercise of stock options....................................  (.28)   --
     Other........................................................  (.16)   --
                                                                   -----  -----
       Effective tax rate......................................... 35.29% 35.44%
                                                                   =====  =====

  The Bank paid $347,270 of income taxes in 1997 and $397,934 in 1996.

  The balance sheet includes, in other assets, the following components of deferred taxes:

                                                                1997     1996
                                                              -------- --------
     Deferred Tax Assets
       Allowance for loan losses............................. $152,720 $131,293
       Deferred compensation.................................   74,130   80,468
       Unrealized loss on securities.........................      --    31,205
                                                              -------- --------
                                                               226,850  242,966
                                                              -------- --------
     Deferred Tax Liabilities
       Allowance for depreciation............................    8,953   22,770
       Unrealized gain on securities.........................   11,635      --
       Other.................................................    3,617    3,750
                                                              -------- --------
                                                                24,205   26,520
                                                              -------- --------
         Net deferred tax asset.............................. $202,645 $216,446
                                                              ======== ========
     Jurisdiction
       State................................................. $ 30,396 $ 32,468
       Federal...............................................  172,249  183,978
                                                              -------- --------
                                                              $202,645 $216,446
                                                              ======== ========

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 8--OPERATING LEASES

  Frederica Bank & Trust has entered into three seven-year leases, each with three five-year renewal options, for the use of the bank building and land.

  In 1995, Frederica Bank & Trust opted to engage in a five-year renewal for use of the Bank's building and land. The Bank's obligations under leases for the remaining years of the first five-year renewal option are as follows:

            1998................................ $ 59,417
            1999................................   59,986
            2000................................   10,097
                                                 --------
                                                 $129,500
                                                 ========

  Rental expense, which consists of minimum rentals only, was $58,872 in 1997 and $59,096 in 1996.

NOTE 9--DIVIDENDS

  State statutes and regulations impose restrictions on the amount of dividends that may be declared by Frederica Bank & Trust. These regulations require that paid-in capital and appropriated retained earnings, in combination, equal at least 20 percent of capital stock before any dividends may be paid. The aggregate amount of cash dividends declared for a calendar year without approval of regulatory agencies may not exceed fifty percent of the net profits after taxes, but before dividends, for the previous calendar year.

  A stock dividend of 5% was approved by the Board of Directors for shareholders of record on March 21, 1997 and was payable on April 18, 1997. This resulted in the issuance of 22,613 additional shares of stock and $3,368 paid for fractional shares. In a stock dividend of less than 20-25%, retained earnings is capitalized at the fair market value of the stock issued. The fair market value was determined to be $27.00 per share. The issuance of additional common stock resulted in an increase in common stock and surplus of $113,065 and $497,486, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                             1997       1996
                                                          ---------- ----------
   Financial instruments whose contract amounts
    represent credit risk:
     Commitments to extend credit (unfunded portion) and
      standby letters of credit.........................  $3,757,110 $3,492,928
                                                          ========== ==========

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but generally consists of residential real estate and listed stock.

  The Bank does not anticipate any material losses as a result of these commitments.

NOTE 11--RELATED PARTY TRANSACTIONS

  At December 31, 1997 and 1996, officers and directors and their related interests had loans amounting to $1,760,157 and $1,978,347, respectively. Their total deposits amounted to $803,606 and $305,578 at December 31, 1997 and 1996, respectively.

NOTE 12--REGULATORY MATTERS

  Frederica Bank and Trust is subject to various regulatory capital requirements administered by its primary federal regulator, FDIC. Failure to meet the minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank?s financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations) and Tier 1 capital to adjusted total assets (as defined). Management believes as of December 31, 1997, that the Bank meets all of the capital adequacy requirements to which it is subject.

  As of June 30, 1997, the most recent notification from FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain well capitalized the Bank would have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                           FOR CAPITAL
                                                                                        ADEQUACY PURPOSES
                                                                                            AND TO BE
                                                                                         WELL CAPITALIZED
                                                                                            UNDER THE
                                                                                        PROMPT CORRECTIVE
                                               ACTUAL                                   ACTION PROVISIONS
                                          -----------------  -----------------------------------------------------------------------
                                            AMOUNT    RATIO                AMOUNT                                RATIO
                                          ----------- -----  ------------------------------------  ---------------------------------
                                          (DOLLARS IN                    (DOLLARS IN
                                          THOUSANDS)                      THOUSANDS)
   As of December 31, 1997
     Total Risk-Based Capital (to Risk-
      Weighted Assets)...................   $7,027    19.0%    (greater than or less than)$3,690   (greater than or less than)10.0%
     Tier I Capital (to Risk-Weighted
      Assets)............................   $6,601    17.9%    (greater than or less than)$2,214   (greater than or less than)6.0%
     Tier I Capital (to Adjusted Total
      Assets)............................   $6,601     9.7%    (greater than or less than)$3,405   (greater than or less than)5.0%

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 13--PENSION PLAN

  The Board of Directors voted to contribute an amount equal to 5% of each employee's base salary to a Simplified Employee Pension Plan (SEP) for 1997 and 1996. The Bank can decide on an annual basis the amount of the contribution that will be made to the plan, but it is not required to make any future contributions.

NOTE 14--STOCK OPTIONS

  On April 19, 1996, the Bank adopted two stock-based compensation plans, which are described below. The Bank applies Accounting Principal Board Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its plans. Had compensation cost for the Bank's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Financial Accounting Standards Board (FASB) Statement 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                        1996
                                                              1997   (RESTATED)
                                                            -------- ----------
     Net income
       As reported......................................... $660,308  $575,840
       Pro forma...........................................  633,422   575,840
     Primary earnings per share
       As reported.........................................     1.38      1.21
       Pro forma...........................................     1.32      1.21

  The Bank has two fixed option plans. Under the 1996 Officers and Employees Stock Option Plan, the Company may grant options to its employees for up to 26,250 (as adjusted for subsequent stock dividends) shares of common stock. Under the 1996 Director's Stock Option Plan, the Bank may grant options to its directors for up to 21,000 (as adjusted for subsequent stock dividends) shares of common stock. Under the plans, the exercise price of each option is $15.12 for the Officers and Employees Stock Option Plan and $23.81 for the Directors Stock Option Plan. Each option's maximum term is 10 years. Options were granted on April 19, 1996.

  The exercise price of both options was the fair market value of the Bank's stock at the date the options were granted. At that time the fair market value was determined to be $25 per share which was what shares of stock had sold for in isolated transactions. In 1997, the Board of Directors approved a formula to establish fair market value for the Officers and Employees Stock Options since the Bank's stock did not trade on an established market and because the number of shares traded locally was not significant. The formula was based on trading multiples of similar banks traded on established markets. The price derived from this method was $15.12 per share, and officers and employees options were reissued at that price. Proforma amounts above for 1996 have been restated. On restatement, the options granted in 1996 had no value.

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

  A summary of the status of the Bank's two fixed stock option plans as of December 31, 1997 and 1996, and changes during the years then ended are presented below:

                   OFFICERS AND EMPLOYEES STOCK OPTION PLAN

                                                               1997     1996
     FIXED OPTIONS                                            SHARES   SHARES
     -------------                                            -------  -------
     Outstanding at beginning of year........................  20,500      --
     Adjusted for stock dividends............................   1,025      --
     Returned................................................ (18,375)     --
     Granted.................................................   3,500   20,500
     Exercised...............................................  (3,150)     --
     Regranted...............................................  18,375      --
     Forfeited...............................................     --       --
     Expired.................................................     --       --
                                                              -------  -------
     Outstanding at end of year..............................  21,875   20,500
                                                              =======  =======
     Options exercisable at year-end.........................  21,875   20,500
     Weighted-average fair value of options granted during
      the year............................................... $  2.35  $   --

                          DIRECTORS STOCK OPTION PLAN

                                                               1997     1996
     FIXED OPTIONS                                            SHARES   SHARES
     -------------                                            -------  -------
     Outstanding at beginning of year........................  18,000      --
     Granted.................................................     --    18,000
     Adjusted for stock dividends............................     900      --
     Exercised...............................................  (2,100)     --
     Forfeited...............................................     --       --
     Expired.................................................     --       --
                                                              -------  -------
     Outstanding at end of year..............................  16,800   18,000
                                                              =======  =======
     Options exercisable at year-end.........................  16,800   18,000
     Weighted-average fair value of options granted during
      the year............................................... $   --   $   --

  For purposes of determining the fair value of options granted in 1997, officers and employees are assumed to exercise 21,875 options at the end of 3 years. A rate of 5.79% was used in computing fair value.

  For purposes of determining the fair value of options granted in 1996, Directors are assumed to exercise 16,000 options at the end of 5 years, and 2,000 options at the end of 1 year. Officers and employees are assumed to exercise 15,500 options at the end of 5 years, 3,000 options at the end of 1 year and 2,000 will not be exercised. A rate of 6.4% was used in computing fair value.

NOTE 15--CONCENTRATIONS OF CREDIT

  Generally, all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. Many of the customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3.

                            FREDERICA BANK & TRUST

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

  In addition, the Bank had concentrations at two large financial institutions of federal funds sold of $4,565,000 as of December 31, 1997.

NOTE 16--CASH FLOW

 A. Cash and Cash Equivalents

  For purposes of the statements of cash flows, the following are considered cash and cash equivalents.

                                                              1997       1996
                                                           ---------- ----------
     Cash and due from banks.............................. $1,832,606 $1,199,275
     Federal funds sold...................................  4,565,000  7,760,000
                                                           ---------- ----------
                                                           $6,397,606 $8,959,275
                                                           ========== ==========

 B. Interest Paid

  Interest paid on deposits approximated $3,346,244 and $3,053,954 in 1997 and 1996, respectively.

NOTE 17--SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Average monthly balances of securities sold under agreements to repurchase amounted to $1,214,890 and $1,723,224 during 1997 and 1996, respectively. The maximum amount outstanding at any month end during 1997 and 1996 was $1,675,000 and $1,725,000, respectively. The securities underlying the repurchase agreements are under the Bank's control.

                                  APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                           PREMIER BANCSHARES, INC.,

                             PMB ACQUISITION CORP.

                                      AND

                             FREDERICA BANK & TRUST



                            DATED AS OF JULY 9, 1998

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----

Preamble........................................................................   1

ARTICLE I
    THE MERGER..................................................................   1
    ----------
    Merger......................................................................   1
    Time and Place of Closing...................................................   2
    Effective Time..............................................................   2

ARTICLE II
    TERMS OF MERGER.............................................................   2
    ---------------
    Name........................................................................   2
    Incorporation...............................................................   2
    Bylaws......................................................................   2
    Directors and Officers......................................................   2
    Business of Surviving Bank..................................................   3
    Assumption of Rights........................................................   3
    Assumption of Liabilities...................................................   3

ARTICLE III
    MANNER OF CONVERTING SHARES.................................................   3
    ---------------------------
    Conversion of Shares........................................................   3
    Anti-Dilution Provisions....................................................   4
    Shares Held By Frederica or Premier.........................................   4
    Conversion of Stock Options; Restricted Stock...............................   4
    Dissenting Shareholders.....................................................   5
    Fractional Shares...........................................................   5

ARTICLE IV
    EXCHANGE OF SHARES..........................................................   6
    ------------------
    Exchange Procedures.........................................................   6
    Rights of Former Frederica Shareholders.....................................   6

ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF FREDERICA.................................   7
    ------------------------------------------
    Organization, Standing, and Power...........................................   7
    Authority; No Breach By Agreement...........................................   7
    Capital Stock...............................................................   8
    Frederica Subsidiaries......................................................   9
    Financial Statements........................................................   9

    Absence of Undisclosed Liabilities..........................................   9
    Absence of Certain Changes or Events........................................   9
    Tax Matters.................................................................   9
    Allowance for Possible Loan Losses..........................................  10
    Assets......................................................................  11
    Environmental Matters.......................................................  11
    Compliance with Laws........................................................  11
    Labor Relations.............................................................  12
    Employee Benefit Plans......................................................  12
    Material Contracts..........................................................  14
    Legal Proceedings...........................................................  14
    Reports.....................................................................  15
    Statements True and Correct.................................................  15
    Accounting, Tax and Regulatory Matters......................................  15
    Charter Provisions..........................................................  16

ARTICLE VI
    REPRESENTATIONS AND WARRANTIES OF PREMIER AND PMB...........................  16
    -------------------------------------------------
    Organization, Standing, and Power...........................................  16
    Authority; No Breach By Agreement...........................................  16
    Capital Stock...............................................................  17
    Financial Statements........................................................  18
    Absence of Undisclosed Liabilities..........................................  18
    Absence of Certain Changes or Events........................................  18
    Compliance with Laws........................................................  19
    Legal Proceedings...........................................................  19
    Statements True and Correct.................................................  19
    Accounting, Tax and Regulatory Matters......................................  20
    Premier Subsidiaries........................................................  20
    Tax Matters.................................................................  21
    Environmental Matters.......................................................  22
    Reports.....................................................................  22

ARTICLE VII
    CONDUCT OF BUSINESS PENDING CONSUMMATION....................................  23
    ----------------------------------------
    Affirmative Covenants of Frederica..........................................  23
    Negative Covenants of Frederica.............................................  23
    Affirmative Covenants of Premier............................................  25
    Adverse Changes in Condition................................................  25
    Reports.....................................................................  25

ARTICLE VIII
    ADDITIONAL AGREEMENTS.......................................................  26
    ---------------------

    Registration Statement; Proxy Statement; Shareholder Approval...............  26
    Exchange Listing............................................................  26
    Applications................................................................  26
    Agreement as to Efforts to Consummate.......................................  26
    Investigation and Confidentiality...........................................  27
    Press Releases..............................................................  27
    Acquisition Proposals.......................................................  27
    Accounting and Tax Treatment................................................  28
    Agreement of Affiliates.....................................................  28
    Employee Benefits and Contracts.............................................  28
    Other Acquisitions, Mergers, or Combinations involving a Premier Company....  29
    Indemnification.............................................................  29

ARTICLE IX
    CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........................  30
    -------------------------------------------------
    Conditions to Obligations of Each Party.....................................  30
    Conditions to Obligations of Premier........................................  31
    Conditions to Obligations of Frederica......................................  32

ARTICLE X
    TERMINATION.................................................................  34
    -----------
    Termination.................................................................  34
    Effect of Termination.......................................................  35
    Non-Survival of Representations and Covenants...............................  35

ARTICLE XI
    MISCELLANEOUS...............................................................  35
    -------------
    Definitions.................................................................  35
    Expenses....................................................................  42
    Brokers and Finders.........................................................  43
    Entire Agreement............................................................  43
    Amendments..................................................................  43
    Waivers.....................................................................  43
    Assignment..................................................................  44
    Notices.....................................................................  44
    Governing Law...............................................................  45
    Counterparts................................................................  45
    Captions....................................................................  45
    Enforcement of Agreement....................................................  46
    Severability................................................................  46

LIST OF EXHIBITS
----------------


Exhibit Number      Description
--------------      -----------
     1.             Form of Agreement of Affiliates of Frederica.  (Section 8.9).

     2.             Matters as to which Counsel for Frederica will opine. (Section
                    9.2(d)).

     3.             Form of Claims/Indemnification Letter (Section 9.2(e)).

     4.             Matters as to which Counsel for Premier will opine. (Section 9.3(d)).

     5.             Form of Employment Agreement between Frederica, Premier and G. Rodney
                    Lueth (Sections 2.4, 8.10(b) and 9.2(h)).

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 9, 1998 by and between PREMIER BANCSHARES, INC. ("Premier"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; PMB ACQUISITION CORP. ("PMB"), a corporation organized and existing under the laws of the State of Georgia and a wholly owned subsidiary of Premier; and FREDERICA BANK & TRUST ("Frederica"), a commercial bank organized and existing under the laws of the State of Georgia, with its principal office located in St. Simons Island, Georgia.

                                    PREAMBLE
                                    --------

     The Boards of Directors of Frederica and Premier are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Frederica by Premier pursuant to the merger (the "Merger") of PMB with and into Frederica, and following the merger Frederica will become a wholly-owned subsidiary of Premier. At the effective time of the Merger, the outstanding shares of the common stock of Frederica shall be converted into the right to receive shares of the common stock of Premier. As a result, shareholders of Frederica will become shareholders of Premier. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of Frederica, Premier and PMB, the shareholders of Frederica and PMB, the Georgia Department of Banking and Finance, the Board of Governors of the Federal Reserve System (or the Federal Reserve Bank of Atlanta acting pursuant to delegated authority), the Federal Deposit Insurance Corporation and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests" transaction.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I
                                   ---------
                                   THE MERGER
                                   ----------

     1.1   MERGER.  Subject to the terms and conditions of this Agreement, at
           ------
the Effective Time, PMB shall be merged with and into Frederica as authorized by
Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia. Frederica shall be the Surviving Bank resulting from the Merger and shall be operated as a wholly owned subsidiary of Premier. At the Effective Time, the separate existence of PMB shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Frederica, Premier, and PMB.

    1.2    TIME AND PLACE OF CLOSING.  The Closing will take place at 10:00
           -------------------------
a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

    1.3    EFFECTIVE TIME.  The Merger and the other transactions contemplated
           --------------
by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (b) the date on which the shareholders of Frederica approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the duly authorized officers of each Party.

                                  ARTICLE II
                                  ----------
                                TERMS OF MERGER
                                ---------------

    2.1    NAME.  The name of the Surviving Bank resulting from the Merger
           ----
shall be "Frederica Bank & Trust" or any other legally permissible name as Premier may in its sole discretion select.

    2.2    ARTICLES OF  INCORPORATION.  The Articles of Incorporation of
           --------------------------
Frederica in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.3   BYLAWS.  The Bylaws of Frederica in effect immediately prior to the
           ------
Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.4   DIRECTORS AND OFFICERS. The directors of Frederica in office
           ----------------------
immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of Frederica in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. In addition, as of the Effective Time, Premier may elect additional directors to the board of directors of the Surviving Bank and the board of directors may elect additional officers. In addition, at the Effective Time, Premier and the Surviving Bank shall enter into an employment agreement with Mr.
G. Rodney Lueth in substantially the form attached hereto as Exhibit "5".
                                                             -----------

    2.5    BUSINESS OF SURVIVING BANK.  The business of the Surviving Bank from
           --------------------------
and after the Effective Time shall continue to be that of a commercial bank organized under the laws of the State of Georgia. The business of the Surviving Bank shall be conducted from its main office located in St. Simons Island, Georgia.

    2.6    ASSUMPTION OF RIGHTS.  At the Effective Time, the separate existence
           --------------------
and corporate organization of PMB shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both PMB and Frederica in and to every type of property (real, personal, and mixed), and all choses in action of both PMB and Frederica shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either PMB or Frederica at the Effective Time.

    2.7    ASSUMPTION OF LIABILITIES.  All liabilities and obligations of both
           -------------------------
PMB and Frederica of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that PMB and Frederica were so bound at the Effective Time.

                                  ARTICLE III
                                  -----------
                          MANNER OF CONVERTING SHARES
                          ---------------------------

    3.1    CONVERSION OF SHARES.  Subject to the provisions of this Article
           --------------------
III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or banks, as applicable, shall be converted as follows:

          (a) Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of PMB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of Surviving Bank Common Stock.

          (c) Each share of Frederica Common Stock (excluding shares held by Frederica or by any Premier Company, which shares shall be canceled as provided in Section 3.3 of this

Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.7544 shares of Premier Common Stock (the "Exchange Ratio"). In the event that the average closing price of Premier Common Stock is less than $25.65 for the ten trading day period ending on the day immediately prior to the Effective Time ("Average Closing Price"), then the Exchange Ratio shall be increased to that number of shares of Premier Common Stock which, when multiplied by the Average Closing Price, equals $50.00. Provided, however, that in no event shall the Exchange Ratio exceed 2.1930 shares of Premier Common Stock for each issued and outstanding share of Frederica Common Stock. The provisions of this Section 3.1(c) are subject to Section 10.1(h) of this Agreement.

     3.2   ANTI-DILUTION PROVISIONS.  In the event Premier or Frederica changes
           ------------------------
the number of shares of Premier Common Stock or Frederica Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3   SHARES HELD BY FREDERICA OR PREMIER.  Each of the shares of
           -----------------------------------
Frederica Common Stock held by Frederica or by any Premier Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4   CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.
           ---------------------------------------------

          (a) At the Effective Time, all rights with respect to Frederica Common Stock pursuant to stock options granted by Frederica ("Frederica Options") under the Frederica Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Premier Common Stock, and Premier shall assume each Frederica Option, in accordance with the terms of the Frederica Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Frederica Option assumed by Premier may be exercised solely for shares of Premier Common Stock, (ii) the number of shares of Premier Common Stock subject to such Frederica Option shall be equal to the number of shares of Frederica Common Stock subject to such Frederica Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Frederica Option shall be adjusted by dividing the per share exercise price under each such Frederica Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Frederica and Premier agree to take all necessary steps to effect the provisions of this Section 3.4.

          (b) Premier may, at its election, substitute, as of the Effective Time, stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan (the "Premier Stock Option Plan") for all or a part of the Frederica Options, subject to the following conditions: (i) the requirements of Section 3.4(a) shall be met; (ii) such substitution shall not constitute a modification, extension or renewal of any of the Frederica Options which are incentive stock options; (iii) the substituted options shall continue in effect on substantially the same terms and conditions as contained in the document granting the Frederica Options; and (iv) each grant of a substitute option to any individual who shall be deemed subject to Section 16 of the 1934 Act shall have been specifically approved in advance by the full Board of Directors of Premier or by a committee consisting solely of "non-employee" directors as defined in Rule 16b-3. As soon as practicable following the Effective Time, Premier shall deliver to the participants receiving substitute options under the Premier
Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. Premier has reserved under the Premier Stock Option Plan adequate shares of Premier Common Stock for delivery upon exercise of any such substituted options.

          (c) All restrictions or limitations on transfer with respect to Frederica Common Stock awarded under the Frederica Stock Plans or any other plan, program, or arrangement of Frederica, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Premier Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

     3.5   DISSENTING SHAREHOLDERS.  Any holder of shares of Frederica Common
           -----------------------
Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1301 et. seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provisions of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Financial Institutions Code of Georgia and the GBCC and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Frederica fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Premier shall issue and deliver the consideration to which such holder of shares of Frederica Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of Frederica Common Stock held by such holder.

     3.6   FRACTIONAL SHARES.  Notwithstanding any other provision of this
           -----------------
Agreement, each holder of shares of Frederica Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Frederica Common Stock, who would otherwise have been entitled to receive a fraction of a share of Premier Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premier Common Stock multiplied by the market value of one share of

Premier Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Premier Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of the Premier Common Stock on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                  ARTICLE IV
                                  ----------
                               EXCHANGE OF SHARES
                               ------------------

     4.1   EXCHANGE PROCEDURES.  Promptly after the Effective Time, Premier
           -------------------
shall cause SunTrust Bank, Atlanta, or such other exchange agent selected by Premier (the "Exchange Agent") to mail to the former holders of Frederica Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Frederica Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of Frederica Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Article III of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. Premier shall not be obligated to deliver the consideration to which any former holder of Frederica Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Frederica Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Frederica Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Premier, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Frederica Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2   RIGHTS OF FORMER FREDERICA SHAREHOLDERS.  At the Effective Time, the
           ---------------------------------------
stock transfer books of Frederica shall be closed as to holders of Frederica Common Stock immediately prior to the Effective Time and no transfer of Frederica Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of Frederica Common Stock (other than shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Article III of this Agreement in exchange therefor.
To the extent permitted by Law, former holders of record of Frederica Common Stock shall be entitled to vote after the

Effective Time at any meeting of Premier shareholders the number of whole shares of Premier Common Stock into which their respective shares of Frederica Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Frederica Common Stock for certificates representing Premier Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Premier on the Premier Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Premier Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Frederica Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Frederica Common Stock certificate, both the Premier Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE V
                                   ---------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                  OF FREDERICA
                                  ------------

     Frederica hereby represents and warrants to Premier and PMB as follows:

     5.1   ORGANIZATION, STANDING, AND POWER.  Frederica is a commercial bank
           ---------------------------------
duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Frederica has the power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Frederica is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica. Frederica is an "insured institution" as such term is defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits therein are insured by the Bank Insurance Fund to the maximum extent permitted by Law.

     5.2   AUTHORITY; NO BREACH BY AGREEMENT.
           ---------------------------------

          (a) Frederica has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Frederica Common Stock. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Frederica, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Frederica Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Frederica. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Frederica, enforceable against Frederica in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as disclosed in Section 5.2(b) of the Frederica Disclosure
                                                                     ----------
Memorandum, neither the execution and delivery of this Agreement by Frederica,
----------
nor the consummation by Frederica of the transactions contemplated hereby or thereby, nor compliance by Frederica with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Frederica's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Frederica under, any Contract or Permit of Frederica, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Frederica or any of its Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Frederica of the Merger and the other transactions contemplated in this Agreement.

     5.3   CAPITAL STOCK.
           -------------

          (a) The authorized capital stock of Frederica consists of 5,000,000 shares of Frederica Common Stock, of which 482,769 shares are issued and outstanding as of the date of this Agreement and not more than 521,294 shares will be issued and outstanding at the Effective Time (as a result of the exercise of outstanding options). All of the issued and outstanding shares of common stock of Frederica are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Frederica Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Frederica.

          (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Frederica Disclosure Memorandum, there are no
                                          ---------------------
shares of capital stock or other
equity securities of Frederica outstanding and no outstanding Rights relating to the capital stock of Frederica.

     5.4   FREDERICA SUBSIDIARIES.  Frederica has no Subsidiaries.
           ----------------------

     5.5   FINANCIAL STATEMENTS.  Frederica has disclosed in Section 5.5 of the
           --------------------
Frederica Disclosure Memorandum, and has delivered to Premier copies of, all
          ---------------------
Frederica Financial Statements prepared for periods ended prior to the date hereof and will deliver to Premier copies of all Frederica Financial Statements prepared subsequent to the date hereof. The Frederica Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Frederica, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly, the financial position of Frederica as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of Frederica for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     5.6   ABSENCE OF UNDISCLOSED LIABILITIES.  Frederica does not have any
           ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica except Liabilities which are accrued or reserved against in the balance sheets of Frederica as of December 31, 1997 and March 31, 1998, included in the Frederica Financial Statements or reflected in the notes thereto. Frederica has not incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica.

     5.7   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since March 31, 1998, except
           ------------------------------------
as disclosed in Section 5.7 of the Frederica Disclosure Memorandum, (a) there
                                             ---------------------
have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica, and (b) Frederica has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Frederica provided in
Article VII of this Agreement.

     5.8   TAX MATTERS.
           -----------

          (a) All Tax returns required to be filed by or on behalf of Frederica have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before March 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Frederica, and all returns filed are complete and accurate to the Knowledge of Frederica. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Frederica, except as reserved against in the Frederica Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the Frederica Disclosure Memorandum. All Taxes and other Liabilities due with respect to
---------------------
completed and settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 5.8(b) of the Frederica Disclosure
                                                                     ----------
Memorandum, Frederica has not executed an extension or waiver of any statute of
----------
limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Frederica, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica.

          (c) Adequate provision for any Taxes due or to become due for Frederica for the period or periods through and including the date of the respective Frederica Financial Statements has been made and is reflected on such Frederica Financial Statements.

          (d) Deferred Taxes of Frederica have been provided for in accordance with GAAP.

          (e) Frederica is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica.

          (f) There are no Liens with respect to Taxes upon any of the assets of Frederica.

     5.9   ALLOWANCE FOR POSSIBLE LOAN LOSSES.  The allowance for possible loan
           ----------------------------------
or credit losses (the "Allowance") shown on the balance sheets of Frederica included in the most recent Frederica Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Frederica included in the Frederica Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Frederica and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Frederica as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Frederica.

     5.10  ASSETS.  Except as disclosed in Section 5.10 of the Frederica
           ------
Disclosure Memorandum or as disclosed or reserved against in the Frederica
---------------------
Financial Statements, Frederica has good and marketable title, free and clear of all Liens, to all of its respective Assets. All material tangible properties used in the businesses of Frederica are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Frederica's past practices. All Assets which are material to Frederica's business or held under leases or subleases by Frederica, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of Frederica provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Frederica is a named insured are reasonably sufficient. The Assets of Frederica include all assets required to operate the business of Frederica as presently conducted.

     5.11 ENVIRONMENTAL MATTERS.  Except as disclosed in Section 5.11 of the
          ---------------------
Frederica Disclosure Memorandum:
          ---------------------

          (a) to the Knowledge of Frederica, Frederica, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica.

          (b) to the Knowledge of Frederica, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which Frederica or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Frederica or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica and to the Knowledge of Frederica, there is no reasonable basis for any such Litigation.

          (c) to the Knowledge of Frederica, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica.

     5.12 COMPLIANCE WITH LAWS.  Frederica has in effect all Permits necessary
          --------------------
for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material

Adverse Effect on Frederica, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica. Except as disclosed in Section 5.12 of the Frederica Disclosure Memorandum, Frederica:
                                              ---------------------

          (a) is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica; and

          (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Frederica is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica, or
(iii) requiring Frederica to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13  LABOR RELATIONS.  Frederica is not the subject of any Litigation
           ---------------
asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Frederica, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving Frederica's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14  EMPLOYEE BENEFIT PLANS.
           ----------------------

          (a) Frederica has disclosed in Section 5.14 of the Frederica

Disclosure Memorandum and delivered or made available to Premier prior to the
---------------------
execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Frederica or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Frederica Benefit Plans"). Any of the Frederica Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Frederica ERISA Plan." Each Frederica ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "Frederica Pension Plan." No Frederica Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All Frederica Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica. Each Frederica ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Frederica is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Frederica, neither Frederica nor any other party has engaged in a transaction with respect to any Frederica Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Frederica to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica.

          (c) Neither Frederica nor any ERISA Affiliate of Frederica has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (d) Except as disclosed in Section 5.14(d) of the Frederica Disclosure
                                                                      ----------
Memorandum, (i) Frederica does not have any obligations for retiree health and
----------
life benefits under any of the Frederica Benefit Plans, except as required by
Section 6.01 of ERISA and Section 4980B of the Internal Revenue Code; (ii) there are no restrictions on the rights of Frederica to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause Frederica to incur any Liability that is reasonably likely to have a Material Adverse Effect on Frederica.

          (e) Except as disclosed in Section 5.14(e) of the Frederica Disclosure
                                                                      ----------
Memorandum, neither the execution and delivery of this Agreement nor the
----------
consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Frederica from Frederica under any Frederica Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Frederica Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (f) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Frederica and their respective beneficiaries have been fully reflected on the Frederica Financial Statements to the extent required by and in accordance with GAAP.

          (g) Frederica and each ERISA Affiliate of Frederica has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

          (h) Neither Frederica nor any ERISA Affiliate of Frederica is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (i) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Frederica Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Frederica Benefit Plan or against the assets of any Frederica Benefit Plan.

     5.15   MATERIAL CONTRACTS.  Except as disclosed in Section 5.15 of the
           -------------------
Frederica Disclosure Memorandum or otherwise reflected in the Frederica
          ---------------------
Financial Statements, Frederica is not, nor are any of its respective Assets, businesses or operations, a party to, or bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, excluding "at will" employment arrangements,
(b) any Contract relating to the borrowing of money by Frederica or the guarantee by Frederica of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an exhibit to a Form 10-K or Form 10-Q filed by Frederica with the SEC as of the date of this Agreement if Frederica were required to file a Form 10-K or Form 10-Q with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Frederica Contracts"). Frederica is not in Default under any Frederica Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica. All of the indebtedness of Frederica for money borrowed is prepayable at any time by Frederica without penalty or premium.

     5.16   LEGAL PROCEEDINGS.  Except as disclosed in Section 5.16 of the
           ------------------
Frederica Disclosure Memorandum, there is no Litigation instituted or pending,
          ---------------------
or, to the Knowledge of Frederica, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Frederica, or against any Asset, interest, or right of Frederica, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Frederica, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica.

     5.17   REPORTS.  Since January 1, 1997, Frederica has timely filed all
           --------
reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Frederica). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Frederica's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18   STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument
           ----------------------------
or other writing furnished or to be furnished by Frederica or any Affiliate thereof to Premier pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Frederica or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Frederica or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Frederica's shareholders in connection with the Frederica Shareholders' Meeting, and any other documents to be filed by Frederica or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Frederica, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Frederica Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Frederica Shareholders' Meeting. All documents that Frederica or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19   ACCOUNTING, TAX AND REGULATORY MATTERS.  Neither Frederica nor any
           ---------------------------------------
Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Frederica, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     5.20   CHARTER PROVISIONS.  Frederica has taken all action so that the
            ------------------
entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Frederica or restrict or impair the ability of Premier to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Frederica that may be acquired or controlled by it.


                                  ARTICLE VI
                                  ----------
               REPRESENTATIONS AND WARRANTIES OF PREMIER AND PMB
               -------------------------------------------------

     Premier, and where applicable, PMB, hereby represents and warrants to Frederica as follows:

     6.1    ORGANIZATION, STANDING, AND POWER.  Premier is a corporation duly
            ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act.
PMB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Premier has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Premier is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.2    AUTHORITY; NO BREACH BY AGREEMENT.
            ---------------------------------

          (a) Premier and PMB have the corporate power and authority necessary to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premier and PMB. This Agreement represents a legal, valid and binding obligation of both Premier and PMB, enforceable against Premier and PMB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as set forth in Section 6.2(b) of the Premier Disclosure
                                                                   ----------
Memorandum, neither the execution and delivery of this Agreement by Premier, nor
----------
the consummation by Premier of the transactions contemplated hereby, nor compliance by Premier with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Premier's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premier Company under, any Contract or Permit of any Premier Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Premier Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Premier and PMB of the Merger and the other transactions contemplated in this Agreement.

          (d) Neither the execution and delivery of this Agreement by PMB, nor the consummation by PMB of the transactions contemplated hereby, nor compliance by PMB with any of the provisions thereof, will conflict with or result in a breach of any provision of PMB's Articles of Incorporation or Bylaws, or Contract or agreement by which it or its Assets is bound, the breach of which would have a Material Adverse Effect on PMB.

     6.3    CAPITAL STOCK.
           --------------

          (a) The authorized capital stock of Premier consists of (i) 60,000,000 shares of Premier Common Stock, of which 22,619,889 shares were issued and outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of Premier Preferred Stock, of which 40,770 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Premier Common Stock are, and all of the shares of Premier Common Stock to be issued in exchange for shares of Frederica Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement and the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Premier Common Stock has been, and none of the shares of Premier Common Stock to be issued in exchange for shares of Frederica Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past shareholders of Premier.

          (b) The authorized capital stock of PMB consists of 1,000 shares of PMB Common Stock, of which 100 shares were issued and outstanding as of the date of this Agreement.

          (c) Premier has issued $29,639,175 of 9.00% Subordinated Debentures to Premier Capital Trust I, a statutory business trust organized and existing under the laws of the State of Delaware. The Subordinated Debentures will mature on December 31, 2027. The Subordinated Debentures were purchased by Premier Capital Trust I with the proceeds of the public offering of 1,150,000 shares of 9.00% Cumulative Trust Preferred Securities and sale of Common Securities to Premier. Premier owns all of the Common Securities issued by Premier Capital Trust I. The Common Securities and the Preferred Securities represent undivided beneficial interests in the assets of Premier Capital Trust I.

          (d) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the Premier Disclosure Memorandum there are no
                                           ---------------------
shares of capital stock or other equity securities of Premier outstanding and no outstanding Rights relating to the capital stock of Premier.

     6.4    FINANCIAL STATEMENTS.  The Premier Financial Statements (as of the
            --------------------
dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Premier Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Premier Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Premier Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

     6.5    ABSENCE OF UNDISCLOSED LIABILITIES.   No Premier Company has any
            ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Premier as of December 31, 1997 and March 31, 1998, included in the Premier Financial Statements or reflected in the notes thereto. No Premier Company has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.6    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since March 31, 1998, except
            ------------------------------------
as disclosed in SEC Documents filed by Premier prior to the date of this Agreement and except as disclosed in Section 6.6 of the Premier Disclosure
                                                                ----------
Memorandum, (a) there have been no events, changes or occurrences which have
----------
had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and (b) the Premier Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Premier provided in Article VII of this Agreement.

     6.7    COMPLIANCE WITH LAWS.  Premier is duly registered as a bank holding
            --------------------
company under the BHC Act. Each Premier Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Except as disclosed in
Section 6.7 of the Premier Disclosure Memorandum, none of the Premier Companies:
                           ---------------------

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Premier Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) requiring any Premier Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8    LEGAL PROCEEDINGS.  Except as disclosed in Section 6.8 of the
            -----------------
Premier Disclosure Memorandum, there is no Litigation instituted or pending, or,
        ---------------------
to the Knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Premier Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Premier Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.9    STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument
            ---------------------------
or other writing furnished or to be furnished by any Premier Company or any Affiliate thereof to Frederica pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in any documents to be filed by any Premier Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Premier Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10   ACCOUNTING, TAX AND REGULATORY MATTERS.  No Premier Company or any
            --------------------------------------
Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Premier, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     6.11   PREMIER SUBSIDIARIES.  Premier has disclosed in Section 6.11 of the
            --------------------
Premier Disclosure Memorandum all of the Premier Subsidiaries as of the date of
        ---------------------
this Agreement.  Except as disclosed in Section 6.11 of the Premier Disclosure
                                                                    ----------
Memorandum, Premier or one of its Subsidiaries owns all of the issued and
----------
outstanding shares of capital stock of each Premier Subsidiary. No equity securities of any Premier Subsidiary are or may become required to be issued (other than to another Premier Company) by reason of any Rights, and there are no Contracts by which any Premier Subsidiary is bound to issue (other than to another Premier Company) additional shares of its capital stock or Rights, or by which any Premier Company is or may be bound to transfer any shares of the capital stock of any Premier Subsidiary (other than to another Premier Company). There are no Contracts relating to the rights of any Premier Company to vote or to dispose of any shares of the capital stock of any Premier Subsidiary. All of the shares of capital stock of each Premier Subsidiary held by a Premier Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized. Each Premier Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each

Premier Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Each Premier Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     6.12   TAX MATTERS.
            -----------

          (a) All Tax returns required to be filed by or on behalf of any of the Premier Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Premier, and all returns filed are complete and accurate to the Knowledge of Premier. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Premier, except as reserved against in the Premier Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 6.12(a) of the Premier Disclosure Memorandum.  All Taxes and other
                               ---------------------
Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 6.12(b) of the Premier Disclosure
                                                                    ----------
Memorandum none of the Premier Companies has executed an extension or waiver of
----------
any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Premier Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (c) Adequate provision for any Taxes due or to become due for any of the Premier Companies for the period or periods through and including the date of the respective Premier Financial Statements has been made and is reflected on such Premier Financial Statements.

          (d) Deferred Taxes of the Premier Companies have been provided for in accordance with GAAP.

          (e) Each of the Premier Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.13   ENVIRONMENTAL MATTERS.  Except as disclosed in Section 6.13 of the
            ---------------------
Premier Disclosure Memorandum:
        ---------------------

          (a) To the Knowledge of Premier, each Premier Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (b) There is no Litigation pending or to the Knowledge of Premier threatened before any court, governmental agency or authority or other forum in which any Premier Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the Release into the Environment of any Hazardous Material (as defined below), whether or not occurring at, on, under or involving a site owned, leased or operated by any Premier Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or to the Knowledge of Premier, there is no reasonable basis for any such Litigation.

          (c) To the Knowledge of Premier, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property of Premier, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.14   REPORTS.  Since January 1, 1997, each Premier Company has timely
            -------
filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respect with all applicable Laws. As of its respective date, each such report and document to Premier's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII
                                  -----------
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

     7.1    AFFIRMATIVE COVENANTS OF FREDERICA.  Unless the prior written
            ----------------------------------
consent of Premier shall have been obtained, and except as otherwise contemplated herein or disclosed in the Frederica Disclosure Memorandum,
                                                  ---------------------
Frederica shall from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2    NEGATIVE COVENANTS OF FREDERICA.  Except as disclosed in the
            -------------------------------
Frederica Disclosure Memorandum, from the date of this Agreement until the
          ---------------------
earlier of the Effective Time or the termination of this Agreement, Frederica covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer of Premier, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Frederica, or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of Frederica consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Frederica of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Frederica Disclosure Memorandum); or
---------------------

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Frederica, or declare or pay any dividend or make any other distribution in respect of the Frederica Common Stock; provided, however, that Frederica shall be permitted to pay a cash dividend to its shareholders if the Merger is not consummated on or before December 31, 1998, in an amount not to exceed the amount of any dividend payable by Premier to its shareholders for the fourth quarter of 1998, provided, however, that such dividend, or the amount of such dividend, will not cause the Merger to be accounted for as a "purchase," as determined in the sole discretion of Premier's independent public accountants; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Frederica Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of
---------------------
or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Frederica Common Stock or any other shares of capital stock of Frederica, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) except as disclosed in Section 7.2(e) of the Frederica Disclosure
                                                                     ----------
Memorandum, adjust, split, combine or reclassify any capital stock of Frederica
----------
or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Frederica Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Frederica in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to any employee of Frederica whose annual salary exceeds $35,000 (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Frederica, in each case as disclosed in Section 7.2(g) of the Frederica Disclosure Memorandum or as required by Law; pay any severance or termination
---------------------
pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Frederica Disclosure Memorandum; enter into or amend any severance agreements
          ---------------------
with officers of Frederica; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to directors of Frederica; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between Frederica and any Person (unless such amendment is required by Law) that Frederica does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of Frederica or make any material change in or to any existing employee benefit plans of Frederica other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Frederica for money damages in excess of $50,000 or which imposes material restrictions upon the operations of Frederica; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.3    AFFIRMATIVE COVENANTS OF PREMIER. Unless the prior written consent
            --------------------------------
of Frederica shall have been obtained, and except as otherwise contemplated herein or as disclosed in the Premier Disclosure Memorandum, Premier shall, and
                                      ---------------------
shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.4    ADVERSE CHANGES IN CONDITION. Each Party agrees to give written
            ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5    REPORTS.  Each Party and its Subsidiaries shall file all reports
            -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                  ARTICLE VII
                                  -----------
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1    REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.
            -------------------------------------------------------------

          (a) As soon as reasonably practicable after execution of this Agreement, Premier shall file the Registration Statement with the SEC, provided Frederica has provided, on a reasonably timely basis, all information concerning Frederica necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Premier Common Stock upon consummation of the Merger. Frederica shall furnish all information concerning it and the holders of its capital stock as Premier may reasonably request in connection with such action.

          (b) Frederica shall call a Shareholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as Frederica deems appropriate.

          (c) In connection with the Frederica Shareholders' Meeting, (i) Premier shall prepare and file with the SEC, on Frederica's behalf, a Proxy Statement (which shall be included in the Registration Statement); (ii) Frederica shall mail the Proxy Statement to all of its shareholders; (iii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement; (iv) the Board of Directors of Frederica shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement and the Plan of Merger; and
(v) the board of directors and officers of Frederica shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

     8.2    EXCHANGE LISTING. Premier shall use its reasonable efforts to list,
            ----------------
prior to the Effective Time, on the American Stock Exchange the shares of Premier Common Stock to be issued to the holders of Frederica Common Stock pursuant to the Merger.

     8.3    APPLICATIONS.  Premier shall promptly prepare and file, and
            ------------
Frederica shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4    AGREEMENT AS TO EFFORTS TO CONSUMMATE.  Subject to the terms and
            -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Parties hereto to that end (it being understood that any amendments to the Registration Statement filed by Premier in connection with the Premier Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article IX of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5  INVESTIGATION AND CONFIDENTIALITY.
          ---------------------------------

          (a) Prior to the Effective Time, each Party will keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Parties reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Parties.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Parties concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Parties.

          (c) Each Party agrees to give the other Parties notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Parties which it has discovered and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Parties or which has had or is reasonably likely to have a Material Adverse Effect on the other Parties.

     8.6  PRESS RELEASES. Prior to the Effective Time, Premier and Frederica
          --------------
shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7  ACQUISITION PROPOSALS.  Except with respect to this Agreement and
          ---------------------
the transactions contemplated hereby, neither Frederica nor any Affiliate of Frederica nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by Frederica shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Frederica's Board of Directors as advised by counsel, Frederica or any Affiliate or Representative of Frederica shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Frederica may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Frederica shall promptly notify Premier orally and in writing in the event that Frederica receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of Premier is obtained, Frederica shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.8    ACCOUNTING AND TAX TREATMENT.  Each of the Parties undertakes and
            ----------------------------
agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. Each of the Parties further undertakes and agrees to use its reasonable best efforts to cause the Merger to be eligible, and to take no action which would cause the Merger not to be eligible, to be accounted for as a "pooling of interests."

     8.9    AGREEMENT OF AFFILIATES.  Frederica has disclosed in Section 8.9 of
            -----------------------
the Frederica Disclosure Memorandum all Persons whom it reasonably believes is
              ---------------------
an "affiliate" of Frederica for purposes of Rule 145 under the 1933 Act. Frederica shall use its reasonable best efforts to cause each such Person to deliver to Premier and Frederica, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit
                                                                     -------
"1", providing that such Person will not sell, pledge, transfer or otherwise
---
dispose of the shares of Frederica Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Premier Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Premier shall be entitled to place restrictive legends upon certificates for shares of Premier Common Stock issued to Affiliates of Frederica pursuant to this Agreement to enforce the provisions of this Section
8.9. Premier shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Premier Common Stock by such Affiliates.

     8.10   EMPLOYEE BENEFITS AND CONTRACTS.
            -------------------------------

          (a) Following the Effective Time, Premier shall provide generally to officers and employees of Frederica who, at or after the Effective Time, become employees of a Premier Company, employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Premier Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of Frederica prior to the Effective Time shall be treated as service with a Premier Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such service shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a Frederica Benefit Plan of the same type immediately prior to the Effective Time.

          (b) Premier and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.10(b) of the Frederica Disclosure Memorandum
                                                        ---------------------
between Frederica and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Frederica Benefit Plans. In addition, Premier and Frederica shall enter into an employment agreement with G. Rodney Lueth in substantially the form attached hereto as Exhibit "5".
                            -----------

     8.11   OTHER ACQUISITIONS, MERGERS, OR COMBINATIONS INVOLVING A PREMIER
            ----------------------------------------------------------------
COMPANY. Notwithstanding anything contained in this Agreement to the contrary,
-------
Premier or any Premier Company may enter into and consummate an acquisition, merger, or combination of, with, or involving any bank, bank holding company, thrift, thrift holding company, mortgage company, or other financial services company without the prior consent of Frederica.

     8.12 INDEMNIFICATION.
          ---------------

          (a) Subject to the terms and conditions of this Agreement, for a period of three (3) years from the Effective Time, Premier shall, and shall cause the Surviving Bank to, indemnify, defend and hold harmless each Person entitled to indemnification from Frederica (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of Frederica and the Financial Institutions Code of Georgia.

          (b) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by Premier in this section to a director or officer of Frederica, such director or officer of Frederica shall have delivered to Premier on or prior to the Effective Time a letter in substantially the form of Exhibit "3" attached hereto concerning
                                    -----------
claims such directors or officers may have against Frederica.

          (c) Frederica hereby represents and warrants to Premier that it has no knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by Premier to provide the indemnification required by this Section 8.12 other than as disclosed in the letters of the directors and executive officers referred to in Section 8.12(b) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

                                  ARTICLE IX
                                  ----------
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations
          ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approval.  The shareholders of Frederica shall have
              ---------------------
approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, the American Stock Exchange, Inc. or by the provisions of any governing instruments.

          (b) Regulatory Approvals.   All Consents of, filings and registrations
              ---------------------
with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals.  Each Party shall have obtained any and
              -----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d) Registration Statement.  The Registration Statement shall be
              -----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of the Premier Common Stock issuable pursuant to the Merger shall have been received.

          (e) Exchange Listing.  The shares of Premier Common Stock issuable
              -----------------
pursuant to the Merger shall have been approved for listing on the American Stock Exchange.

          (f) Tax Matters.  Premier and Frederica shall have received a written
              ------------
opinion of counsel from Womble Carlyle Sandridge & Rice, PLLC, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Frederica Common Stock for Premier Common Stock will not give rise to gain or loss to the shareholders of Frederica with respect to such exchange (except to the extent of any cash received), and (iii) neither Premier nor Frederica will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of Premier and Frederica reasonably satisfactory in form and substance to such counsel.

          (g) Affiliate Agreements.  The Parties shall have received from each
              ---------------------
affiliate of Frederica the affiliates agreement referred to in Section 8.9 hereof.

          (h) Pooling of Interests Letter.  The Parties shall have received a
              ----------------------------
letter from Ernst & Young, L.L.P., and from Schell & Hogan dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.2  CONDITIONS TO OBLIGATIONS OF PREMIER. The obligations of Premier to
          ------------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premier pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties.  For purposes of this Section
              -------------------------------
9.2(a), the accuracy of the representations and warranties of Frederica set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Frederica set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). Each and every other representation and warranty of Frederica set forth in Article V of this Agreement shall be true and correct.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ----------------------------------------
agreements and covenants of Frederica to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates.  Frederica shall have delivered to Premier (i) a
              -------------
certificate, dated as of the Effective Time and signed on its behalf by its president and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) a certificate, dated as of the Effective Time and signed on its behalf by its Secretary, which certificate shall include certified copies of resolutions duly adopted by Frederica's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified copies of Frederica's Articles of Incorporation, and certified copies of Frederica's Bylaws, all in such reasonable detail as Premier and its counsel shall request.

          (d) Opinion of Counsel.  Frederica shall have delivered to Premier an
              -------------------
opinion of Gilbert, Harrell, Gilbert, Sumerford & Martin, P.C., counsel to Frederica, dated as of the Effective Time, in form reasonably satisfactory to Premier, as to the matters set forth in Exhibit "2" hereto.
                                        -----------

          (e) Claims/Indemnification Letters.  Each of the directors and
              ------------------------------
officers of Frederica shall have executed and delivered to Premier letters in substantially the form of Exhibit "3" hereto.
                          -----------

          (f) Premier Fairness Opinion.  In the event Premier should elect to
              -------------------------
obtain a fairness opinion from a financial advisory firm of its choosing, then, in such event, Premier shall have received from such firm a letter, dated not more than five (5) business days prior to the date of the Registration Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Frederica shareholders in connection with the Merger is fair from a financial point of view, to the shareholders of Premier.

          (g) Litigation.  No preliminary or permanent injunction or other order
              -----------
by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Premier, it is not in the best interests of the shareholders of Premier to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Frederica's business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Frederica's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Premier based upon a legal opinion from counsel, could result in the relief sought being obtained.

          (h) G. Rodney Lueth Employment Agreement.  Premier, Frederica, and G.
              ------------------------------------
Rodney Lueth shall have entered into an employment agreement in substantially the form attached hereto as Exhibit "5."
                            ----------

     9.3  CONDITIONS TO OBLIGATIONS OF FREDERICA.  The obligations of
          --------------------------------------
Frederica to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Frederica pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties.  For purposes of this Section
              -------------------------------
9.3(a), the accuracy of the representations and warranties of Premier and PMB set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premier set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). Each and every other representation and warranty of Premier or PMB set forth in Article VI of this Agreement shall be true and correct.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ----------------------------------------
agreements and covenants of Premier to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates.  Premier shall have delivered to Frederica (i) a
              -------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) a certificate, dated as of the Effective Time and signed on its behalf by its Secretary, which certificate shall include certified copies of resolutions duly adopted by Premier's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified copies of Premier's Articles of Incorporation, and certified copies of Premier's Bylaws, all in such reasonable detail as Frederica and its counsel shall request.

          (d) Opinion of Counsel.  Premier shall have delivered to Frederica an
              -------------------
opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, dated as of the Effective Time, in form reasonably acceptable to Frederica, as to matters set forth in Exhibit "4" hereto.
             -----------

          (e) Frederica Fairness Opinion.  Frederica shall have received from
              --------------------------
Brown, Burke Capital Partners, Inc., a letter, dated not more than five (5) business days prior to the date of the Registration Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Frederica shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Frederica.

          (f) Litigation.  No preliminary or permanent injunction or other order
              ----------
by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Frederica, it is not in the best interests of the shareholders of Frederica to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Frederica's business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Frederica's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Frederica based upon a legal opinion from counsel, could result in the relief sought being obtained.

                                   ARTICLE X
                                   ---------
                                  TERMINATION
                                  -----------

     10.1 TERMINATION.  Notwithstanding any other provision of this Agreement,
          -----------
and notwithstanding the approval of this Agreement by the shareholders of Frederica, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Frederica and the Board of Directors of Premier; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in the material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger; or

          (c) By the Board of Directors of either Premier or Frederica (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in the material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Premier or Frederica in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in the material breach of any covenant or agreement contained in this Agreement) (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Frederica fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Financial Institutions Code of Georgia and the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Premier or Frederica in the event that the Merger shall not have been consummated on or before March 31, 1999, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Premier or Frederica (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in the material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Premier, at any time, if it determines in its sole discretion that the Merger cannot be accounted for as a "pooling of interests" transaction; or

          (h) By the Board of Directors of either Premier or Frederica, at any time and without liability, if the Average Closing Price of the Premier Common Stock, as reported on the American Stock Exchange, is less than $22.80.

     10.2 EFFECT OF TERMINATION.  In the event of the termination and
          ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article XI and Section 8.5(b) of this Agreement shall survive any such termination and abandonment.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.  The respective
          ---------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Section 8.9 of this Agreement.

                                  ARTICLE XI
                                  ----------
                                 MISCELLANEOUS
                                 -------------

     11.1 DEFINITIONS.  Except as otherwise provided herein, the capitalized
          -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ACQUISITION PROPOSAL" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving Frederica or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of Frederica.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Reorganization and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ALLOWANCE" shall have the meaning provided in Section 5.9 of this Agreement.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "AVERAGE CLOSING PRICE" shall have the meaning provided in Section 3.1(c) of this Agreement.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

     "CLOSING DATE" shall mean the date on which the Closing occurs.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

     "ENVIRONMENT" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

     "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the
                                                             -------
Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic
                                                            -------
Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing
                                           -------
regulations and state counterparts of such acts.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

     "EXCHANGE RATIO" shall have the meaning provided in Section 3.1 of this Agreement.

     "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

     "FREDERICA BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

     "FREDERICA COMMON STOCK" shall mean the $5.00 par value common stock of Frederica.

     "FREDERICA DISCLOSURE MEMORANDUM" shall mean the written information entitled "Frederica Disclosure Memorandum" delivered on or prior to the date of
                    ---------------------
this Agreement to Premier describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "FREDERICA ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

     "FREDERICA FINANCIAL STATEMENTS" shall mean (a) the balance sheets (including related notes and schedules, if any) of Frederica as of March 31, 1998 and as of December 31, 1997 and as of December 31, 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998, and for each of the three fiscal years ended December 31, 1997 included in the Frederica Disclosure Memorandum, and (b) the balance sheets
                          ---------------------
(including related notes and schedules, if any) of Frederica and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to March 31, 1998.

     "FREDERICA OPTIONS" shall have the meaning set forth in Section 3.4 of this Agreement.

     "FREDERICA STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Frederica disclosed in Section 5.14 of the Frederica Disclosure Memorandum.
          ----------------------

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code (Chapter 2 of Title 14 of the Official Code of Georgia).

     "GEORGIA CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by the Surviving Bank and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Sections 1.1 and 1.3 of this Agreement.

     "HAZARDOUS MATERIAL" shall mean any substance which is a "hazardous substance"or "toxic substance" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any
                                                             ------
other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws, polychlorinated biphenyls, and petroleum and petroleum products).

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.12 of this Agreement.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "MERGER" shall mean the merger of PMB with and into Frederica referred to in Section 1.1 of this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either Premier, PMB or Frederica, and "Parties" shall mean all of Premier, PMB and Frederica.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PMB COMMON STOCK" shall mean the no par value common stock of PMB.

     "PREMIER COMMON STOCK" shall mean the $1.00 par value common stock of Premier.

     "PREMIER COMPANIES" shall mean, collectively, Premier and all Premier Subsidiaries.

     "PREMIER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Premier Disclosure Memorandum" delivered on or prior to the date of this
         ---------------------
Agreement to Frederica describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "PREMIER FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Premier as of March 31, 1998, and as of December 31, 1997 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998, and for each of the three years ended December 31, 1997, as filed by Premier in SEC Documents and (b) the consolidated balance sheets (including related notes and schedules, if any) of Premier and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1998.

     "PREMIER SUBSIDIARIES" shall mean the Subsidiaries of Premier at the Effective Time.

     "PROXY STATEMENT" shall mean the proxy statement used by Frederica to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall be included in the Registration Statement of Premier relating to shares of Premier Common Stock to be issued to the shareholders of Frederica.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Premier under the 1933 Act with respect to the shares of Premier Common Stock to be issued to the shareholders of Frederica in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

     "REPRESENTATIVES" shall have the meaning provided in Section 8.7 of this Agreement.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Frederica to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING BANK" shall mean Frederica, as the surviving bank resulting from the Merger.

     "TAX" OR "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES.
          --------

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Proxy Statement and the Registration Statement.

          (b) Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party (i) an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents and (ii) (x) $50,000 if the breach is not willful or
(y) $500,000 if the breach is willful or this Agreement is terminated in contemplation of an Acquisition Proposal, which sums represent compensation for the non-breaching Party's loss as a result of the transactions contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.

     11.3 BROKERS AND FINDERS.  Each of the Parties represents and warrants
          -------------------
that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than Brown, Burke Capital Partners, Inc. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Premier or Frederica, each of Premier and Frederica, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT.  Except as otherwise expressly provided herein,
          ----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.10 of this Agreement.

     11.5 AMENDMENTS.  To the extent permitted by Law, this Agreement may
          ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Frederica Common Stock, there shall be made no amendment that pursuant to the Financial Institutions Code of Georgia or the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6 WAIVERS.
          -------

          (a) Prior to or at the Effective Time, Premier, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Frederica, to waive or extend the time for the compliance or fulfillment by Frederica of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Premier.

          (b) Prior to or at the Effective Time, Frederica, acting through its Board of Directors, president or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premier, to waive or extend the time for the compliance or fulfillment by Premier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Frederica under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Frederica.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT.  Except as expressly contemplated hereby, neither this
          ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     Premier:            Premier Bancshares, Inc.
                         2180 Atlanta Plaza
                         950 East Paces Ferry Road
                         Atlanta, Georgia  30326
                         Telecopy Number: (404) 814-3672

                         Attention:      Darrell D. Pittard
                                         Chairman and Chief Executive Officer

     Copy to Counsel:    Womble Carlyle Sandridge & Rice, PLLC
                         Suite 700
                         1275 Peachtree Street, N.E.
                         Atlanta, Georgia  30309
                         Telecopy Number: (404) 888-7490

                         Attention:      Steven S. Dunlevie, Esq.

     PMB:                PMB Acquisition Corp.
                         2180 Atlanta Plaza
                         950 East Paces Ferry Road
                         Atlanta, Georgia  30326
                         Telecopy Number: (404) 814-3672

                         Attention:      Darrell D. Pittard
                                         Chairman and Chief Executive Officer

     Copy to Counsel:    Womble Carlyle Sandridge & Rice, PLLC
                         Suite 700
                         1275 Peachtree Street, N.E.
                         Atlanta, Georgia  30309
                         Telecopy Number: (404) 888-7490

                         Attention:      Steven S. Dunlevie, Esq.

     Frederica:          Frederica Bank & Trust
                         1709 Frederica Road
                         St. Simons Island, Georgia 31522
                         Telecopy Number: (912) 634-9883

                         Attention:      G. Rodney Lueth
                                         President and Chief Executive Officer

     Copy to Counsel:    H. Hall Ware III, Esq.
                         Gilbert, Harrell, Gilbert, Sumerford & Martin, P.C.
                         NationsBank Plaza
                         777 Gloucester Street, Suite 200
                         Post Office Box 190
                         Brunswick, Georgia 31521-0190
                         Telecopy Number: (912) 264-3917

     11.9  GOVERNING LAW.  This Agreement shall be governed by and construed in
           -------------
accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10 COUNTERPARTS.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS.  The captions contained in this Agreement are for
           --------
reference purposes only and are not part of this Agreement.

     11.12 ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that irreparable
           ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 SEVERABILITY.  Any term or provision of this Agreement which is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                              PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt                 By: /s/ Darrell D. Pittard
_______________________                  ___________________________
Barbara J. Burtt                         Darrell D. Pittard
Secretary                                Chairman and Chief Executive Officer


[CORPORATE SEAL]


[CORPORATE SEAL]                     FREDERICA BANK & TRUST


                                     By: /s/ G. Rodney Lueth
                                         ___________________________
                                         G. Rodney Lueth
                                         President and Chief Executive Officer


ATTEST:                              PMB ACQUISITION CORP.


/s/ Barbara J. Burtt                 By: /s/ Darrell D. Pittard
_________________________                ___________________________
Barbara J. Burtt                         Darrell D. Pittard
Secretary                                Chairman and Chief Executive Officer


[CORPORATE SEAL]

                                                                       EXHIBIT 1
                                                                       ---------


                              AFFILIATE AGREEMENT


Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326

Frederica Bank & Trust
1709 Frederica Road
St. Simons Island, Georgia 31522


Ladies and Gentlemen:

     The undersigned is a shareholder of Frederica Bank & Trust ("Frederica"), a commercial bank organized and existing under the laws of the State of Georgia, and will become a shareholder of Premier Bancshares, Inc. ("Premier") pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of July 9, 1998 (the "Agreement"), by and between Frederica, Premier and PMB Acquisition Corp. ("PMB"). Under the terms of the Agreement, PMB and Frederica will be merged (the "Merger") and the shares of common stock of Frederica ("Frederica Common Stock") will be converted into shares of common stock of Premier ("Premier Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Premier regarding certain rights and obligations of the undersigned in connection with the shares of Premier to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and Premier hereby agree as follows:

          Affiliate Status.  The undersigned understands and agrees that as to
          ----------------
Frederica the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

          Initial Restriction on Disposition.  The undersigned agrees that the
          ----------------------------------
undersigned will not, except by operation of law, by will or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Premier Common Stock into which the undersigned's shares of Frederica Common Stock are converted upon consummation of the Merger until such time as Premier notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Premier and Frederica. Premier agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Premier containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

          Covenants and Warranties of Undersigned.  The undersigned represents,
          ---------------------------------------
warrants and agrees that:

          (a) During the 30 days immediately preceding the effective time of the Merger, the undersigned will not, except by operation of law, by will, or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Frederica Common Stock beneficially owned by the undersigned as of the date of the shareholders' meeting of Frederica held to approve the Merger.

          (b) The Premier Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

          (c) The undersigned understands that any distribution by the undersigned of the Premier Common Stock has not been registered under the 1933 Act and that shares of Premier Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned
                                                          ---------------
     understands that Premier is under no obligation to file a registration
     ----------------------------------------------------------------------
     statement with the SEC covering the disposition of the undersigned's shares
     ---------------------------------------------------------------------------
     of Premier Common Stock.
     ------------------------

          (d) The undersigned is aware that the Merger is to be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those who dissent from the Merger, there is no plan or intention on the part of the Frederica shareholders to sell or otherwise dispose of the Premier Common Stock to be received in the Merger that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of the total fair market value of the Frederica Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of the undersigned's Premier Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

     4.   Restrictions on Transfer.  The undersigned understands and agrees that
          ------------------------
stop transfer instructions with respect to the shares of Premier Common Stock received by the undersigned pursuant to the Merger will be given to Premier's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Premier has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (a) covered by an effective registration statement under the Securities Act of 1933, as amended,
          (b) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Premier) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Premier) of the Rules and Regulations of such Act, or (c) in accordance with a legal opinion satisfactory to counsel for Premier that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing Premier securities issued subsequent to the original issuance of Premier Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as Premier Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Premier Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Premier, upon the request of the undersigned, will cause the certificates representing the shares of Premier Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Premier of an opinion of its counsel to the effect that such legend may be removed.

     5.   Understanding of Restrictions on Dispositions.  The undersigned has
          ---------------------------------------------
carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Premier Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for Frederica.

     6.   Filing of Reports by Premier.  Premier agrees, for a period of two
          ----------------------------
years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Premier Common Stock issued to the undersigned pursuant to the Merger.

     7.   Transfer Under Rule 145(d).  If the undersigned desires to sell or
          --------------------------
otherwise transfer the shares of Premier Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for the Premier Common Stock together with such additional information as the transfer agent may reasonably request. If Premier's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Premier shall cause such counsel to provide such opinions as may be necessary to Premier's transfer agent so that the undersigned may complete the proposed sale or transfer.

     8.   Acknowledgments.  The undersigned recognizes and agrees that the
          ---------------
foregoing provisions also apply to (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative who collectively owns at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Premier or becomes a director or officer of Premier upon consummation of the Merger, among other things, any sale of Premier Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     9.   Miscellaneous.  This Affiliate Agreement is the complete agreement
          -------------
between Premier and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

This Affiliate Agreement is executed as of the_____ day of _______________, 1998.

                                    Very truly yours,


                                    ___________________________________
                                    Signature

                                    ___________________________________
                                    Print Name

AGREED TO AND ACCEPTED as of
______________________, 1998.


PREMIER BANCSHARES, INC.


By:__________________________________
     Darrell D. Pittard, Chairman and
     Chief Executive Officer



AGREED TO AND ACCEPTED as of
______________________, 1998.


FREDERICA BANK & TRUST


By:________________________________
     G. Rodney Lueth, President and
     Chief Executive Officer

                                                                       EXHIBIT 2
                                                                       ---------

                              MATTERS AS TO WHICH
                        COUNSEL TO FREDERICA WILL OPINE*

     1. Frederica is a commercial bank duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

     2. Frederica's authorized capital stock consists of 5,000,000 shares of Frederica Common Stock, of which ________shares were outstanding as of the date hereof. The outstanding shares of Frederica Common Stock are duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Frederica Common Stock has been issued in violation of any statutory preemptive rights. Except as disclosed in Frederica's Disclosure Memorandum to our
                                            ---------------------
knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Frederica to issue equity securities or acquire its equity securities.

     3. The execution and delivery by Frederica of the Agreement do not, and if Frederica were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Frederica, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Frederica is a party or by which Frederica is bound.

     4. Frederica has duly authorized the execution and delivery of the Agreement and all performance by Frederica thereunder, and has duly executed and delivered the Agreement.

     5. The Agreement is enforceable against Frederica in accordance with its respective terms.



______________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 3
                                                                       ---------

                         CLAIMS/INDEMNIFICATION LETTER

                         _______________________, 1998

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326


Ladies and Gentlemen:

     This letter is delivered pursuant to Section 9.2(e) of the Agreement and Plan of Reorganization (the "Agreement"), dated as of July 9, 1998, by and between Frederica Bank & Trust ("Frederica"), Premier Bancshares, Inc. ("Premier") and PMB Acquisition Corp. ("PMB") which provides for the merger (the "Merger") of PMB with and into Frederica.

     Concerning claims which I may have against Frederica in my capacity as an officer or director:

          (a) Premier shall assume all liability (to the extent Frederica was so liable) for claims for indemnification arising under Frederica's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to Premier, as existing on July 9, 1998, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger.

          (b) In my capacity as an officer or a director, I am not aware that I have any claims (other than those referred to in paragraph (a) above) against Frederica (other than routine deposit, loan and other banking services conducted in the ordinary course of business with Frederica); and

          (c) I hereby release Frederica from any and all claims which I am aware that I have against it in my capacity as an officer or a director, other than those referred to in paragraph (a) above.

     By executing this letter on behalf of Frederica, you shall acknowledge the assumption by Premier of the liabilities described in paragraph (a) above.

                              Sincerely,

                                    __________________________________
                                    Signature of Officer or Director

                                    __________________________________
                                    Printed Name of Officer or Director


     On behalf of Premier, I hereby acknowledge receipt of this letter and affirm the assumption by Premier of the liabilities described in paragraph (a) above, as of this ______ day of __________________, 1998.


                              PREMIER BANCSHARES, INC.


                              By:
                                  ______________________________________
                                  Darrell D. Pittard, Chairman and Chief
                                  Executive Officer

                                                                       EXHIBIT 4
                                                                       ---------
                              MATTERS AS TO WHICH
                         COUNSEL TO PREMIER WILL OPINE*

     1. Premier is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

     2. PMB Acquisition Corp. is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

     3. Premier's authorized capital stock consists of 60,000,000 shares of Premier Common Stock, of which ______ shares were outstanding as of the date hereof and 2,000,000 shares of Premier Preferred Stock of which 40,770 shares were outstanding as of the date hereof. None of the outstanding shares of Premier Common Stock has been, and none of the shares of Premier Common Stock to be issued in exchange for shares of Frederica Common Stock upon consummation of the Merger will be, issued in violation of any statutory or preemptive rights. Except as previously disclosed in writing to Frederica, to our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Premier to issue equity securities or acquire its equity securities.

     4. The execution and delivery by Premier and PMB of the Agreement, do not, and if Premier and PMB were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of any Premier Company, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which a Premier Company is a party or by which a Premier Company is bound.

     5. Premier has duly authorized the execution and delivery of the Agreement and all performance by Premier thereunder and has duly executed and delivered the Agreement. PMB has duly authorized the execution and delivery of the Agreement and all performance by PMB thereunder and has duly executed and delivered the Agreement.

     6. The Agreement is enforceable against Premier and PMB in accordance with its terms.

______________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 5
                                                                       ---------


                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS AGREEMENT ("Agreement") is made and entered into effective as of the ___ day of ______________, 1998 (the "Effective Date"), by and among PREMIER BANCSHARES, INC., a Georgia corporation ("the Company"); FREDERICA BANK & TRUST, a Georgia chartered commercial bank ("Employer"); and G. RODNEY LUETH ("Employee").

                              W I T N E S S E T H:

          WHEREAS, as of the Effective Date, Employer became a wholly owned banking subsidiary of the Company;

          WHEREAS, the Board of Directors of Employer considers the establishment and maintenance of highly competent and skilled management personnel for Employer to be essential to protecting and enhancing its best interests;

          WHEREAS, the Boards of Directors of Employer and the Company are desirous of inducing Employee to remain in the employ of Employer, subject to the terms and conditions hereof;

          WHEREAS, Employee is desirous of remaining in the employ of Employer, subject to the terms and conditions hereof;

          WHEREAS, the Company has joined in this Agreement for the purpose, inter alia, of granting the stock options referred to in paragraph 4(b) of this Agreement; and

          WHEREAS, the parties agree that the provisions of this Agreement shall control with respect to the rights and obligations of the parties resulting from the employment of Employee by Employer;

          NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1.   Definitions.  The following terms used in this Agreement shall have
          -----------
the following meanings:

          (a) "Base Salary" shall mean the annual compensation (excluding Incentive Compensation as defined in (c) of this paragraph and other benefits) payable or paid to Employee pursuant to paragraph 4(a) of this Agreement.

          (b) "Event of Termination" shall mean the termination of Employee's employment under this Agreement for any reason other than Termination for Cause as defined in (d) of this paragraph.

          (c) "Incentive Compensation" shall mean that compensation payable or paid to Employee pursuant to paragraph 4(c) of this Agreement.

          (d) "Termination for Cause" shall have the meaning provided in paragraph 6(a) of this Agreement.

     2.   Employment.  Employer agrees to continue Employee in its employ, and
          ----------
Employee agrees to remain in the employ of Employer, as President of Employer, for the period stated in paragraph 3(a) hereof and upon the other terms and conditions herein provided. Employee agrees to perform faithfully such services as are reasonably consistent with his position and shall from time to time be assigned to him by the Board of Directors of Employer in a trustworthy and businesslike manner for the purpose of advancing the interests of Employer.
The Board of Directors of Employer may also from time to time change Employee's position or alter his duties and responsibilities and assign a new position or new duties and responsibilities that are similar in scope and nature to Employee's existing position, duties and responsibilities without invalidating this Agreement or effecting the termination of Employee. At all times, Employee shall manage and conduct the business of Employer in accordance with the policies established by the Board of Directors of Employer, and in compliance with applicable regulations promulgated by governing regulatory agencies. Responsibility for the supervision of Employee shall rest with the Board of Directors of Employer, which shall review Employee's performance at least annually. The Board of Directors of Employer shall also have the authority to terminate Employee, subject to the provisions outlined in paragraph 6 of this Agreement.

     3.   Term and Duties.
          ---------------

          (a) Term of Employment.  This Agreement and the period of Employee's
              ------------------
     employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue under the terms of this Agreement, but may be terminated by either party upon ninety (90) days' prior written
                                                    --
     notice.

          (b) Performance of Duties.  During the period of employment hereunder,
              ---------------------
     except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, Employee shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. Employee shall be entitled to reasonable participation as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflict of interest with Employer, or otherwise unfavorably affect the performance of Employee's duties pursuant to this Agreement.

          (c) Office of Employee.  The office of Employee shall be located at
              ------------------
     Employer's office in St. Simons, Georgia, or at such other location within the State of Georgia as Employer may from time to time designate; provided, however, that, in the event such relocation is to an office more than thirty-five (35) miles from the St. Simons office and Employee elects to
                  --
     move his principal residence, the Employer shall reimburse Employee for all his reasonable moving expenses.

          (d) No Other Agreement.  The Employee shall have no employment
              ------------------
     contract or other written or oral agreement concerning employment with any entity or person other than Employer, the Company and/or the Company's subsidiaries during the term of his employment under this Agreement.

          (e) Uniqueness of Employee's Services.  Employee hereby represents
              ---------------------------------
     that the services to be performed by him under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages and in an action at law. Accordingly, Employee expressly agrees that Employer and/or the Company, in addition to any rights or remedies which Employer and/or the Company may possess, shall be entitled to injunctive and other equitable relief to prevent the breach of this Agreement by Employee.

     4.   Compensation.
          ------------

          (a) Salary.  Subject to the provisions of paragraph 6 hereof, Employer
              ------
     shall pay Employee, as compensation for serving as President of Employer, an initial Base Salary of $132,000; such initial Base Salary, or any
                               --------
     increased Base Salary, shall be payable in substantially equal installments in accordance with the Employer's normal pay practices, but not less frequently than monthly. Employee's Base Salary and any Incentive Compensation (as defined in paragraph 4(c) hereof) shall be reviewed and approved at least annually during the first quarter of each calendar year (with the initial review, approval, and implementation occurring no later than March 31, 1999) by the Boards of Directors of Employer and the Company, or any committee(s) designated thereby. Said Boards or Committee(s), if warranted in their discretion, may increase (but may not decrease) Employee's Base Salary to reflect Employee's performance.

          (b)  Stock Options.
               -------------

               (i) In recognition of the services to be provided by Employee to Employer and as an incentive for Employee to remain in the employ of Employer, the Company shall grant to Employee on the Effective Date of this Agreement, pursuant to the Company's 1997 Stock Option Plan (as amended and restated) [the "Plan"], an incentive option to purchase 5,000 shares of the Company's common stock at an exercise price equal
          -----
          the option price for an incentive option under the Plan and subject to the provisions of the Plan relating to the grant of incentive options. One-half of said option shall vest on the first anniversary of the Effective Date and the remaining portion of said option shall vest on the second anniversary of the Effective Date.

               (ii) In recognition of the services to be provided by Employee to Employer and as an incentive for Employee to remain in the employ of Employer, the Company shall grant to Employee, within sixty (60) days
                                                                       --
          following the Effective

          Date of this Agreement, a non-qualified option to purchase 30,000
                                                                     ------
          shares of the Company's common stock at an exercise price to be determined by subtracting twelve dollars ($12.00) from the average
                                                    ------
          closing price for the Company's common stock, as reported by the American Stock Exchange during the ten (10) consecutive trading days
                                                  --
          immediately prior to the Effective Date. The above-referenced options shall vest on the earlier to occur of: (A) twelve (12) months from the
                                                             --
          Effective Date of this Agreement, provided Employee continues in the employ of Employer pursuant to the terms of this Agreement; or (B) termination of this Agreement by Employer other than as a result of a Termination for Cause pursuant to paragraph 6(a) of this Agreement. Except as modified by paragraph 6(a) of this Agreement, the non-qualified options to be granted hereunder may be exercised by Employee at any time and from time to time during the ten (10) year period
                                                            --
          following the vesting of such options, in whole or in part, upon payment of the exercise price for the number of shares of stock being acquired pursuant to such exercise.

          (c) Incentive Compensation.  During the Term of Employment and in
              ----------------------
     addition to the aforesaid Base Salary, Employee shall be entitled to such additional Incentive Compensation as may be awarded from time to time by the Boards of Directors of Employer and/or the Company or any committee(s) designated thereby in their discretion. As Incentive Compensation, it is contemplated that Employee will be awarded a target bonus of no less than ten percent (10%) and no greater than thirty percent (30%) of his then
                  ---                                      ---
     current Base Salary upon the attainment, in the discretion of the Boards of Directors of Employers and/or the Company or any committee(s) designated thereby, of Employee's individual performance goals and certain specified corporate objectives. Notwithstanding anything contained in this Agreement to the contrary, any increase to Employee's Base Salary and any Incentive Compensation paid to Employee shall be (i) in compliance with regulations, pronouncements, directives, or orders issued or promulgated by any governing regulatory agency and with any agreements by and between Employer and/or the Company and such regulatory agencies,
     (ii) consistent with the safe and sound operation of Employer and the Company, (iii) closely monitored by the Boards of Directors of Employer and the Company and (iv) comparable to such compensation paid to persons of similar responsibilities and duties in other insured institutions of similar size, in similar locations, and under similar circumstances including financial condition and profitability.

          (d) Reimbursement of Expenses.  Employer shall pay or reimburse
              -------------------------
     Employee for all reasonable travel and other expenses incurred by Employee in the performance of his obligations and duties under this Agreement as provided in the applicable policies of Employer, as currently adopted or as may be adopted in the future by the Board of Directors of Employer.

          (e) Provision for Business Development Expenses.  In addition to the
              -------------------------------------------
     foregoing, Employer believes that its best interests will be more fully served if Employee maintains active membership in or joins appropriate business or social clubs and other professional associations. Accordingly, Employer shall also reimburse Employee for the dues and business related expenditures associated with Employee's membership in the Sea Island Club and such appropriate business or other social clubs and professional associations which are commensurate with his positions and approved by the Board of Directors of Employer.

          (f) Provision of Automobile.  Employer shall, on the Effective Date of
              -----------------------
     this Agreement, provide, for Employee's use, a 1996 Lincoln Towne Car, or other similar automobile appropriate for Employee's title and position. Employer and/or Holding Company shall also provide reimbursement relating to the operation and maintenance of any automobile provided by Employer and shall maintain automobile liability insurance to protect Employee, Employer and/or the Company, as their respective interests may appear, against claims arising out of the use of said automobile (or any other motor vehicle) in the course of Employee's employment hereunder.

          (g) "Golden Parachute" Provision.  Notwithstanding anything contained
              ----------------------------
     in this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise to Employee, are subject to and conditioned upon their compliance with 12 U.S.C. (S) 1828(k) and any regulations promulgated thereunder. Employer and Company each represent that none of the events or circumstances described in 12 C.F.R. 359.1(f)(ii) exists or that the agreement to make payments hereunder is entered into in contemplation of such events.

     5.   Participation in Benefit Plans.
          ------------------------------

          (a) Incentive, Savings and Retirement Plans.  During the employment
              ---------------------------------------
     period, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of Employer, on the same basis as such other senior executive officers, and, unless prohibited by such incentive, savings and retirement plans.

          (b) Welfare Benefit Plans.  During the employment period, Employee
              ---------------------
     and/or Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Employer to the extent applicable generally to senior executive officers of Employer.

          (c) Fringe Benefits.  During the employment period, Employee shall be
              ---------------
     entitled to receive fringe benefits in accordance with the policies, practices and procedures of Employer to the extent applicable generally to other senior executive officers of Employer. In the event that Employee, as of the Effective Date, is covered by a split-dollar or similar life insurance program, Employer shall continue such coverage during the employment period. Employee shall have the option in his sole discretion to have such policy or policies transferred to him upon termination of his employment, provided that Employee pays to Employer the full value of Employer's interest in such policy or policies.

     6.   Payments to Employee Upon Termination of Employment.  The Boards of
          ---------------------------------------------------
Directors of Employer and the Company may terminate Employee's employment under this Agreement at any time upon ninety (90) days' prior written notice; but any
                                        --
termination other than Termination for Cause shall not prejudice Employee's right to compensation or other benefits under this Agreement. Employee may voluntarily terminate his employment under this Agreement upon ninety (90) days'
                                                                       --
prior written notice. The rights and obligations of Employer and/or the Company and Employee in the event of such termination are set forth in this paragraph 6 as follows:

          (a) Termination for Cause.  Employee shall have no right to
              ---------------------
     compensation or other benefits for any period after a Termination for Cause except that Termination for Cause shall not affect the right of Employee to exercise any vested options referred to in paragraph

     4(b) hereof to the extent vested, provided that such options shall, notwithstanding anything contained in paragraph 4(b) hereof to the contrary, be exercised within ninety (90) days following Termination for
                                           --
     Cause; and further, except that, Termination for Cause shall not affect rights provided under the various employee benefit plans referred to in paragraph 5 hereof to the extent rights or benefits are accrued prior to such termination. For purposes of this Agreement, "Cause" shall mean:

               (i) the willful and continued failure of Employee to perform Employee's duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to Employee by the Board of Employer which specifically identifies the manner in which the Board believes that Employee has not performed Employee's duties;

               (ii) Employee's personal dishonesty, willful misconduct, or breach of a fiduciary duty from which he derives a personal profit;

               (iii) Employee's willful violation of any law, rule or regulation (other than traffic violations or similar offenses) involving moral turpitude or which represents reckless disregard for principles of safety and soundness applicable to banks, or any final cease and desist order; or

               (iv) Employee's willful breach of any material term or condition of this Agreement.

     For purposes of this provision, no act or failure to act, on the part of Employee, shall be considered "willful" or a breach of fiduciary duty unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee's action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Employer or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer. The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Employer at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

          (b) Event of Termination.  Upon the occurrence of an Event of
              --------------------
     Termination, Employer shall pay to Employee, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims for salary, a severance payment equal to ninety (90) days' Base
                                                             --
     Salary plus the pro-rata portion of the Incentive Compensation to which Employee would have been entitled had he remained an employee throughout the period for which Incentive Compensation is calculated.

     7.   Regulatory Suspension.
          ---------------------
          (a) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of Employer by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (S) 1818(e)(3) or (g)(1), the obligations of Employer and the Company under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer and/or the Company may in their discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended. Vested rights of Employee shall not otherwise be affected.

          (b) If Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of Employer by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (S) 1818(e)(4) or (g)(1), all obligations of Employer and the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

     8.   Nondisclosure of Confidential Information.   Employee acknowledges
          -----------------------------------------
that, as an officer of Employer, he will have access to certain confidential or proprietary information possessed by Employer or the Company or relating to its or their business, or the business of any subsidiary of the Company, and including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs, financial information and data, business acquisition plans, and new personnel acquisition plans, some of which information would constitute a trade secret under the common law or statutory law of the State of Georgia ("Confidential Information"). Employee understands and agrees that the Confidential Information constitutes a valuable asset of

Employer and the Company, respectively, and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that for one (1) year period
                                                           -
thereafter (the "Restricted Period"), reveal, divulge, or disclose to any person not expressly authorized by Employer or the Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of Employer or the Company. Notwithstanding anything contained herein to the contrary, Employee shall not be restricted form disclosing or using Confidential Information that:
(i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee or his agent; (ii) becomes available to Employee in a manner that is not in contravention of applicable law from a source (other than Employer or the Company or one of its or their officers, employees, agents or representatives) that is not bound by a confidential relationship with Employer or the Company or by a confidentiality or other similar agreement; (iii) was known to Employee on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Employee by Employer or the Company or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide Employer and the Company, as the case may be, with prompt notice of such requirement so that Employer or the Company, as the case may be, may seek an appropriate protective order prior to any such required disclosure by Employee.

     9.   Source of Payments.  All payments provided in paragraphs 4 and 6
          ------------------
hereof shall be paid in cash from the general funds of Employer as provided herein (with the exception of the stock options referred to in paragraph 4(b) of this Agreement to be granted to Employee by the Company), and no special or separate fund shall be established by Employer or the Company, and no other segregation of assets shall be made to assure payment. Employee shall have no right, title, or interest in or to any investments which Employer and/or the Company may make to meet the obligations hereunder.

     10.  Injunctions.  In view of the irreparable harm and damage which
          -----------
Employer and the Company would sustain as a result of a breach by Employee of the covenants or agreements under paragraph 8 hereof, and in view of the lack of an adequate remedy at law to protect Employer's and the Company's interests, Employer and the Company shall have the right to receive, and Employee hereby consents to the issuance of, a permanent injunction enjoining Employee from any violation of the covenants and agreements set forth in paragraph 8 hereof. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which Employer and/or the Company are or may be entitled at law or in equity respecting this Agreement.

     11.  Attorneys' Fees.  In the event any party hereto is required to engage
          ---------------
in legal action against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, and such action results in a final judgment in favor of one or more parties, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending its or his rights hereunder in the event the court determines that the actions of the party or parties against whom final judgment is obtained were reckless, or in willful disregard of the obligations of this Agreement, or the court otherwise so orders.

     12.  Federal Income Tax Withholding.  Employer and the Company may withhold
          ------------------------------
from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     13.  Effect of Prior Agreements.  This Agreement contains the entire
          --------------------------
understanding between the parties hereto and supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by, between, or among Employer and/or the Company and Employee.

     14.  General Provisions.
          ------------------

          (a) Nonassignability.  Neither this Agreement nor any right or
              ----------------
     interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the written consent of Employer and the Company; provided, however, that nothing in this paragraph 14(a) shall preclude (i) Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto. Employer may assign this Agreement without the consent of Employee.

          (b) No Attachment.  Except as required by law, no right to receive
              -------------
     payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

          (c) Binding Agreement.  This Agreement shall be binding upon, and
              -----------------
     inure to the benefit of, Employer, the Company and Employee and their respective heirs, successors, assigns, and legal representatives.

     15.  Modification and Waiver.
          -----------------------

          (a) Amendment of Agreement.  This Agreement may not be modified or
              ----------------------
     amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.

          (b) Waiver.  No term or condition of this Agreement shall be deemed to
              ------
     have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     16.  Severability.  If for any reason any provision of this Agreement is
          ------------
held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

     17.  Headings.  The headings of paragraphs herein are included solely for
          --------
convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     18.  Governing Law.  This Agreement has been executed and delivered in the
          -------------
State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

     19.  Rights of Third Parties.  Nothing herein expressed or implied is
          -----------------------
intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

     20.  Notices.  All notices, requests, demands, and other communications
          -------
provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

          To Employer:        Chairman of the Board
                              Frederica Bank & Trust
                              1709 Frederica Road
                              St. Simons, Georgia  31522-2513

          To the Company:     Chairman of the Board and Chief Operating Officer
                              Premier Bancshares, Inc.
                              2180 Atlanta Plaza
                              950 East Paces Ferry Road
                              Atlanta, Georgia  30326

          Copied to the
          Company's counsel:  Steven S. Dunlevie, Esq.
                              Womble Carlyle Sandridge & Rice, PLLC
                              Suite 700
                              1275 Peachtree Street
                              Atlanta, Georgia 30309

          To Employee:        Mr. G. Rodney Lueth
                              103 Prestwick
                              St. Simons, Georgia  31522

Any notice to Employer is ineffective if not also served on the Company and its counsel.

          IN WITNESS WHEREOF, Employer and the Company have caused this Agreement to be executed and their seal to be affixed hereunto by their duly authorized officers, and Employee has signed this Agreement, as of the Effective Date.

ATTEST:                             PREMIER BANCSHARES, INC.


______________________________      By:_______________________________________
Secretary                                 Robert C. Oliver
(CORPORATE SEAL)                          Chief Operating Officer


ATTEST:                             FREDERICA BANK & TRUST


______________________________      By:_______________________________________
Secretary                                 G. Rodney Lueth
(BANK SEAL)                               President


______________________________      _____________________________________(SEAL)
Witness                             G. RODNEY LUETH

            FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


          This First Amendment (the "First Amendment") to Agreement and Plan of Reorganization (the "Agreement"), dated July 9, 1998, by and between Premier Bancshares, Inc. ("Premier"), PMB Acquisition Corp. ("PMB") and Frederica Bank & Trust ("Frederica"), is made and entered into as of the 28th day of September, 1998. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

          WHEREAS, the parties desire to amend the Agreement for the purpose of amending the definition of Exchange Ratio contained in the Agreement, and to amend a right of termination based upon the average closing price of the Premier Common Stock; and

          WHEREAS, the Boards of Directors of Premier, PMB and Frederica have approved the Agreement and this First Amendment;

          NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of amending the Agreement, Premier, PMB and Frederica agree as follows:

          1. That Section 3.1(c) of the Agreement be deleted in its entirety and the following new Section 3.1(c) shall be inserted in lieu thereof:

               (c) Each share of Frederica Common Stock (excluding shares held by Frederica or by any Premier Company, which shares shall be canceled as provided in Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 2.10 shares of Premier Common Stock (the "Exchange Ratio").

          2. That Section 10.1(h) of the Agreement be deleted in its entirety and the following new Section 10.1(h) be inserted in lieu thereof:

               (h) By the Board of Directors of Frederica, in the event both of the following conditions are satisfied:

                    (i) if the Average Closing Price of the Premier Common Stock
               is less than $18.00 per share; and

                    (ii)(A) the quotient obtained by dividing the Average
               Closing Price by $21.125 (such number being referred to herein as the "Premier Ratio") shall be less than (B) the quotient obtained by dividing the Index Price at the close of trading on the trading day immediately preceding the Effective Time by the Index Price at the close of trading on September 24, 1998 and subtracting .10 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio").

     For purposes of this Section 10.1(h), the following terms shall have the meanings indicated:

     "Average Closing Price" shall mean the average of the last sales prices of Premier Common Stock as reported on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the ten consecutive full trading days in which such shares are traded on the American Stock Exchange, ending at the close of trading on the trading day immediately preceding the Effective Time.

     "Index Group" shall mean the 14 bank and thrift holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since September 24, 1998 and before the Effective Time, any public announcement of a proposal for such to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding share of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 14 bank and thrift holding companies and the weights attributed to them are as follows:

     Bank or Thrift Holding Companies              Weighting
     --------------------------------              ---------

     Alabama National Bancorporation                  5.7%
     First United Bancshares, Inc.                   12.4%
     Capital City Bank Group, Inc.                    5.4%
     Hamilton Bancorp Inc.                            5.5%
     Republic Banking Corporation                     4.7%
     Republic Bancshares, Inc.                        4.6%
     Republic Security Financial Corporation          4.6%
     Century South Banks, Inc.                        7.4%
     Area Bancshares Corporation                      8.4%
     Community Trust Bancorp, Inc.                    5.4%
     First Liberty Financial Corporation              5.6%
     Triangle Bancorp, Inc.                           7.5%
     Carolina First Corporation                       8.5%
     F&M National Corporation                        14.3%
                                                     -----
                                                    100.0%

     "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

     If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, stock-split, combination, exchange of shares, or similar transaction between the date of this First Amendment and the Effective Time, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this
     Section 10.1(h).

     3. In the event Frederica elects to terminate the Agreement pursuant to the provisions of Section 10.1(h) of the Agreement, as amended by this First Amendment, Frederica shall pay to Premier the reasonable, documented expenses incurred by Premier in connection with the transactions contemplated by the Agreement up to a maximum amount of $75,000. This amount shall be paid by Frederica to Premier within ten (10) days of said termination.

     Except as specifically amended herein the Agreement shall otherwise remain in full force and effect.

     The parties further agree that this First Amendment may be signed in any number of counterparts and delivery of such counterparts may be effected by a facsimile transmission thereof; and any such facsimile counterpart shall be deemed to be an original, with the same effect as if the signatures thereto were upon the same original document.

     IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized officers as of the date first shown above.

Attest:                                  PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt                     /s/ Darrell D. Pittard
--------------------------------         --------------------------------------
Barbara J. Burtt, Secretary              Darrell D. Pittard, Chairman and Chief
                                         Executive Officer

     [CORPORATE SEAL]


Attest:                                  FREDERICA BANK & TRUST


/s/  Rees M. Sumerford                   /s/ G. Rodney Lueth
--------------------------------         --------------------------------------
Secretary                                G. Rodney Lueth, President and Chief
                                         Executive Officer

          [BANK SEAL]

Attest:                                  PMB ACQUISITION CORP.


/s/ Barbara J. Burtt                     /s/ Darrell D. Pittard
--------------------------------         --------------------------------------
Barbara J. Burtt, Secretary              Darrell D. Pittard, Chairman and Chief
                                         Executive Officer

          [CORPORATE SEAL]

                                                                      APPENDIX B



         SECTION 7-1-537 OF THE FINANCIAL INSTITUTIONS CODE OF GEORGIA

                                      AND

                     TITLE 14, CHAPTER 2, ARTICLE 13 OF THE

                       GEORGIA BUSINESS CORPORATION CODE

                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

          SECTION 7-1-537 OF THE FINANCIAL INSTITUIONS CODE OF GEORGIA

(S) 7-1-537 - RIGHTS OF DISSENTING SHAREHOLDERS; SURRENDER OF CERTIFICATES

(a) A shareholder of a bank or trust company which is a party to a plan of proposed merger or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the "Georgia Business Corporation Code."

(b) The bank or trust company into which the other or others have been merged or consolidated, as the case may be, shall have the right to require the return of the original certificates of stock held by each shareholder in each or either of the institutions and in lieu thereof:

     (1) To issue to each shareholder new certificates for such number of shares of the institution into which the others shall have been merged or consolidated; or

     (2) To cause to be paid or delivered to each shareholder the amount of cash or securities of any other corporation or combination of cash and such securities as, under the plan of merger or consolidation, the said shareholder may be entitled to receive.


         CHAPTER 2 OF TITLE 14 OF THE GEORGIA BUSINESS CORPORATION CODE

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 14-2-1301.  DEFINITIONS.

     As used in this article, the term:

     a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

     c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     h. "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302.  RIGHT TO DISSENT.

     a. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with the procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporation action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenter's rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action created dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must;

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

(S) 14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S) 14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S) 14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


PART 3.  JUDICIAL APPRAISAL OF SHARES.

(S) 14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provide din this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S) 14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also asses the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S) 14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      APPENDIX C

______________ __, 1998



Board of Directors
Frederica Bank & Trust
1709 Frederica Road
St. Simon's Island, Georgia 31522


Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the shareholders and optionholders of Frederica Bank & Trust (the "Company"), from a financial point of view, of the per share purchase price and terms (the "Per Share Purchase Price and Terms") provided for in the Agreement and Plan of Reorganization (the "Merger Agreement") dated July 9, 1998 and as amended on ___________ between the Company and Premier Bancshares, Inc. ("PMB"). The Merger Agreement provides for a merger (the "Merger") of the Company and PMB pursuant to which the common shareholders of the Company will receive 2.1000 PMB common shares (the "Exchange Ratio") for each fully diluted common share. Optionholders shall receive 2.1000 option shares to purchase PMB common stock for each option share currently held, the exercise price of which shall be the current exercise price divided by the Exchange Ratio. Termination rights to the Merger are available to the Company as fully described in the Merger Agreement, if the trading price of PMB common stock for a defined period prior to the effective date of the Merger has declined below $18 per share and the decline since September 24, 1998 exceeds by more then 10% the decline in value for a group of comparable bank holding companies over the same period.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to PMB and the Company. We have also reviewed certain other information, including financial forecasts and budgets, provided to us by PMB and the Company, and have discussed with the Company's management the business and prospects of the Company.

We have also considered certain financial and stock market data of PMB and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material aspects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of PMB's and the Company's management as to the future financial performance of PMB and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of PMB or the Company and we have assumed that

Board of Directors
Fredericks Bank & Trust

_______________, 1998

the aggregate allowances for loan losses for PMB and the Company are adequate to cover such losses. We have solicited third party indications of interest in acquiring the Company and have considered the results of that solicitation in arriving at our opinion.

It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the PMB common stock necessarily will be when the PMB common stock is issued to the stockholders of the Company upon consummation of the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

We agree to the inclusion of this opinion letter in the Proxy
Statement/Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Purchase Price and Terms of the Merger are fair to the common shareholders and optionholders of the Company from a financial point of view.



Very truly yours,



BROWN, BURKE CAPITAL PARTNERS, INC.